Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

Among

PIERRE NEWCO I, LLC,

PIERRE NEWCO II, LLC,

ZARTIC, INC.,

ZAR TRAN, INC.,

JEM SALES, INC.,

MNM LEASING COMPANY, LLC,

JAMES E. MAUER,

JEFFREY J. MAUER,

CHRISTOPHER W. MAUER,

AND

TAMARA L. MAUER

Dated as of November 3, 2006

Section 4.03	Consents and Approvals; No Violation.	35
Section 4.04	Certain Fees and Liabilities.	35

ARTICLE 5. PRE-CLOSING COVENANTS		36
Section 5.01	Interim Operations of the Companies.	36
Section 5.02	Access to Information.	37
Section 5.03	Notice of Certain Events.	37
Section 5.04	Efforts to Consummate Transactions.	38
Section 5.05	No Solicitation or Negotiation.	38
Section 5.06	Affiliate-Owned Real Property and Owned Real Property.	38
Section 5.07	Affiliate-Owned Personal Property.	41
Section 5.08	JEM Sales Metal Building; Removal of Certain Assets	40
Section 5.09	Supplemental Disclosure	42
Section 5.10	Customer Interviews	42
Section 5.11	Personal Guarantees and Pledged Collateral	42

ARTICLE 6. CONDITIONS TO THE CLOSING		42
Section 6.01	Conditions to the Obligations of Buyers.	42
Section 6.02	Conditions to the Obligations of the Sellers.	44

ARTICLE 7. CLOSING		46
Section 7.01	Time and Place.	46
Section 7.02	Timing and Effectiveness of Actions.	46
Section 7.03	Zartic and Zar Tran Deliveries.	46
Section 7.04	James Mauer and Jeffrey Mauer Deliveries.	47
Section 7.05	JEM Sales Deliveries.	48
Section 7.06	Buyers Deliveries.	49
Section 7.07	Mutual Deliveries.	49
Section 7.08	Other Actions to be Taken at the Closing.	50

ARTICLE 8. ADDITIONAL COVENANTS		50
Section 8.01	Payment of Taxes.	50
Section 8.02	Pro-rations.	50
Section 8.03	Expenses; Sales and Other Transfer Taxes.	50
Section 8.04	Employee Matters.	50
Section 8.05	Collection of Receivables.	52
Section 8.06	Financing.	52
Section 8.07	Post-Closing Access.	52
Section 8.08	Noncompetition and Nonsolicitation.	53
Section 8.09	Confidentiality.	54
Section 8.10	Company Names.	55
Section 8.11	Interim Financial Reports.	55
Section 8.12	Publicity.	55

ARTICLE 9. TERMINATION		55
Section 9.01	Termination.	55
Section 9.02	Effect of Termination.	56

EXHIBITS

Exhibit A	Consulting Agreement
Exhibit B	Escrow Agreement
Exhibit C	Noncompetition Agreement
Exhibit D	Jeffrey Mauer Employment Agreement

DISCLOSURE SCHEDULES

Designation	Description
1(a)	Assumed Contracts
1(b)	Assumed Employee Agreements
1(c)	Excluded Executive Agreements
1(d)	JEM Sales Lab Equipment
1(e)	Knowledge
1(f)	Leased Personal Property
1(g)	MNM Assets
1(h)	Owned Personal Property
1(i)	Permits
1(k)	Real Property Permitted Exceptions
1(l)	Warfighter Foods Assumed Contracts
2.04	Illustration of Estimated and Final Working Capital Statements
2.08	Allocation of Purchase Price
3.01	Organization
3.03	Capitalization; Ownership; Subsidiaries
3.04	Consents and Approvals; No Violation
3.05	Financial Statements; Indebtedness
3.06	Conduct Since December 31, 2005
3.07	Undisclosed Liabilities
3.08	Taxes
3.09	Employee Plans
3.10	Contracts
3.11	Litigation; Pending Decrees
3.12	Legal Compliance; Permits and Licenses
3.13	Labor Matters
3.14	Personal Property
3.15	Real Property
3.16	Receivables; Inventory
3.17	Proprietary Rights
3.18	Environmental Matters
3.19	Certain Transactions
3.20	Certain Business Relationships
3.22	Products Liability
4.03	Consents and Approvals; No Violation
5.01	Interim Operations of the Companies
6.01(h)	Required Consents
10.02(f)	Severance Escrow Amount

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of November 3, 2006 among PIERRE NEWCO I, LLC, an Ohio limited liability company (“Zartic Buyer”), PIERRE NEWCO II, LLC, an Ohio limited liability company (“Zar Tran Buyer”), ZARTIC, INC., a Georgia corporation (“Zartic”), ZAR TRAN, INC., a Georgia corporation (“Zar Tran”), JEM SALES, INC., a Georgia corporation (“JEM Sales”), MNM LEASING COMPANY, LLC, a Georgia limited liability company (“MNM Leasing”), JAMES E. MAUER (“James Mauer”), JEFFREY J. MAUER (“Jeffrey Mauer”), CHRISTOPHER W. MAUER (“Christopher Mauer”), and TAMARA L. MAUER f/k/a Tamara Mauer Acker (“Tamara Mauer” and together with Jeffrey Mauer and Christopher Mauer, the “Beneficiaries”), under the following circumstances:

A.            Zartic is engaged in the business of further processing and selling of packaged beef, poultry, pork, and veal products (the “Zartic Business”), and Zar Tran is engaged in the business of delivering and distributing packaged beef, poultry, pork, and veal products (the “Zar Tran Business” and together with the Zartic Business, the “Businesses”);

B.             James Mauer and the co-trustees of the 1994 Trust and the 2003 Trust (of which the Beneficiaries are the sole beneficiaries) are all of the shareholders of Zartic, James Mauer is the sole shareholder of Zar Tran and JEM Sales, Jeffrey Mauer and Mary M. Mauer are all of the members of MNM Leasing, and Jeffrey Mauer is the sole member of Warfighter Foods;

C.             Zartic Buyer desires to purchase substantially all of the assets and assume certain of the liabilities of Zartic, and Zartic desires to sell and assign the same to Zartic Buyer, upon the terms and conditions set forth in this Agreement;

D.             Zar Tran Buyer desires to purchase substantially all of the assets and assume certain of the liabilities of Zar Tran, and Zar Tran desires to sell and assign the same to Zar Tran Buyer, upon the terms and conditions set forth in this Agreement; and

E.             Zartic Buyer desires to purchase certain real property used in the Zartic Business from James Mauer, the real property and equipment used in the laboratory business of JEM Sales from JEM Sales, the MNM Assets from MNM Leasing, and the Warfighter Foods Assumed Contracts from Warfighter Foods, and James Mauer, JEM Sales, MNM Leasing, and Warfighter Foods desire to sell the same to Zartic Buyer, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1.
DEFINITIONS

For all purposes of this Agreement, the terms set forth below shall be defined as follows:

“1994 Trust” means the James E. Mauer Irrevocable Trust, dated December 17, 1994, and each of the GST Exempt Subtrust f/b/o Jeffrey Mauer, the GST Exempt Subtrust f/b/o Christopher Mauer, and the GST Exempt Subtrust f/b/o Tamara Mauer.

“2003 Trust” means the James E. Mauer Irrevocable Trust II, dated June 11, 2003, and each of the GST Exempt Subtrust f/b/o Jeffrey Mauer, the GST Exempt Subtrust f/b/o Christopher Mauer, and the GST Exempt Subtrust f/b/o Tamara Mauer.

“Accounting Firm” has the meaning given that term in Section 2.04(d).

“Affiliate” of any Entity means any other Entity in control of, controlled by, or under common control with such Entity.

“Affiliate-Owned Personal Property” means the JEM Sales Lab Equipment and the MNM Assets.

“Affiliate-Owned Real Property” means the Corporate Office Property, the West Rome Plant Property, and the JEM Sales Property.

“Agreement” means this Asset Purchase Agreement.

“Assumed Contracts” means the Contracts and agreements listed on Schedule 1(a).

“Assumed Employee Agreements” means the employment agreements listed on Schedule 1(b);

“Assumed Liabilities” means for each Company, only those liabilities and obligations existing as of the Effective Time as follows (for Zartic, the “Zartic Assumed Liabilities” and for Zar Tran, the “Zar Tran Assumed Liabilities”):

(a)           all Payables;

(b)           all liabilities to employees of the Company’s Business for accrued vacation and accrued payroll, all liabilities for accrued utilities, and other Current Liabilities, but in each case only to the extent reflected in the Final Working Capital Statement of the Company;

(c)           all obligations under the Assumed Contracts and the Permits, but only to the extent that (i) such obligations are to be performed after the Closing and (ii) the Assumed Contracts or Permits are validly assigned or transferred to Zartic Buyer or Zar Tran Buyer, as applicable, or the benefits are made available to Zartic Buyer or Zar Tran Buyer, as applicable, pursuant to an alternative arrangement in the event an Assumed Contract or Permit is not assigned;

(d)           all obligations under the Assumed Employee Agreements, but only to the extent that such obligations are to be performed after the Closing;

(e)           all obligations under the Zartic 401(k) Plan, but only to the extent that such obligations are to be performed after the Closing;

(f)            all obligations under the Blue Cross Blue Shield Group Health Policy maintained by Zartic under the Zartic, Inc. Welfare Benefit Plan, but only to the extent that (i) such obligations are to be performed after the Closing, and (ii) such insurance policies are validly assigned or transferred to Zartic Buyer; and

(g)           all obligations under any insurance policies other than the Blue Cross Blue Shield Group Health Policy maintained by Zartic under the Zartic, Inc. Welfare Benefit Plan, but only to the extent that (i) such obligations are to be performed after the Closing, (ii) such insurance policies are validly assigned or transferred to Zartic Buyer, and (iii) Zartic Buyer notifies Sellers in writing prior to the Closing of its intention to assume any such policies.

and it is expressly acknowledged and agreed that Assumed Liabilities shall not include, and neither Zartic Buyer nor Zar Tran Buyer shall be liable for, any liabilities and obligations of any Seller other than those in clauses (a) through (g) immediately above in this definition, including without limitation, the following:

(i)             any Indebtedness;

(ii)            any liabilities for Taxes which arise out of either Business or the ownership of the Purchased Assets for any period prior to the Effective Time (it being understood that property taxes and assessments will be prorated as of the Effective Time in accordance with Section 8.02);

(iii)           any pending or threatened litigation relating to any Seller, including without limitation, the litigation listed on Schedule 3.11;

(iv)          any liability associated with or relating to any Employee Plan (other than accrued vacation, accrued payroll, and the Zartic 401(k) Plan specifically included in the Assumed Liabilities above);

(v)           any liabilities or obligations based on any theory of product liability or personal injury caused by defective products of either Business sold at any time by any Seller;

(vi)          any liabilities or obligations under any Environmental Laws relating to the operation of the Businesses (or either of them), the ownership or operation of any Owned Real Property or Affiliate-Owned Real Property, or any Hazardous Substance Released, generated, stored, used, disposed of, treated, handled, or shipped by any Seller prior the Effective Time; and

(vii)         any Contract other than the Assumed Contracts, including, without limitation, the Excluded Executive Agreements.

“Beneficiary” means Jeffrey J. Mauer, Christopher W. Mauer, or Tamara L. Mauer (f/k/a Tamara Mauer Acker); collectively, the “Beneficiaries”.

“Business” means the Zartic Business or the Zar Tran Business; together, the “Businesses”.

“Buyer” means Zartic Buyer or Zar Tran Buyer; together, the “Buyers”.

“Buyer Group” has the meaning given that term in Section 10.02(a).

“Cap” has the meaning given that term in Section 10.02(d)(iii).

“Cash Purchase Price” has the meaning given that term in Section 2.02(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, 42 U.S.C. §9601, et seq.

“Claims” has the meaning given that term in Section 10.02(b)(iv).

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning given that term in Section 7.01.

“COBRA” means the Consolidated Omnibus Budget Act of 1985, as amended from time to time.

“COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA or any similar state law.

“COBRA Covered Employees” has the meaning given that term in Section 8.04(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Zartic or Zar Tran; together, the “Companies”.

“Competitive Business” has the meaning given that term in Section 8.08.

“Confidentiality Agreement” means the Confidentiality Agreement dated May 25, 2006 by and between Madison Dearborn Partners, LLC, on behalf of the Buyers, and Fidus Partners, LLC, on behalf of the Sellers.

“Confidential Information” has the meaning given that term in Section 8.09(b).

“Consulting Agreement” means that certain Consulting Agreement to be entered into between Zartic Buyer and James Mauer at the Closing, substantially in the form attached hereto as Exhibit A.

“Contracts” means and includes all of the following to which either Company is a party or by which either Company is bound or by which any of their respective property or assets may be bound, and in the case of James Mauer, JEM Sales, or MNM Leasing, relates to any Affiliate-Owned Real Property or any Affiliate-Owned Personal Property: (i) any real property lease; (ii) any lease of equipment or other personal property requiring annual payments in excess of $10,000; (iii) any franchise, dealer, or other distribution agreement pursuant to which either Company sells or otherwise distributes products or services or pursuant to which any other person sells or otherwise distributes any such products or services to either Company; (iv) any supply contract or other agreement or understanding pursuant to which either Company purchased in the last fiscal year, or expects to purchase in the current fiscal year, in excess of $15,000 worth of products or services; (v) any agreement, arrangement, or commitment which restricts the conduct of any line of business or which imposes a confidentiality obligation upon either Company; (vi) any agreement with or benefiting any current or former director, officer, or shareholder of either Company, or any Affiliate of any of them; (vii) any agreement, indenture, or other instrument relating to the borrowing of money; (viii) any agreement pursuant to which either Company is obligated to lend money or make advances to any person; (ix) any agreement, arrangement, or commitment to guarantee the obligations of, or to indemnify or exonerate from liability, any person (including, without limitation, either Company or any director or officer of either Company); (x) any Tax allocation or Tax sharing agreement; (xi) any Proprietary Rights License; (xii) any contract, commitment, agreement, or understanding with respect to deferred compensation payable by either Company; (xiii) any other contract, commitment, agreement, or understanding, whether written or oral, which involves the payment or receipt of more than $15,000 per year and is not terminable without penalty upon not more than 30 days’ notice; and (xiv) any other contract or agreement not in the ordinary course of business, other than this Agreement.

“Corporate Office Property” means the real property, all buildings and other improvements thereon, and all fixtures and equipment used in connection therewith, and all easements and other rights appurtenant or relating thereto, located at 438 Lavender Drive, Rome, Georgia, as more particularly described on Schedule 3.15.

“Current Assets” has the meaning given that term in Section 2.04(b).

“Current Liabilities” has the meaning given that term in Section 2.04(b).

“Damages” has the meaning given that term in Section 10.02(a).

“Deductible” has the meaning given that term in Section 10.02(d)(i).

“Effective Time” has the meaning given to such term in Section 7.02.

“Employee Plans” means all employment, bonus, deferred compensation, employee pension benefit plans defined in Section 3(2) of ERISA, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, termination, collective bargaining, insurance (including both group and self-insured arrangements), fringe benefit, and other employee benefit, incentive, vacation, and employee welfare plans as defined in Section 3(1) of ERISA, policies, contracts, and arrangements, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers, or employees of either Company due to their status as present or former directors, officers, or employees of either Company.

“Entity” means an individual, firm, trust, corporation, partnership, limited liability company, joint venture, business, enterprise, association, or organization, however constituted or existing.

“Environmental Laws” means any applicable Law related to:

(a)           the protection of human health or the protection, preservation, or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource); and/or

(b)           the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, emission, Release, or disposal of any Hazardous Substance.

“Environmental Laws” include, without limitation:

(a)           CERCLA;

(b)           the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.;

(c)           the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.;

(d)           the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.;

(e)           the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.;

(f)            the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. §11001, et seq.;

(g)           the Safe Drinking Water Act, as amended, 42 U.S.C. §300f, et seq.;

(h)           all comparable state and local laws; and

(i)            any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Agent” means SunTrust Bank, as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into among Zartic, Zartic Buyer, and the Escrow Agent at the Closing, which shall be in substantially the form attached hereto as Exhibit B.

“Estimated Excess Accounts Payable” has the meaning given that term in Section 2.05(a).

“Estimated Excess Accounts Payable Statement” has the meaning given that term in Section 2.05(a).

“Estimated Working Capital” has the meaning given that term in Section 2.04(a).

“Estimated Working Capital Adjustment” has the meaning given that term in Section 2.04(a).

“Estimated Working Capital Statement” has the meaning given that term in Section 2.04(a).

“Excess Accounts Payable” means all (a) accounts payable for beef, poultry, pork, or veal that remain outstanding more than seven (7) days from the date of the invoice and (b) all accounts payable relating to anything other than beef, poultry, pork, or veal which remain outstanding more than thirty (30) days from the date of the invoice.

“Excluded Assets” has the meaning given that term under the definition of “Purchased Assets.”

“Excluded Executive Agreements” means the Contracts listed on Schedule 1(c).

“FDA” means United States Food and Drug Administration.

“Fidus Engagement Letter” means that certain agreement for fees entered into between Fidus Partners, LLC and Zartic, dated March 28, 2006.

“Final Excess Accounts Payable” has the meaning given that term in Section 2.05(b).

“Final Excess Accounts Payable Statement” has the meaning given that term in Section 2.05(b).

“Final Working Capital” has the meaning given that term in Section 2.04(b).

“Final Working Capital Adjustment” has the meaning given that term in Section 2.04(b).

“Final Working Capital Statement” has the meaning given that term in Section 2.04(b).

“Financial Statements” means (i) the audited financial statements, schedules, and notes of Zartic at and for the years ended December 31, 2004 and December 31, 2005, (ii) the audited financial statements, schedules, and notes of Zar Tran at and for the years ended December 31, 2004 and December 31, 2005, (iii) the internal financial statements of Zartic at and for the nine (9) months ended September 30, 2006, and (iv) the internal financial statements of Zar Tran at and for the nine (9) months ended September 30, 2006.

“Financing Commitment Letter” means that certain Project Rome Commitment Letter, dated October 17, 2006, issued in favor of Pierre Foods, Inc., a North Carolina corporation, the parent company of each of the Buyers, by Wachovia Bank, National Association, Wachovia Capital Markets, LLC, Bank of America, N.A., and Banc of America Securities LLC, and providing for a commitment to financing Buyers’ acquisition of the Businesses as contemplated by this Agreement.

“FMLA” means the United States Family and Medical Leave Act and the rules and regulations promulgated thereunder, as amended from time to time.

“Food” means all products (whether finished food or food ingredients) that Zartic processes as of the Closing Date and all products (whether finished food or food ingredients) that Zartic has processed prior to the Closing Date.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“General Escrow Amount” shall have the meaning given that term in Section 2.03(a).

“Governmental Entity” means any court, governmental authority, or other regulatory or administrative agency or commission, domestic or foreign.

“Hazardous Substance” means any substance, pollutant, contaminant, or waste which is listed, defined, designated, or classified as hazardous, toxic, explosive, radioactive, or otherwise is regulated, under any Environmental Laws, whether by type or by quantity.  Hazardous Substance includes, without limitation, any “hazardous substance” as defined in Section 101(14) of CERCLA, petroleum products and any derivative or by-product thereof, asbestos, ammonia, radioactive materials, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, as amended from time to time.

“HSR Filing Fee” means fifty percent (50%) of filing fee paid by either Buyer (or any Affiliate of either Buyer) to any Governmental Entity for required filings pursuant to the HSR Act in connection with the transactions contemplated by this Agreement.

“Indebtedness” means (i) any and all indebtedness for borrowed money, (ii) any and all indebtedness which is secured by any interest in any real property, assets, or capital stock, and (iii) for Zartic and Zar Tran (x) any Payables owed to any shareholder, director or officer of either Company or any Affiliate of any of them, and (y) the excess of outstanding checks payable by either Company as of the Closing Date over the amount of cash available in such Company’s account against which such checks are drawn.

“Indemnified Party” has the meaning given that term in Section 10.02(c)(i).

“Indemnifying Party” has the meaning given that term in Section 10.02(c)(i).

“Inventory” means for each Company, all finished products, work-in-progress, raw materials, spare parts, tools, and supplies which relate to, or are used in, the Company’s Business.

“IRS” means the United States Internal Revenue Service.

“Jeffrey Mauer Employment Agreement” has the meaning given that term in Section 6.01(j).

“JEM Sales” has the meaning given that term in the first paragraph of this Agreement.

“JEM Sales Lab Equipment” means the equipment and other assets used in the laboratory business of JEM Sales by or for the benefit of the Businesses or either of them, as described on Schedule 1(d).

“JEM Sales Metal Building” means that certain metal-roofed, office building with an address of 430 Lavender Drive, Rome, Georgia 30165 and located on the West Rome Plant Property.

“JEM Sales Property” means the real property, all buildings and other improvements thereon, and all fixtures and equipment used in connection therewith, and all easements and other rights appurtenant or relating thereto, located at 400 Lavender Drive, Rome, Georgia, as more particularly described on Schedule 3.15.

“Knowledge” means (i) with respect to the Sellers, the actual knowledge (after due inquiry) of the individuals listed in subsection (i) of Schedule 1(e) and (ii) with respect to the Buyers (or their designees), the actual knowledge (after due inquiry) of the individuals listed in subsection (ii) of Schedule 1(e).

“Law” means any federal, state, or local statute, law, ordinance, regulation, rule, code, order, injunction, decree, treaty, or rule of common law and all other provisions having the force or effect of law.

“Lead Party” has the meaning given that term in Section 10.02(g)(iv).

“Leased Personal Property” means for each Company, machinery, equipment, tools, furniture, furnishings, trailers, vehicles, and other fixed assets leased by the Company, a true and correct list of which is set forth on Schedule 1(f).

“License Expiration Date” has the meaning given that term in Section 5.08.

“Lien” means any mortgage, pledge, charge, security interest, or other encumbrance upon, or conditional assignment of, any property or assets.

“Material Adverse Effect” means a material adverse effect on the financial condition, results of operations, business, or prospects of either Company taken as a whole for such Company, and which adverse effect is not disclosed on the Schedules as of the date of this Agreement and is not the result of (i) normal seasonality of such Company’s Business, (ii) general national, regional, or local economic or financial conditions, (iii) general industry conditions which do not disproportionately impact such Company’s Business, (iv) the announcement or pendency of the transactions contemplated by this Agreement, except for a change or effect which, to the actual knowledge (after due inquiry) of James Mauer, Jeffrey Mauer, Jackson Harris, Jay Matthews or Elizabeth Rogers, would occur as a result of the announcement or pendency of this Agreement, or (v) the taking of any action contemplated or required by this Agreement.

“MNM Assets” means the personal property listed on Schedule 1(g).

“MNM Leasing” has the meaning given that term in the first paragraph of this Agreement.

“Names” has the meaning given that term in Section 8.10.

“Net Severance Amount” means for each individual listed on Schedule 1(b) the amount identified on such Schedule as the Net Severance Amount for such individual, which amount reflects the amount of severance obligations set forth in the Assumed Employee Agreement to which such individual is a party (based on the rate of compensation of such individual immediately prior the Closing) plus the employer-portion of any Taxes or other amounts that Zartic Buyer (or any Affiliate of Zartic Buyer) would have to withhold and pay over to any Governmental Entity upon payment of such severance obligation to such individual, and net of any Tax benefit to Zartic Buyer (or any Affiliate of Zartic Buyer).

“Noncompetition Agreement” means that certain Noncompetition Agreement to be entered into between Pierre Foods, Inc. and James Mauer at the Closing, substantially in the form attached hereto as Exhibit C.

“Notice of Disagreement” has the meaning given that term in Sections 2.04(c) and 2.05(c).

“Owned Personal Property” means for each Company, machinery, equipment, tools, furniture, furnishings, trailers, vehicles, and other fixed assets owned by the Company, including, without limitation, those set forth on Schedule 1(h).

“Owned Real Property” has the meaning given that term in Section 3.15.

“Parking Area” means the parking area consisting of Tract 1 of the real property known as the Zar Tran Depot & Maintenance Facility, located at 150 Prior Station Road, Cedartown, Georgia and further described on Schedule 3.15.

“Payables” means for each Company, the accounts payable of the Company’s Businesses which are reflected in the Financial Statements and which will be reflected on the Final Working Capital Statement, but shall not include any payable to any shareholder, director, officer or any Affiliate of such Company.

“Per Claim Threshold” has the meaning given that term in Section 10.02(d)(ii).

“Permits” means for each Company and, to the extent related to the Affiliate-Owned Personal Property or the Affiliate-Owned Real Property, JEM Sales, James Mauer and MNM Leasing, all rights of the Entity under all federal, state, local, and other governmental licenses, permits, approvals, and authorizations which relate to or are necessary to conduct the Businesses or own the Purchased Assets, the Affiliate-Owned Personal Property, or the Affiliate-Owned Real Property, including, without limitation, those listed on Schedule 1(i).

“Permitted Encumbrance” means Liens with respect to current taxes not yet delinquent or which are being contested in good faith by appropriate proceedings.

“Potential Transferred Employees” has the meaning given that term in Section 8.04(a).

“Prepaid Assets” has the meaning given that term in Section 2.04(b).

“Prime Rate” means the prime rate as published in the Wall Street Journal.

“Proprietary Rights” means patents, trademarks, service marks, trade names, copyrights, brand names, logos, and domain names (including all registrations and applications therefor) which relate to or are used in either Business or which are owned by either Company and all other intellectual property, know-how, trade secrets, formulae, drawings, and processes which are used in either Business or which are owned by either Company.

“Proprietary Rights License” means any agreement under which either Company: (i) obtains any right to use Proprietary Rights or any right to provide Proprietary Rights to any other person; or (ii) provides to any other person any right to use any Proprietary Rights or any right to provide Proprietary Rights to any other person.

“Purchased Assets” means for each Company, all of the assets, properties, privileges, claims, and rights that are owned, used, or held for use in connection with, or that are otherwise related to or are used in, the Company’s Business, of every kind, nature, and description (other than the Excluded Assets), whether such assets, properties, and rights are real, personal, or mixed, tangible or intangible, wherever located, whether or not any of such assets, properties, privileges, claims, and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in the Company’s books or financial statements, including, without limitation, all of the Company’s rights in the following (for Zartic, the “Zartic Purchased Assets” and for Zar Tran, the “Zar Tran Purchased Assets”):

(a)           all Owned Real Property;

(b)           all Owned Personal Property;

(c)           all Leased Personal Property;

(d)           all Inventory;

(e)           all Proprietary Rights;

(f)            all Receivables other than those from any shareholder, director, officer or Affiliate of the Company;

(g)           all Prepaid Assets;

(h)           all Assumed Contracts, in each case to the extent assignable;

(i)            all Permits, in each case to the extent assignable;

(j)            all Records;

(k)           all of the assets reflected in the asset accounts on the Final Working Capital Statement for the Company;

(l)            all rights in the names “Zartic” and “Zar Tran” or any derivatives thereof, and all telephone and fax number(s) currently used by the Company;

(m)          any insurance proceeds, awards, or other compensation payable to the Company with respect to any of the Purchased Assets which become payable as a result of damage to the Purchased Assets occurring prior to the Closing Date;

(n)           all assets relating to the Zartic 401(k) Plan;

(o)           all assets relating to the Blue Cross Blue Shield Group Health Policy maintained by Zartic under the Zartic, Inc. Welfare Benefit Plan, but only to the extent that (i) such obligations are to be performed after the Closing, and (ii) such insurance policies are validly assigned or transferred to Zartic Buyer; and

(p)           all assets relating to any insurance policies other than the Blue Cross Blue Shield Group Health Plan maintained by Zartic under the Zartic, Inc. Welfare Benefit Plan, but only to the extent that (i) such obligations are to be performed after the Closing, (ii) such insurance policies are validly assigned or transferred to Zartic Buyer, and (iii) Zartic Buyer notifies Sellers in writing prior to the Closing of its intention to assume any such policies;

provided, however, that notwithstanding anything to the contrary contained in this Agreement, the term “Purchased Assets” shall not include the following assets (which shall be retained by the applicable Company and are hereinafter referred to collectively as the “Excluded Assets”):

(i)             all cash and cash equivalents;

(ii)            any interest in, or assets related to, the Employee Plans other than (x) the assets relating to the Zartic 401(k) Plan, (y) assets relating to the Blue Cross Blue Shield Group Health Policy and such other insurance policies as may be assigned to Zartic Buyer, and (z) other assets relating to Employee Plans to the extent included in the Final Working Capital Statement;

(iii)           all rights of such Company under this Agreement including the proceeds of the sale contemplated herein and other payments to the Company contemplated herein; and

(iv)          all of the issued and outstanding membership interests in JJCT, LLC, a Georgia limited liability company.

“Purchase Price” has the meaning given that term in Section 2.02.

“Real Property Permitted Exceptions” means (i) any real estate taxes and assessments (general or special) which are not due and payable as of the Closing Date, (ii) any matters of survey shown on any survey obtained by Buyers as of the date of this Agreement (other than those survey matters covered in that certain Memorandum dated October 16, 2006 from Joan H. Roddy to Scott Smith except for those matters set forth on Schedule 1(k)), and (iii) those matters set forth on Schedule 1(k) as to the Owned Real Property or the Affiliate-Owned Real Property to which they relate.

“Receivables” means for each Company, all accounts and notes receivable of the Company’s Businesses which are reflected in the Financial Statements and which will be reflected on the Final Working Capital Statement.

“Records” means for each Company, all books and records of the Company including, without limitation, a copy of the general ledger of the Business of the Company, and originals or copies of all property and equipment records, production records, engineering records, purchasing and sales records, personnel and payroll records, accounting records, magnetic or electronic copies of computer files and documentation, customer and vendor lists, sales and product literature, warranty and other claims information, and other records and files which relate to, or are used in, the Business of the Company or relate to the Purchased Assets, the Affiliate-Owned Personal Property, or the Affiliate-Owned Real Property; provided; however, “Records” shall not include any minute books and stock records of the Company, the original of the general ledger of the Business, tax returns of the Company, policies or contracts of insurance, or any records that do not relate to the Business of the Company, but Buyers shall be permitted to examine and make copies of such documents for any bona fide business purpose.

“Release” means “release” as defined in Section 101(22) of CERCLA.

“Related Party Personal Property Leases” has the meaning given that term in Section 5.07.

“RMP/PSM Plans” has the meaning given that term in Section 10.02(g)(i).

“Schedules” means the disclosure schedules delivered by Sellers to Buyers and Buyers to Sellers pursuant to this Agreement.

“Seller” means Zartic, Zar Tran, James Mauer, JEM Sales, or MNM Leasing, collectively, “Sellers”.

“Seller Group” has the meaning given that term in Section 10.02(b).

“Severance Escrow Amount” shall have the meaning given that term in Section 2.03(b).

“Subsidiary” of any Entity means any other Entity of which the first Entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests.

“SYL” means the USDA Permanent Substitution Plan (Standard Yield) for poultry.

“Target Working Capital” means $22,035,000 for Zartic, and $705,000 for Zar Tran.

“Tax Returns” means federal, state, local, and foreign income, gross receipts, franchise, sales, use, excise, real, and personal property, transfer, employment, social security, unemployment, withholding, and other tax returns.

“Taxes” means federal, state, local, or foreign income, gross receipts, franchise, sales, use, excise, value added, goods and services, real and personal property, transfer, employment, social security, unemployment and withholding, and other taxes or assessments and any interest or penalties thereon or other similar additions thereto.

“Termination Date” has the meaning given that term in Section 9.01(b).

“Title Commitment” has the meaning given that term in Section 5.06(c).

“Title Company” has the meaning given that term in Section 5.06(c).

“Transferred Employees” has the meaning given that term in Section 8.04(a).

“USDA” means the United States Department of Agriculture.

“USTs” has the meaning given that term in Section 10.02(g)(iii).

“Warfighter Foods” means Warfighter Foods, LLC, a Georgia limited liability company.

“Warfighter Foods Assumed Contracts” means the rights and obligations of Warfighter Foods under the agreements described on Schedule 1(l), but only to the extent that (i) such obligations are to be performed after the Closing, (ii) such agreements are validly assigned or transferred to Zartic Buyer or the benefits are made available to Zartic Buyer pursuant to an alternative arrangement in the event such agreements are not assigned, and (iii) Zartic Buyer notifies Sellers in writing prior to the Closing of its intention to assume any such agreements.

“WARN Act” means the United States Workers Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder, as amended from time to time.

“West Rome Plant Property” means the real property, all buildings and other improvements thereon, and all fixtures and equipment used in connection therewith, and all easements and other rights appurtenant or relating thereto, located at 430 and 432 Lavender Drive, Rome, Georgia 30165 as more particularly described on Schedule 3.15.

“Zartic” has the meaning given that term in the first paragraph of this Agreement.

“Zartic 401(k) Plan” means the Zartic, Inc. Savings Investment Plan.

“Zartic Assumed Liabilities” has the meaning given that term under the definition of “Assumed Liabilities”.

“Zartic Business” has the meaning given that term in the recitals of this Agreement.

“Zartic Buyer” has the meaning given that term in the first paragraph of this Agreement.

“Zartic Capital Lease Amount” means all amounts payable under the capital leases to which Zartic is a party (through the term of such leases and as determined in accordance with GAAP).

“Zartic Plants” has the meaning given that term in Section 10.02(g)(i).

“Zartic Purchased Assets” has the meaning given that term under the definition of “Purchased Assets”.

“Zar Tran” has the meaning given that term in the first paragraph of this Agreement.

“Zar Tran Assumed Liabilities” has the meaning given that term under the definition of “Assumed Liabilities”.

“Zar Tran Business” has the meaning given that term in the recitals of this Agreement.

“Zar Tran Buyer” has the meaning given that term in the first paragraph of this Agreement.

“Zar Tran Capital Lease Amount” means all amounts payable under the capital leases to which Zar Tran is a party (through the term of such leases and as determined in accordance with GAAP).

“Zar Tran Purchased Assets” has the meaning given that term under the definition of “Purchased Assets”.

ARTICLE 2.
PURCHASE AND SALE

Section 2.01         Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing (which shall be held as provided in Article 7), for the consideration payable as provided in this Article 2:

(a)   Zartic shall sell, assign, and transfer to Zartic Buyer (or with respect to the Owned Real Property, such other Entity as Zartic Buyer may designate), and Zartic Buyer (or such designee) shall purchase from Zartic, all of the Zartic Purchased Assets;

(b)   Zar Tran shall sell, assign, and transfer to Zar Tran Buyer (or with respect to the Owned Real Property, such other Entity as Zar Tran Buyer may designate), and Zar Tran Buyer (or such designee) shall purchase from Zar Tran, all of the Zar Tran Purchased Assets;

(c)   James Mauer shall sell, assign, and transfer to Zartic Buyer (or such other Entity as Zartic Buyer may designate), and Zartic Buyer (or such designee) shall purchase from James Mauer, the Corporate Office Property and the West Rome Plant Property;

(d)   JEM Sales shall sell, assign, and transfer to Zartic Buyer (or with respect to the JEM Sales Property, such other Entity as Zartic Buyer may designate), and Zartic Buyer (or such designee) shall purchase from JEM Sales, the JEM Sales Property and the JEM Sales Lab Equipment;

(e)   MNM Leasing shall sell, assign, and transfer to Zartic Buyer, and Zartic Buyer shall purchase from MNM Leasing, the MNM Assets; and

(f)    Jeffrey Mauer shall cause Warfighter Foods to assign and transfer to Zartic Buyer, and Zartic Buyer shall purchase from Warfighter Foods, the Warfighter Foods Assumed Contracts.

Section 2.02         Amount and Form of Consideration.

The aggregate consideration (the “Purchase Price”) to be paid by Buyers to Sellers in full consideration of the transactions described in Section 2.01 shall be:

(a)            $93,000,000 less the Zartic Capital Lease Amount, the Zar Tran Capital Lease Amount, and the HSR Filing Fee, and subject to adjustment as set forth in Sections 2.04 and 2.05 (the “Cash Purchase Price”); and

(b)           the assumption by Buyers of the Assumed Liabilities.

Section 2.03         Payment.

At the Closing, Buyers shall pay or apply the Cash Purchase Price, as adjusted in accordance with Sections 2.04 and 2.05, as follows:

(a)           To Escrow Agent, $5,000,000 by wire transfer of immediately available funds to the account specified by Escrow Agent (the “General Escrow Amount”).

(b)           To Escrow Agent, $490,849 by wire transfer of immediately available funds to the account specified by Escrow Agent (the “Severance Escrow Amount”).

(c)           By wire transfer of immediately available funds, the entire outstanding amount of Indebtedness of Zartic and Zar Tran (including, without limitation, all premiums, penalties, and other amounts payable in connection therewith), if any, with funds made available by Buyers from the Cash Purchase Price (which amount shall reduce the amount of the Cash Purchase Price payable to Sellers).

(d)           By wire transfer of immediately available funds, the entire outstanding amount of Indebtedness relating to the Affiliate-Owned Real Property or the Affiliate-Owned Personal Property (including, without limitation, all premiums, penalties, and other amounts payable in connection therewith), if any, with funds made available by Buyers from the Cash Purchase Price (which amount shall reduce the amount of the Cash Purchase Price payable to Sellers).

(e)           To Sellers in accordance with Schedule 2.08, the remainder of the Cash Purchase Price after deducting the portions paid or applied in accordance with Sections 2.03(c) and 2.03(d), by wire transfer of immediately available funds to the accounts specified by Sellers.

Section 2.04         Working Capital Adjustments.

(a)   At least two (2) business days prior to the Closing Date, each of Zartic and Zar Tran shall prepare or cause to be prepared and delivered to Zartic Buyer and Zar Tran Buyer, respectively, a good faith estimate of the working capital of such Company as of the Effective Time (each, an “Estimated Working Capital Statement”), together with supporting schedules setting forth in reasonable detail the estimated Current Assets and the estimated Current Liabilities, and the estimated working capital (amount determined by subtracting the estimated Current Liabilities from the estimated Current Assets) as of the Effective Time (“Estimated Working Capital”).  At the Closing, the Cash Purchase Price shall be (i) increased dollar for dollar to the extent that the Estimated Working Capital of each Company exceeds the Target Working Capital for that Company, or (ii) decreased dollar for dollar to the extent that the Estimated Working Capital for each Company is less than the Target Working Capital for that Company (each, an “Estimated Working Capital Adjustment”).

(b)   Within 90 days after the Closing Date, Zartic Buyer and Zar Tran Buyer shall prepare or cause to be prepared, and delivered to Zartic and Zar Tran, respectively, a statement of the working capital of such Company as of the Effective Time (each, a “Final Working Capital Statement”).  Each Final Working Capital Statement shall be prepared from the books and records of the applicable Company and shall show the following (determined in accordance with GAAP applied on a basis consistent with each Company’s historical accounting policies and the December 31, 2005 audited financial statements for each Company (to the extent such policies and financial statements are in accordance with GAAP)): (i) the aggregate book value of the Receivables as of the Closing Date, net of an allowance for doubtful accounts; (ii) the Inventory, determined after taking into account the physical count of such inventories taken as provided in Section 2.04(e); and (iii) the prepaid assets other than unamortized loan fees (the “Prepaid Assets” and, collectively with the trade Receivables and the Inventory, the “Current Assets”); and (iv) the Payables and all other accrued current liabilities and expenses, other than (A) the Indebtedness of the Company paid at the Closing and (B) the Excess Accounts Payable for such Company deducted from the Cash Purchase Price paid at the Closing (the Payables and other accrued liabilities and expenses to be included in the Final Working Capital Statement are referred to collectively as the “Current Liabilities”); provided, however, that neither Current Assets nor Current Liabilities shall include (1) any balances or amounts relating to SYL, (2) any prepaid shutdown reserve, (3) any Payables or Receivables relating to any shareholder, director, officer, employee, or other Affiliate of such Company, or (4) any assets or liabilities relating to any Employee Plan except to the extent such Employee Plan is expressly included in the Assumed Liabilities.  Each Final Working Capital Statement also shall show the amount determined by subtracting the Current Liabilities from the Current Assets (the result of such subtraction being the “Final Working Capital”) and the difference between the Final Working Capital and the Target Working Capital for the Company (each, a “Final Working Capital Adjustment”).

(c)   Each Final Working Capital Statement shall become final and binding upon the parties on the earlier of:  (i) the date Zartic or Zar Tran, as applicable, gives notice of its acceptance of the Final Working Capital Statement to Zartic Buyer or Zar Tran Buyer, as applicable, (ii) the 30th day following receipt of the Final Working Capital Statement by Zartic or Zar Tran, as applicable, unless such Company gives written notice to the applicable Buyer prior to such date of its disagreement (“Notice of Disagreement”) with the Final Working Capital Statement, or (iii) if the Notice of Disagreement is received by the applicable Buyer within such 30-day period, on the earlier of:  (x) the date the applicable Buyer and the applicable Company resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, or (y) the date any disputed matters finally are resolved in writing by the Accounting Firm as hereinafter provided.  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement and shall include only disagreements based on mathematical errors or the Final Working Capital Statement not being calculated in accordance with this Section 2.04.

(d)   During the 30-day period following the delivery of a Notice of Disagreement, the applicable Buyer and the applicable Company shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement.  If all such differences are not so resolved within the 30-day period, at the end of such 30-day period, the applicable Buyer and the applicable Company shall submit to an independent accounting firm (the “Accounting Firm”) for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement.  Unless such Buyer and Company otherwise agree in writing, the Accounting Firm shall be the Atlanta, Georgia office of PricewaterhouseCoopers LLP.  The Accounting Firm shall be instructed to use its best efforts to notify the parties of its determination concerning the matter(s) included in the Notice of Disagreement within 30 days of its appointment.  The determination of the Accounting Firm shall be final and binding on the parties, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  All fees and expenses relating to the work, if any, to be performed by the Accounting Firm shall be borne pro rata as between the applicable Buyer, on the one hand, and the applicable Company, on the other, in proportion to the allocation of the dollar value of the amounts remaining in dispute between such parties, made by the Accounting Firm, such that the prevailing party pays the lesser proportion of the fees and expenses.

(e)   In connection with the preparation of each Final Working Capital Statement, a physical count of the Inventory of the applicable Company as of the Effective Time shall be taken pursuant to which all of the Inventory shall be counted as to quantity by personnel of such Company using procedures agreed upon by the applicable Buyer and such Company.  Representatives of such Buyer and Company shall be permitted to observe the physical count.  Based on the physical count, damaged, missing, excess and obsolete Inventory shall be excluded from the applicable Final Working Capital Statement, to the extent such Inventory exceeds the Company’s inventory reserves (all as determined in accordance with GAAP).  The parties shall use commercially reasonable efforts to resolve any objections to the value of the Inventory during the course of the physical count.

(f)    For the purposes of illustrating the proper format for, and the accounts to be included in, each Estimated Working Capital Statement and Final Working Capital Statement, Buyers and Sellers have attached Schedule 2.04 a statement of Current Assets and Current Liabilities and the working capital for each Company as of September 30, 2006 on the same basis as the Estimated Working Capital Statement and the Final Working Capital Statement for such Company are to be prepared.

(g)   Within two (2) business days after the Final Working Capital Statement becomes final and binding in accordance with this Section 2.04:

(i)                                     If that portion of the Cash Purchase Price payable to Zartic or Zar Tran, as applicable, as adjusted using the applicable Final Working Capital Adjustment shown on the applicable Final Working Capital Statement, is greater than that portion of the Cash Purchase Price paid to Zartic or Zar Tran, as applicable, at the Closing determined using the applicable Estimated Working Capital Adjustment shown on the applicable Estimated Working Capital Statement, Zartic Buyer or Zar Tran Buyer, as applicable, shall pay to Zartic or Zar Tran, as applicable; or

(ii)                                  If that portion of the Cash Purchase Price payable to Zartic or Zar Tran, as applicable, as adjusted using the applicable Final Working Capital Adjustment shown on the applicable Final Working Capital Statement, is less than that portion of the Cash Purchase Price paid to Zartic or Zar Tran, as applicable, at the Closing determined using the applicable Estimated Working Capital Adjustment shown on the applicable Estimated Working Capital Statement, Zartic or Zar Tran, as applicable, shall pay to Zartic Buyer or Zar Tran Buyer, as applicable, by wire transfer of immediately available funds to the account specified in writing by the party to receive the payment, an amount equal to the difference between that portion of the Cash Purchase Price paid to Zartic or Zar Tran, as applicable, at the Closing determined using the applicable Estimated Working Capital Adjustment, and that portion of the Cash Purchase Price payable to Zartic or Zar Tran, as applicable, determined by using the applicable Final Working Capital Adjustment shown on the applicable Final Working Capital Statement, plus interest at the Prime Rate commencing on the day after the Closing Date to and including the date of payment.

Section 2.05         Excess Accounts Payable Adjustments.

(a)   At least two (2) business days prior to the Closing Date, each of Zartic and Zar Tran shall prepare or cause to be prepared and delivered to Zartic Buyer and Zar Tran Buyer, respectively, a good faith estimate of the Excess Accounts Payable of such Company as of the Effective Time (each, an “Estimated Excess Accounts Payable Statement”), together with supporting schedules setting forth in reasonable detail the estimated Excess Accounts Payable as of the Effective Time (“Estimated Excess Accounts Payable”).  At the Closing, the Cash Purchase Price shall be decreased by an amount equal to the Estimated Excess Accounts Payable for each Company.

(b)   Within 90 days after the Closing Date, Zartic Buyer and Zar Tran Buyer shall prepare or cause to be prepared, and delivered to Zartic and Zar Tran, respectively, a statement of the Excess Accounts Payable of such Company as of the Effective Time (each, a “Final Excess Accounts Payable Statement”).  Each Final Excess Accounts Payable Statement shall be prepared from the books and records of the applicable Company and shall show the Excess Accounts Payable for such Company as of the Effective Time (“Final Excess Accounts Payable”).

(c)   Each Final Excess Accounts Payable Statement shall become final and binding upon the parties on the earlier of:  (i) the date Zartic or Zar Tran, as applicable, gives notice of its acceptance of the Final Excess Accounts Payable Statement to Zartic Buyer or Zar Tran Buyer, as applicable, (ii) the 30th day following receipt of the Final Excess Accounts Payable Statement by Zartic or Zar Tran, as applicable, unless such Company gives written notice to the applicable Buyer prior to such date of its disagreement (“Notice of Disagreement”) with the Final Excess Accounts Payable Statement, or (iii) if the Notice of Disagreement is received by the applicable Buyer within such 30-day period, on the earlier of:  (x) the date the applicable Buyer and the applicable Company resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, or (y) the date any disputed matters finally are resolved in writing by the Accounting Firm as hereinafter provided.  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement and shall include only disagreements based on mathematical errors or the Final Excess Accounts Payable Statement not being calculated in accordance with this Section 2.05.  Any disagreements relating to any such Notice of Disagreement shall be handled in accordance with the procedures set forth in Section 2.04(d).

(d)   Within two (2) business days after the Final Excess Accounts Payable Statement becomes final and binding in accordance with this Section 2.05:

(i)                                     If that portion of the Cash Purchase Price payable to Zartic or Zar Tran, as applicable, as adjusted by subtracting therefrom the applicable Final Excess Accounts Payable shown on the applicable Final Excess Accounts Payable Statement, is greater than that portion of the Cash Purchase Price paid to Zartic or Zar Tran, as applicable, at the Closing determined by subtracting therefrom the applicable Estimated Excess Accounts Payable shown on the applicable Estimated Excess Accounts Payable Statement, Zartic Buyer or Zar Tran Buyer, as applicable, shall pay to Zartic or Zar Tran, as applicable; or

(ii)                                  If that portion of the Cash Purchase Price payable to Zartic or Zar Tran, as applicable, as adjusted by subtracting therefrom the applicable Final Excess Accounts Payable shown on the applicable Final Excess Accounts Payable Statement, is less than that portion of the Cash Purchase Price paid to Zartic or Zar Tran, as applicable, at the Closing determined by subtracting therefrom the applicable Estimated Excess Accounts Payable shown on the applicable Estimated Excess Accounts Payable Statement, Zartic or Zar Tran, as applicable, shall pay to Zartic Buyer or Zar Tran Buyer, as applicable, by wire transfer of immediately available funds to the account specified in writing by the party to receive the payment, an amount equal to the difference between that portion of the Cash Purchase Price paid to Zartic or Zar Tran, as applicable, at the Closing determined by subtracting therefrom the applicable Estimated Excess Accounts Payable, and that portion of the Cash Purchase Price payable to Zartic or Zar Tran determined by subtracting therefrom the applicable Final Excess Accounts Payable shown on the applicable Final Excess Accounts Payable Statement, plus interest at the Prime Rate commencing on the day after the Closing Date to and including the date of payment.

Section 2.06         Limited Assumption of Obligations.  At the Closing, Zartic Buyer shall assume and agree to perform in due course the Zartic Assumed Liabilities and the Warfighter Foods Assumed Contracts, and Zar Tran Buyer shall assume and agree to perform in due course the Zar Tran Assumed Liabilities.  EXCEPT AS EXPRESSLY PROVIDED IN THE PRECEDING SENTENCE, NEITHER ZARTIC BUYER NOR ZAR TRAN BUYER OR ANY DESIGNEE OF EITHER OF THEM IS ASSUMING OR WILL ASSUME OR SHALL BE LIABLE FOR, ANY DEBT, OBLIGATION, RESPONSIBILITY, OR LIABILITY OF ANY SELLER OR RELATING TO ANY PURCHASED ASSETS, AFFILIATE-OWNED REAL PROPERTY, ANY AFFILIATE-OWNED PERSONAL PROPERTY, OR WARFIGHTER FOODS, WHETHER KNOWN OR UNKNOWN, CONTINGENT OR ABSOLUTE, OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY OR OBLIGATION OF ANY SELLER ARISING FROM THE CONDUCT OF ITS BUSINESS PRIOR TO THE CLOSING OR FROM THE CONDUCT OF ANY OTHER BUSINESS BY ANY SELLER OR ANY LIABILITY OR OBLIGATION OF ANY SELLER UNDER ANY HEALTH, WELFARE, BENEFIT, PENSION, PROFIT SHARING, OR OTHER RETIREMENT PLAN OR AGREEMENT OR ANY COLLECTIVE BARGAINING AGREEMENT OR ANY OTHER AGREEMENT WITH OR RELATING TO ANY PRESENT OR FORMER EMPLOYEES OF ANY SELLER).  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE DISCLAIMER BY BUYERS IN THIS SECTION 2.06 OR ELSEWHERE SHALL NOT MODIFY, EXTEND, OR INCREASE ANY INDEMNIFICATION OBLIGATION OF ANY SELLER OR ANY  BENEFICIARY UNDER THIS AGREEMENT OR OTHERWISE.

Section 2.07         Assignment of Assumed Contracts and Permits.  To the extent the assignment of any of the Assumed Contracts, the Warfighter Foods Assumed Contracts, or the Permits by any Seller (or with respect to the Warfighter Foods Assumed Contracts, Warfighter Foods) to either Buyer is not permitted without the consent or approval of any Governmental Entity or any other party or parties thereto, this Agreement shall not be deemed to constitute an undertaking to assign the same if the consent or approval is not given; provided, however, that if either Buyer so requests, the applicable Seller (or with respect to the Warfighter Foods Assumed Contracts, Warfighter Foods) shall use reasonable efforts to secure any such consent or approval upon such Buyer’s request.  If a consent or approval is required and not obtained, the applicable Seller (or with respect to the Warfighter Foods Assumed Contracts, Warfighter Foods) shall cooperate with the applicable Buyer following the Closing in any reasonable arrangement designed to provide such Buyer with the benefits under the Assumed Contracts, the Warfighter Foods Assumed Contracts, and the Permits, to the extent not assigned.

Section 2.08         Allocation of Purchase Price.

For purposes of Section 2.03, the Cash Purchase Price, and for purposes of Section 1060 of the Code, the Purchase Price, shall be allocated among the Zartic Purchased Assets, the Zar Tran Purchased Assets, the JEM Sales Property and the JEM Sales Lab Equipment, and the MNM Assets, respectively, in the manner set forth on Schedule 2.08 hereto, as the same may be adjusted to reflect the Working Capital Adjustments and the Excess Accounts Payable Adjustments in accordance with Sections 2.04 and 2.05.  Buyers and Sellers thereafter shall be bound by such allocations and shall complete their respective IRS Forms 8594 and their other federal and state Tax filings in a manner which is consistent with the allocations on Schedule 2.08.  Sellers shall have the right, prior to the Closing and upon written consent of Buyers (which consent shall not be unreasonably withheld), to amend the amount of the Cash Purchase Price (and the Purchase Price) allocated to goodwill for each of Zartic and Zar Tran.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers hereby, jointly and severally, represent and warrant to Zartic Buyer and Zar Tran Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.01         Organization.  Each Company and JEM Sales is duly incorporated and existing under the laws of the State of Georgia.  Each of MNM Leasing and Warfighter Foods is a limited liability company validly existing under the laws of the State of Georgia.   Each jurisdiction in which each Company is duly qualified to do business as a foreign corporation is listed on Schedule 3.01.  Each Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a material adverse effect on the Company.  Each of the Companies and JEM Sales has the requisite corporate power and authority, and each of MNM Leasing and Warfighter Foods has the requisite power and authority under its articles of organization and operating agreement, to own or lease, as the case may be, and operate its properties and assets and to carry on its business as it is now being conducted.  Each Company and JEM Sales has delivered to the Buyers true and complete copies of such Entity’s articles of incorporation and bylaws, each as currently in effect, and each of MNM Leasing and Warfighter Foods has delivered to the Buyers true and complete copies of such Entity’s articles of organization and operating agreement, each as currently in effect.

Section 3.02         Authority; Execution and Delivery; Enforceability.  Each of the Companies and JEM Sales has the requisite corporate power and authority, and each of MNM Leasing and Warfighter Foods has the requisite power and authority under its articles of organization and operating agreement, to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate actions on the part of each Company and JEM Sales and by all necessary action under the applicable articles of organization and operating agreement and the Georgia Limited Liability Company Act on the part of each of MNM Leasing and Warfighter Foods.  This Agreement has been duly executed and delivered by each Seller and each

Beneficiary and constitutes a legal, valid, and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 3.03         Capitalization; Ownership; Subsidiaries.

(a)   All of the issued and outstanding voting capital stock of Zartic is held of record and owned beneficially by James Mauer, and all of the issued and outstanding non-voting capital stock of Zartic is held of record and controlled by James Mauer, Jeffrey Mauer, as co-trustee of each of the 1994 Trust and the 2003 Trust, Jackson B. Harris, as co-trustee of each of the 1994 Trust and the 2003 Trust, and Christopher Mauer, as co-trustee of each of the 1994 Trust and the 2003 Trust.

(b)   All of the issued and outstanding capital stock of each of Zar Tran and JEM Sales is held of record and owned beneficially by James Mauer.

(c)   All of the issued and outstanding membership interests or other equity or economic interests in MNM Leasing is held of record and owned beneficially by Jeffrey Mauer and Mary M. Mauer.

(d)   All of the issued and outstanding membership interests or other equity or economic interests in Warfighter Foods is held of record and owned beneficially by Jeffrey Mauer.

(e)   Except as set forth on Schedule 3.03, none of the Companies, JEM Sales, or MNM Leasing has any Subsidiaries.  Schedule 3.03 lists all of the assets of any Subsidiary disclosed thereon as of the Closing.

Section 3.04         Consents and Approvals; No Violation.  Except as set forth on Schedule 3.04, neither the execution and delivery of this Agreement by any Seller or any Beneficiary nor the consummation by any Seller or any Beneficiary of the transactions contemplated hereby, nor compliance by any Seller or any Beneficiary with any of the provisions hereof, will:

(a)   conflict with or result in any breach of any provision of the articles of incorporation or bylaws of either Company or JEM Sales or the articles of organization or operating agreement of either of MNM Leasing and Warfighter Foods;

(b)   violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration of, any Contract, or result in the creation of any Lien upon any of the Purchased Assets (including, without limitation, any of the Contracts), or any of the Affiliate-Owned Personal Property or Affiliate-Owned Real Property;

(c)   violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to any Seller or any Beneficiary, any of the Purchased Assets, any Affiliate-Owned Personal Property, or any Affiliate-Owned Real Property; or

(d)   except for compliance with the HSR Act, require any consent, approval, authorization, or permit of or from, or filing with or notification to, any Governmental Entity (including, without limitation, with respect to any Permits).

Section 3.05         Financial Statements; Indebtedness.

(a)   The audited Financial Statements have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Companies at the dates thereof and the results of operations for the periods then ended.  The unaudited Financial Statements have been prepared in accordance with GAAP, however, customary notes and  period ending adjusting entries have not been made to such statements and to the Knowledge of Sellers, no such period ending adjusting entries would have a material effect on the unaudited Financial Statements.  The audited balance sheets included in the Financial Statements set forth all liabilities required to be disclosed under GAAP as of the respective dates of such balance sheets.  The books and records of each Company are accurate and complete in all material respects and are sufficient to permit the preparation and audit of financial statements of such Company in accordance with GAAP.  Set forth on Schedule 3.05 is a complete and accurate description of all balances and amounts included in the Financial Statements relating to SYL.

(b)   Schedule 3.05 sets forth a complete and accurate listing of all Indebtedness of each Company and, to the extent related to any Affiliate-Owned Personal Property or Affiliate-Owned Real Property, JEM Sales, Jeffrey Mauer, and James Mauer.  Schedule 3.05 sets forth a complete and accurate listing of all capital leases (as determined in accordance with GAAP) of each Company, including the description of the applicable Contract and all remaining payments to be made thereunder.

Section 3.06         Conduct Since December 31, 2005.  Except as disclosed in Schedule 3.06 and except for the transactions expressly contemplated by this Agreement, from and after December 31, 2005:

(a)   each of the Companies has carried on its business in the ordinary and usual course, consistent with its practices during the periods covered by the Financial Statements;

(b)   neither Company has sold, assigned, transferred, or otherwise disposed of any of its properties or assets other than in the ordinary course of its business;

(c)   neither Company has purchased or otherwise acquired from a third party assets constituting any other line of business or any material properties or assets outside the ordinary course of its business;

(d)   neither Company has disposed of any assets of such Company’s Business other than the sale or disposition of inventory and the collection of receivables in the ordinary course of business;

(e)   neither Company has increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or salaried employees, except as required under existing Employee Plans; secured, collateralized, or funded any Employee Plan not previously secured, collateralized, or funded; entered into, terminated, or substantially modified, any Employee Plan; or agreed to do any of the foregoing;

(f)    neither Company has entered into, or amended, modified, or terminated, any Contract outside the ordinary course of business;

(g)   neither Company has experienced any general work stoppage or other general labor dispute;

(h)   neither Company has written off (or otherwise removed from its books) any accounts payable which was not paid in full by the applicable Company; and

(i)    neither Company has entered into any agreement with respect to any of the foregoing.

Section 3.07         Undisclosed Liabilities.  After making the payments contemplated by Sections 2.03(c), except as is otherwise disclosed on Schedule 3.07 or on the Companies’ balance sheets included in the Financial Statements, as of the Closing Date, neither Company will have any material liabilities or obligations (whether accrued, absolute, contingent, or otherwise) required to be accrued on a balance sheet prepared in accordance with GAAP or to Sellers’ Knowledge, other than: (i) the Current Liabilities, (ii) liabilities and obligations arising with respect to periods after the Closing under the Contracts, the Permits, and the Employee Plans, and (iii) liabilities with respect to Taxes for periods prior to the Closing which are covered by the indemnification obligations of Sellers and Beneficiaries under Article 10.

Section 3.08         Taxes.

(a)   Each Company has prepared in good faith and duly and timely filed all Tax Returns which could give rise to a Lien on any Purchased Asset and, to the Knowledge of the Sellers, all such Tax Returns are correct and complete in all material respects.  Except as set forth on Schedule 3.08 or as accrued or reserved in the Final Working Capital Statement, each Company has paid all Taxes which are due and payable and could give rise to a Lien on any Purchased Asset.

(b)   Schedule 3.08 sets forth the following information with respect to each Company: (i) whether there is an examination pending by the IRS or any other Governmental Entity with respect to the Company and, if so, the tax years involved; and (ii) whether the Company has executed or filed with the IRS or any other Governmental Entity any agreement which is still in effect extending the period for assessment and collection of any Tax which could give rise to a Lien on any Purchased Asset and, if so, the tax years covered by such agreement and expiration date of such extension.  There are no Liens for Taxes upon any assets of either Company or upon any Affiliate-Owned Real Property or Affiliate-Owned Personal Property, except for statutory Liens for Taxes not yet delinquent.

(c)   Except as set forth on Schedule 3.08, neither Company is a party to any audit, investigation, action, or proceeding nor, to the Knowledge of the Sellers, is any such audit, investigation, action, or proceeding threatened, by any Governmental Entity for the assessment or collection of Taxes, and no deficiency notice or report has been received by either Company in respect of any deficiencies for Taxes.

(d)   Except as set forth on Schedule 3.08, neither Company has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments, that will not be deductible under Section 280G of the Code.

(e)   Each Company has complied with all applicable Laws with respect to payments made to third parties and the withholding of any Taxes against any payment and has timely withheld from employee wages and other payments and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over for all periods under all applicable Law.

(f)    No Seller is a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder (and, if requested by a Buyer, a Seller will provide certification to that effect to the Buyer at the Closing).

Section 3.09         Employee Plans.

(a)   Schedule 3.09 sets forth a complete list of all Employee Plans of each Company.  Each Company has previously delivered or made available to Buyers, for each of the Employee Plans of such Company, true and complete copies of:  (i) the plan document, including amendments and summary plan description, if any; (ii) the most recent determination letter, if any, received from the IRS with respect to the qualification of any Employee Plan intended to be qualified under Section 401(a) of the Code; (iii) the most recently filed annual return/report on Form 5500, if any; and (iv) each trust agreement or annuity contract relating to such Plan.  No change in any of the Employee Plans has been announced nor is any such change required, by Contract or otherwise (other than a change required by law for which the time provided by Law for making the required change has not yet passed).

(b)   The Zartic 401(k) Plan and, to the Knowledge of Sellers, each other Employee Plan, has been maintained, operated, and administered in compliance with its terms in all material respects.  Except as set forth on Schedule 3.09, none of the Employee Plans are subject to ERISA.  The Zartic 401(k) Plan and, to the Knowledge of Sellers, each of the other Employee Plans, complies with, and at all relevant times has complied in all material respects with, ERISA (to the extent subject to ERISA), the Code, and any other applicable Laws (including, without limitation, the provisions of ERISA relating to fiduciary obligations and disclosure and reporting requirements).  All Form I-9s and supporting documents for each employee of Zartic and Zar Tran are in compliance with all applicable Laws.

(c)   Neither Company now sponsors nor has ever sponsored, maintained, contributed to, or been required to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA or an Employee Plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.  No underfunded “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) has been, during the five (5) years preceding the Closing Date, transferred out of the controlled group of companies (within the meaning of Sections 414(b), (c), (m), and (o) of the Code) of which either Company is a member or was a member during such five-year period.

(d)   With respect to each Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA) and which is subject to any of the provisions of ERISA:  (i) each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such a determination that was timely filed; and (ii) with respect to the Zartic 401(k) Plan and, to the Knowledge of the Sellers, each other Employee Plan, no nonexempt prohibited transaction (as defined in Section 4975 of the Code) has occurred.  Neither Company is a party to, and has not completely or partially withdrawn from, any multi-employer plan (as defined for purposes of Section 3(37) of ERISA) which is subject to any of the provisions of ERISA.

(e)   No Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service, other than: (i) temporary coverage mandated by applicable Law; (ii) deferred compensation benefits accrued as liabilities on the books of either Company; or (iii) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary).

(f)    No Employee Plan is involved in or is the subject of any litigation, governmental investigation, audit, or compliance examination relating to or seeking benefits under any Employee Plan, or any claims other than routine benefit claims and, to the Knowledge of the Sellers, no such litigation or claim reasonably can be expected to be filed.

(g)   All required contributions to each Employee Plan, if any, have been made.

(h)   With respect to the Zartic 401(k) Plan and, to the Knowledge of the Sellers, each other Employee Plan, no event has occurred and no condition exists that would subject either Company or either Buyer to any tax under Sections 4971 through 4980B of the Code or to a fine or liability under Sections 501 and 502 of ERISA.  Except as otherwise described on Schedule 3.09, no provision of any Employee Plan prevents either Company or either Buyer from terminating such plan.

(i)    Except as set forth on Schedule 3.09, no employee or former employee of either Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit, including accelerated vesting rights under any Employee Plan, or accelerated time for payments under any Employee Plan, as a result of the transactions contemplated by this Agreement.  The Net Severance Amount for each individual listed on Schedule 1(b) is the full amount that would be payable to such individual if such individual was terminated at the Closing.

(j)    Neither Company sponsors any voluntary employee beneficiary association, as described in Section 501(c)(9) of the Code.

Section 3.10         Contracts.  Set forth on Schedule 3.10 is a complete list of all Contracts.  Sellers have provided to Buyers true and complete copies of all such Contracts.  Except as set forth on Schedule 3.10, no Seller is in default under any Contract; there has not occurred any event which, with the lapse of time or the giving of notice, or both, would constitute such a default; and, to the Knowledge of the Sellers, no other party to any of the Contracts is in default under any Contract nor has any event occurred that, with the lapse of time or the giving of notice, or both, would constitute such a default by any such other party.  The Warfighter Foods Assumed Contracts are the only contracts or agreements of Warfighter Foods which would be included in the Contracts if the definition of “Companies” included Warfighter Foods.

Section 3.11         Litigation; Pending Decrees.  Except as set forth on Schedule 3.11, there is no litigation, action, arbitration, or proceeding pending against any Seller or relating to any of the Purchased Assets, the Affiliate-Owned Real Property, the Affiliate-Owned Personal Property, or the Warfighter Foods Assumed Contracts, or, to the Knowledge of the Sellers, threatened against or affecting any Seller or relating to any of the Purchased Assets, the Affiliate-Owned Real Property, the Affiliate-Owned Personal Property, or the Warfighter Foods Assumed Contracts.  There is no judgment, decree, injunction, rule, or order of any Governmental Entity or arbitrator outstanding against any Seller or relating to the Purchased Assets, the Affiliate-Owned Real Property, the Affiliate-Owned Personal Property, or the Warfighter Foods Assumed Contracts.

Section 3.12         Legal Compliance; Permits and Licenses.

(a)   Except as disclosed on Schedule 3.12, each of the Companies, JEM Sales, and, to the extent related to the Affiliate-Owned Personal Property, the Affiliate-Owned Real Property, or the Warfighter Foods Assumed Contracts, James Mauer and Warfighter Foods, has complied with all applicable Laws and licenses, plans, and permits of all Governmental Entities having jurisdiction over them (including, without limitation, zoning ordinances, building codes, Environmental Laws and occupational health and safety laws and regulations, FDA, USDA, and the FTC) and: (i) no investigation or review by any Governmental Entity with respect to either Company, JEM Sales, or, to the extent related to the Affiliate-Owned Personal Property, the Affiliate-Owned Real Property, or the Warfighter Foods Assumed Contracts, James Mauer or Warfighter Foods, is, to the Knowledge of the Sellers, pending or threatened, and (ii) no Governmental Entity has indicated to any Seller any intention to conduct such an investigation or review.

(b)   Each of the Companies and their respective manufacturing facilities and processes, if any, and all Foods, packaging and food contact substances used in or with all Foods, comply, and have complied during the three (3) years prior to the date hereof, in all material respects, with all applicable USDA, FDA, FTC, other federal agency and any relevant state agency regulations relating to the regulation of Foods, packaging, and food contact substances. During the three (3) years prior to the date hereof, neither Company has had any co-packer other than Quik-to-Fix Foods.

(c)   Each Company has given Buyers access to (i) all written USDA noncompliance records and inspectional observations, FDA inspectional observations and warning letters, and written notices from the FTC, received by either Company during the last three (3) years from the USDA, FDA, FTC, or other similar federal agencies or states authorities relating to legal or regulatory non-compliance, (ii) such Company’s written response to such items identified in clause (i) which have been submitted to such regulatory agency or authority (except for such responses which are immaterial), and (iii) any further written correspondence from such Governmental Entity relating to the items identified in clause (i).

(d)   Each Company and, to the extent related to the JEM Sales Property or the JEM Sales Lab Equipment, JEM Sales, holds all Permits required for the operation of their respective businesses (including, without limitation, all Permits required by any Environmental Laws), all of which are valid and in full force and effect.  Set forth on Schedule 1(i) is a complete and accurate list of all Permits.  As of the Closing, all such Permits shall be held by the Companies and JEM Sales (or either of them).  None of the Sellers has received any notice that any Governmental Entity which has issued any such Permit intends to cancel, terminate, or not renew any such Permit nor, to the Knowledge of the Sellers, does any basis exist for any such cancellation, termination, or nonrenewal.

Section 3.13         Labor Matters.

(a)   Set forth on Schedule 3.13 is a true and complete list of the names, titles, and rate of compensation and the exempt status of all employees of each Company under the Fair Labor Standards Act, as amended from time to time.  Except as set forth on Schedule 3.13 or Schedule 3.11, (i) there are no written complaints, lawsuits, arbitration, or charges pending between either Company and any of their respective employees, and (ii) no employee of either Company is represented by any labor union and, to the Knowledge of the Sellers, no labor union is attempting to organize any employee of either Company or any group of employees of either Company.  Except as set forth on Schedule 3.13, each Company is in compliance in all material respects with all applicable laws respecting employment, equal employment, employment practices, employee health and safety, employment terms and conditions, and wages and hours and is not engaged in any unfair labor practice, and there is no pending or, to the Knowledge of the Sellers, threatened charge, complaint, grievance, compliance review, or audit against either Company relating to any employment Law.  Schedule 3.13 includes a list of each former employee of each Company and JEM Sales who is entitled to, or receives, benefits under COBRA, or other similar provision of federal, state, or local Law, as of the date of this Agreement.  Each employee of Zartic and Zar Tran is properly classified for purposes of the Fair Labor Standards Act.

(b)   Each Company maintains workers’ compensation insurance with limits not less than those required under the laws of each state to which it is subject or, if so indicated on Schedule 3.14, is a certified self-insurer under such laws.  All workers’ compensation insurance maintained by each Company is in full force and effect, and no payments with respect thereto are past due.

Section 3.14         Personal Property.

(a)   Set forth on Schedule 3.14 is a true and complete list of: (i) all Owned Personal Property; (ii) all machinery, equipment, vehicles, and other fixed assets relating to any

Affiliate-Owned Real Property; (iii) all Leased Personal Property; and (iv) all machinery, equipment, vehicles, and other fixed assets leased relating to any Affiliate-Owned Real Property or Affiliate-Owned Personal Property.  The Owned Personal Property of each of the Companies includes all machinery, equipment, vehicles, and other fixed assets reflected on the balance sheet of such Company as of September 30, 2006, which is included in the Financial Statements.  Except for the JEM Sales Lab Equipment and the MNM Assets, no Seller or Beneficiary or any Affiliate of any Seller or Beneficiary (other than the Companies or either of them) owns any machinery, equipment, vehicles, or other fixed assets used in either of the Businesses.  The JEM Sales Lab Equipment and the JEM Sales Property constitute all of the assets necessary to provide laboratory services to the Companies as provided by JEM Sales immediately prior to the date of this Agreement.  The Owned Personal Property, the Leased Personal Property, the Affiliate-Owned Personal Property, and the Affiliate-Owned Real Property constitute all of the assets necessary to operate the Businesses as such Businesses were operated immediately prior to the date of this Agreement.

(b)   Except as disclosed in Schedule 3.14, the Companies, or either of them, have good and valid title to all of the Owned Personal Property and all other of its tangible assets and a valid leasehold interest in all of the Leased Personal Property, in each case free and clear of all Liens, except Permitted Encumbrances.  Except as set forth on Schedule 3.14, all of the Owned Personal Property, the Leased Personal Property, and the Affiliate-Owned Personal Property is located on the Owned Real Property or Affiliate-Owned Real Property.  All of the agreements under which either Company leases the Leased Personal Property or the Affiliate-Owned Personal Property are included in the Contracts, and a Company enjoys, or with respect to the Contracts relating to the Affiliate-Owned Personal Property, will enjoy prior to or at the Closing, quiet possession of the Leased Personal Property and the Affiliate-Owned Personal Property.  Except for any personal property held for use (but not being used by any Seller), all of the Owned Personal Property, the Leased Personal Property, and the Affiliate-Owned Personal Property is in good operating condition, ordinary wear and tear excepted, and the Leased Personal Property has been maintained in accordance with the applicable Contract.  No Seller has received any notice that any of the Owned Personal Property, the Leased Personal Property, or the Affiliate-Owned Personal Property is in violation of any applicable building, zoning, safety, or other similar ordinance code or regulation.

Section 3.15         Real Property.

(a)   Set forth on Schedule 3.15 is a true and complete description of (i) all real property owned by either Company other than the Excluded Assets (“Owned Real Property”) and (ii) the Affiliate-Owned Real Property.  The Owned Real Property and the Affiliate-Owned Real Property are the only real property used in the Businesses.  Each Company owns marketable, fee simple title to each of the Owned Real Properties listed on Schedule 3.15 as being owned by such Company, James Mauer owns marketable, fee simple title to each of the Corporate Office Property and the West Rome Plant Property, and JEM Sales owns marketable, fee simple title to the JEM Sales Property, each free and clear of any and all Liens, except for (i) the Real Property Permitted Exceptions, (ii) such zoning or other restrictions, easements, rights-of-way, and covenants of record as do not, individually or in the aggregate, (A) interfere in any material respect with the present use or occupancy of the affected property by the Company which conducts Business thereon, (B) have more than an immaterial effect on the value of the affected property or its use, or (C) would impair the ability of the affected real property to be sold for its present use, and (iii) any Liens for any Indebtedness to be paid at Closing, provided such Indebtedness is paid at Closing, payoff letters sufficient to allow the Title Company to insure over such Liens at the Closing are delivered to the Title Company, and such Liens are released as soon as practicable after the Closing.  Except for (1) the lease of the Corporate Office Property and the West Rome Plant Property by James Mauer to Zartic, (2) the lease of the storage facility on the JEM Sales Property by JEM Sales to Zartic, (3) the sublease of the JEM Sales Metal Building by Zartic to JEM Sales, (4) the lease of the Parking Area by Zartic to Zar Tran, and (5) the sublease of the Parking Area by Zar Tran to Penske Truck Leasing Co., L.P., neither Company leases any real property.

(b)   The buildings and fixtures included in the Owned Real Property and the Affiliate-Owned Real Property are in good working condition, ordinary wear and tear excepted, and none are subject to any rights of way or use restrictions that now limit or interfere in any material respect with, or will limit or interfere in any material respect with after the Closing, the use of such real property in the manner in which it has been used by either Company, James Mauer, or JEM Sales immediately prior to the date of this Agreement.  Except as otherwise set forth on Schedule 3.15:  (i) the water, electric, gas, and sewer utility services and the storm drainage facilities currently available to the Owned Real Property and the Affiliate-Owned Real Property are adequate for the present use of such real property in the conduct of the Businesses (or with respect to the JEM Sales Property, the laboratory operated by JEM Sales); (ii) no Seller has received any notice that any Governmental Entity having the power of eminent domain or condemnation over the Owned Real Property or the Affiliate-Owned Real Property has commenced or intends to exercise the power of eminent domain or condemnation or a similar power with respect to all or any part of such real property; (iii) no assessment for public improvements has been made against the Owned Real Property or the Affiliate-Owned Real Property on which any installment is due and payable and remains unpaid; and (iv) no notice from any Government Entity has been received by any Seller requiring or calling attention to the need for any work, repair, construction, alteration, or installation on or in connection therewith which has not been complied with in full prior to the date of this Agreement.

Section 3.16         Receivables; Inventory.  Except as otherwise described on Schedule 3.16, each of the Receivables of each Company has arisen in the ordinary course of business from bona fide, arms-length transactions.  Except as otherwise described on Schedule 3.16, all of the Inventory is located at the Owned Real Property or the Affiliate-Owned Real Property.

Section 3.17         Proprietary Rights.  Set forth on Schedule 3.17 is a complete list of all Proprietary Rights which are used in the conduct of either Business or which are necessary for the conduct of either Business in the manner in which such business heretofore have been conducted, together with a summary description of such Proprietary Rights and full information concerning the filing, registration, issuance, or licensing thereof.  Except as otherwise described on Schedule 3.17, the Companies (or either of them) own or otherwise have the full ownership of and right to use all such Proprietary Rights.  To the Knowledge of the Sellers, the existence or use of the Proprietary Rights by either Company does not infringe upon the rights of any other party, and no claim of such infringement is pending or threatened.  No licenses, sublicenses, or agreements with respect to the Proprietary Rights have been granted or entered into by either Company, except pursuant to Proprietary Rights Licenses listed on Schedule 3.10.

Section 3.18         Environmental Matters.

Except as set forth in Schedule 3.18, no Company or, to the extent related to the Affiliate-Owned Real Property, James Mauer or JEM Sales, or any Owned Real Property or Affiliate-Owned Real Property or any other real property currently owned or leased by either Company or currently used in either Business, has been or is now in material violation of any Environmental Laws.  Except as otherwise set forth in Schedule 3.18: (i) there are no actions, suits, written demands, written notices, claims, or proceedings under any Environmental Laws pending or, to the Knowledge of the Sellers, threatened against either Company or, to the extent related to the Affiliate-Owned Real Property, James Mauer or JEM Sales, or relating to the Owned Real Property or the Affiliate-Owned Real Property or any other real property currently owned or leased by either Company or currently used in either Business, or against any Entity whose liability for such actions, suits, demands, notices, claims, or proceedings either Company or, to the extent related to the Affiliate-Owned Real Property, James Mauer or JEM Sales has assumed or retained, either contractually or by operation of law, including, without limitation, any written notices, demand letters, or requests for information from any Governmental Entity making inquiries relating to any Environmental Laws or any written notice that either Company or, to the extent related to the Affiliate-Owned Real Property, James Mauer or JEM Sales was, is, or may be a potentially responsible party for investigation or remediation of any site under any Environmental Laws; and (ii) to the Knowledge of the Sellers, there are no investigations pending or threatened against either Company or, to the extent related to the Affiliate-Owned Real Property, James Mauer or JEM Sales relating to the compliance with any Environmental Laws of either Business, the Owned Real Property, the Affiliate-Owned Real Property, or any other real property currently owned or leased by either Company or currently used in either Business.  Except as set forth in Schedule 3.18, and to the Knowledge of the Sellers: (i) the Owned Real Property, the Affiliate-Owned Real Property, and any other real property currently owned or leased by either Company or currently used in either Business have not been subject to any Release or threatened Release of any Hazardous Substance except in compliance with Environmental Laws, have not been and are not the subject of any environmental investigation or cleanup, and are not subject to any restrictions on ownership, occupancy, use, or transferability under any Environmental Laws; (ii) there are no past or present conditions, circumstances, activities, practices, omissions, plans, or contractual undertakings that will interfere with or prevent continued compliance by the Companies and, to the extent related to the Affiliate-Owned Real Property, James Mauer and JEM Sales with Environmental Laws and the material requirements of any Permits issued under any Environmental Laws or which will give rise to any liability or other obligation under any Environmental Laws; (iii) neither the Owned Real Property or the Affiliate-Owned Real Property nor any other real property currently owned or leased by either Company or currently used in either Business contains any Hazardous Substance except in compliance with Environmental Laws; (iv) neither Company nor, to the extent related to the Affiliate-Owned Real Property, James Mauer or JEM Sales has received any written notice or demand that would form the basis for any liability for costs to investigate, remove any contamination from, or remediate any site pursuant to any Environmental Laws; (iv) to the Knowledge of the Sellers, there are not now and there have never been any underground storage tanks on the Owned Real Property, the Affiliate-Owned Real Property, or any other real property currently owned or leased by either Company or currently used in either Business; and (v) to the Knowledge of the Sellers, there are not now and there have never been any friable asbestos-containing materials or polychlorinated biphenyls on the Owned Real Property, the Affiliate-Owned Real Property, or any other real property currently owned or leased by either Company or currently used in either Business except as in compliance with Environmental Laws.  All on-site and off-site locations where either Company or, to the extent related to the Affiliate-Owned Real Property, James Mauer or JEM Sales has stored, disposed, reclaimed, or treated or arranged for disposal, reclamation, or treatment of any Hazardous Substance are identified on Schedule 3.18.

Section 3.19         Certain Transactions.  Except as set forth on Schedule 3.19, no officer, director, employee, or shareholder of either Company or any Affiliate of either of them is currently a party to any transaction with either Company or relating to any Affiliate-Owned Real Property or Affiliate-Owned Personal Property, including, without limitation, any contract, agreement, or other arrangement: (a) providing for the furnishing of services to or by, (b) providing for rental of real or personal property to or from, or (c) otherwise requiring payments to or from, any such officer, director, employee, or shareholder, any member of the family of any such officer, director, employee, or shareholder, or any Entity in which any such officer, director, employee, or shareholder has a substantial interest or which is an Affiliate of such officer, director, employee, or shareholder.  All contracts, agreements or other arrangements described on Schedule 3.19 will be terminated at or prior to the Closing.

Section 3.20         Certain Business Relationships.Except as set forth on Schedule 3.20, as of the date of this Agreement, no creditor, employee, customer, or other person having a material business relationship with either Company has informed such Company that such person intends to change, or is considering changing, such relationship (including, without limitation, because of the transactions contemplated by this Agreement).

Section 3.21         Accounts Payable and Accrued Expenses.All of the Payables included in the Current Liabilities of each Company were incurred for goods or services purchased in the ordinary course of business or in connection with the transactions contemplated by this Agreement.  All other accrued expenses included in the Current Liabilities of each Company were incurred in the ordinary course of the business or in connection with the transactions contemplated by this Agreement.  There are no material Payables of either Company that are unpaid past their stated terms and not included in the Excess Accounts Payable for such Company.

Section 3.22         Products Liability.  Except as set forth on Schedule 3.22, since October 1, 2003, no products liability claim exceeding Ten Thousand U.S. Dollars ($10,000) has been made against either Company (whether or not covered by insurance) with respect to any Food or other products manufactured, processed, or sold by either Company.

Section 3.23         Warranty Claims.  Each Company has provided to Buyers a complete and accurate report showing all warranty claims exceeding Ten Thousand U.S. Dollars ($10,000) made against the Company since October 1, 2003.

Section 3.24         Illegal Practices.  Neither Company or Warfighter Foods nor any shareholder, officer, director, employee, or agent acting on behalf of either Company or Warfighter Foods has ever given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, government employee or official, or any other person who is or may be in a position to help or hinder either Company, either Business or Warfighter Foods in connection with any actual or proposed transaction, which gift or similar benefit: (i) is not reflected in the Financial Statements or (ii) constitutes a violation of law.

Section 3.25         Disclosure.  To the Knowledge of the Sellers, the representations and warranties of the Sellers contained in this Agreement and the information set forth on the Schedules do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

Section 3.26         Certain Fees and Liabilities.  Except for the obligations owed to Fidus Partners, LLC under the Fidus Engagement Letter, no Seller has paid or is obligated to pay any fee or commission to any broker, finder, or intermediary in connection with the transactions contemplated by this Agreement.  Sellers shall pay all fees, commissions, compensation, costs, or other expenses or indemnities arising out of or relating to the Fidus Engagement Letter.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers hereby, jointly and severally, represent and warrant to Sellers, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.01         Corporate Organization.

Each Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Ohio.  Each Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a material adverse effect on such Buyer.  Each Buyer has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted.

Section 4.02         Authority; Execution and Delivery; Enforceability.

Each Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized and approved by all necessary corporate action on the part of each Buyer.  This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, each Buyer enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 4.03         Consents and Approval; No Violation.  Except as otherwise provided in Schedule 4.03, neither the execution and delivery of this Agreement by either Buyer, nor the consummation by either Buyer of the transactions contemplated hereby, nor compliance by either Buyer with any of the provisions hereof, will:

(a)   conflict with or result in any breach of any provision of the Articles of Organization or Operating Declaration of either Buyer;

(b)   violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of either Buyer under, any note, bond, mortgage, indenture, deed of trust, lease, agreement, or other instrument or obligation to which either Buyer is a party or to which its properties or assets may be subject, except for such violations, conflicts, defaults, terminations, or accelerations which would not have a material adverse effect on either Buyer;

(c)   violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to either Buyer or any of their respective properties or assets; or

(d)   except as required under the HSR Act, require any consent, approval, authorization, or permit of or from, or filing with or notification to, any Governmental Entity.

Section 4.04         Certain Fees and Liabilities.  Neither Buyer has paid, and neither Buyer is obligated to pay, any fee or commission to any broker, finder, or intermediary in connection with the transactions contemplated by this Agreement.

ARTICLE 5.
PRE-CLOSING COVENANTS

Section 5.01         Interim Operations of the Companies.  During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article 9, except as specifically contemplated by this Agreement, or as may be approved in writing by Buyers:

(a)   Each of the Companies shall conduct its Business in, and only in, the ordinary course in substantially the same manner as heretofore conducted, use commercially reasonable efforts to preserve and protect its Business, rights, properties and assets, and, to the extent consistent with such Business, use commercially reasonable efforts to preserve intact its respective present business organization, keep available the services of its respective present officers and employees, and preserve its respective relationships with customers and suppliers.

(b)   Except as set forth on Schedule 5.01, neither Company shall incur or assume any liabilities, obligations, or indebtedness for borrowed money or guarantee any such liabilities, obligations, or indebtedness, other than trade payables incurred in the ordinary course of business consistent with past practices.

(c)   Neither Company nor to the extent related to the Affiliated Owned Personal Property or Affiliate-Owned Real Property, James Mauer or JEM Sales, shall permit, allow or suffer any of its assets to become subjected to any Liens of any nature which did not exist on the date of this Agreement.

(d)   Neither Company shall waive any claims or rights of substantial value.

(e)   Except as set forth on Schedule 5.01, neither Company shall: (i) adopt or amend any bonus, profit sharing, compensation (including both qualified and non-qualified deferred compensation arrangements), severance, stock option, pension, retirement, or other employee benefit agreement, trust, plan, or arrangement for the benefit or welfare of any present or former director, officer, or employee of such Company; (ii) increase the compensation or fringe benefits, except in the ordinary course of business in accordance with past practices, or pay any bonus, compensation, or benefit not required by any existing plan or arrangement; (iii) hire any hourly or salaried employee, except in the ordinary course of business in accordance with past practices; (iv) enter into or extend any employment agreement; or (v) enter into any contract, agreement, commitment, or arrangement to do any of the foregoing.

(f)    Neither Company shall sell or dispose of any assets other than Inventory sold or used in the ordinary course of business and Receivables collected in the ordinary course of business.

(g)   Neither Company shall accelerate the collection of any Receivables or decelerate the payment of any Payables.

(h)   Neither Company shall make or incur any individual capital expenditure other than capital expenditures made in accordance with past practices of such Company.

(i)    No Seller shall take any action which would cause any of the representations and warranties of the Sellers set forth in Article 3 to be untrue as of the Closing Date.

(j)    Neither Company shall agree, whether in writing or otherwise, to do any of the foregoing.

Each Seller shall take or cause to be taken each action that is required to be taken under this Section 5.01, and shall not take or permit to be taken any action which is prohibited under this Section 5.01.

Section 5.02         Access to Information.  Prior to the Closing, each Company, JEM Sales, and, to the extent related to the Affiliate-Owned Real Property or the Affiliate-Owned Personal Property, James Mauer, MNM Leasing, and Jeffrey Mauer (with respect to Warfighter Foods) shall provide Buyers and their respective authorized representatives with reasonable access during normal business hours to the facilities and to the books and records of such Entity, and shall cause its employees and representatives promptly to furnish Buyers with such information with respect to the Businesses and properties of the Companies, JEM Sales, MNM Leasing, and, to the extent related to the Affiliate-Owned Real Property, the Affiliate-Owned Personal Property, or the Warfighter Foods Assumed Contracts, James Mauer and Jeffrey Mauer (with respect to Warfighter Foods), as Buyers or their respective authorized representatives from time to time reasonably may request.  Each Company shall cause the firm(s) of accountants auditing the financial statements of such Company to make available to Buyers and their respective representatives the work papers of such firm with respect to its reviews of such financial statements.  The foregoing notwithstanding, Buyers shall not unreasonably interfere with any of the businesses or operations of either Company, JEM Sales, MNM Leasing, James Mauer, or Warfighter Foods; and provided further, that Buyers shall provide reasonable notice and the right of a representative appointed by the Sellers to participate in any such visits, reviews, or discussions.

Section 5.03         Notice of Certain Events.  After the date of this Agreement and until the Closing, should any Seller acquire Knowledge of:  (i) any matter which, if existing, occurring or known as of the date of this Agreement, would have been required to be disclosed to Buyers pursuant to a representation or warranty or covenant contained in this Agreement; (ii) any occurrence, omission or state of events which constitutes a breach of any representation, warranty or covenant of any Seller in this Agreement; (iii) any Material Adverse Effect affecting either Company; (iv) the institution or threat of institution of any litigation or governmental investigation relating to any Seller or the transactions contemplated by this Agreement; or (v) the occurrence, or the failure to occur, of any other event, if such occurrence or failure is likely to result in the failure to satisfy any condition to the obligation of Buyers to consummate the transactions contemplated by this Agreement as set forth in Section 6.01, such Seller promptly shall notify Buyers thereof in writing, in sufficient detail to permit a reasonable analysis thereof.  Such Seller also shall furnish to Buyers such additional information related to the matter in question as Buyers reasonably may request.

Section 5.04         Efforts to Consummate Transactions.  Subject to the terms and conditions of this Agreement, each of the parties shall use commercially reasonable efforts promptly to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to (a) obtain all necessary waivers, consents, and approvals from other parties to Assumed Contracts, Permits, and Warfighter Foods Assumed Contracts; (b) to obtain all necessary consents, approvals, and authorizations as are required to be obtained under any Laws; (c) to effect all necessary filings with any Governmental Entity, including without limitation, filings under the HSR Act; (d) to fulfill all conditions to this Agreement; and (e) to keep the other parties reasonably apprised of the status of all such efforts.  Nothing contained in this Agreement, however, shall require any party to cure any breach of this Agreement by any other party, or to waive any condition to its obligations to effect the transactions contemplated by this Agreement.

Section 5.05         No Solicitation or Negotiation.  No Seller or Beneficiary shall, or shall permit any of its, his or her respective directors, officers, employees, shareholders, agents, Affiliates, or representatives to: (i) furnish any confidential information regarding either Company, the Businesses, the Affiliate-Owned Real Property or the Affiliate-Owned Personal Property to any third party for the purpose of soliciting, encouraging or enabling such party to propose an acquisition of any of the Zartic Purchased Assets, the Zar Tran Purchased Assets, or all or any part of either Business, or any Affiliate-Owned Real Property or Affiliate-Owned Personal Property (other than the disposition of inventory in the ordinary course of business and the disposition of other assets permitted under Section 5.01), or (ii) solicit, encourage, negotiate or accept any offer by any third party to acquire any of the capital stock or assets (other than the disposition of inventory in the ordinary course of business and the disposition of other assets permitted under Section 5.01) of either Company or either Business or any of the Affiliate-Owned Real Property or Affiliate-Owned Personal Property.  Sellers and Beneficiaries shall promptly notify Buyers if any of them or any of their representatives receives or becomes aware of any such offer.

Section 5.06         Affiliate-Owned Real Property and Owned Real Property.

(a)   At the Closing, (i) Zartic shall transfer all of its right, title, and interest in and to the Owned Real Property to Zartic Buyer (or any Entity designed by Zartic Buyer), (ii) Zar Tran shall transfer all of its right, title, and interest in and to the Owned Real Property to Zar Tran Buyer (or any Entity designated by Zar Tran Buyer), (iii) James Mauer shall transfer all of his right, title, and interest in and to the Corporate Office Property and the West Rome Plant Property to Zartic Buyer (or any Entity designated by Zartic Buyer), and (iv) JEM Sales shall transfer all of its right, title, and interest in and to the JEM Sales Property to Zartic Buyer (or any Entity designated by Zartic Buyer), with such transfers being in a form acceptable to Buyers, and in accordance with this Section.

(b)   Duly executed originals of the deeds transferring the Affiliate-Owned Real Property and the Owned Real Property to the Buyers specified in paragraph (a) of this Section shall be delivered on or prior to the Closing Date to the Title Company for the recording in the applicable county records for conveyances of real property and shall contain a covenant and warranty by the owner of such real property that the granted property is free from all encumbrances made by the owner of such real property and that the owner of such real property does warrant and will defend the same to such Buyer, its successors and assigns, forever, against the lawful claims and demands of all persons claiming by, through, or under the owner of such real property, but against none other; the conveyance and the foregoing covenant and warranty being subject, however, to the Real Property Permitted Exceptions.

(c)   Prior to the Closing, Buyers intend (but shall have no obligation) to obtain a commitment for an owner’s policy of title insurance (a “Title Commitment”) for each of the

Owned Real Property and the Affiliate-Owned Real Property, each issued by a title company acceptable to Buyers (the “Title Company”) and dated as of a current date, pursuant to which the Title Company shall commit to issue an ALTA Form B, 1992 owner’s policy of title insurance for each such property, in such amounts as Buyers shall determine.  The term “Title Commitment” as used in this Agreement in reference to any of the properties shall mean and include the original commitment for title insurance for such property and all endorsements thereto.  If any Title Commitment shows that (i) the owner of such property does not have good record and marketable, indefeasible, fee simple title to such property or (ii) with respect to any property there are any defects, security interests, liens, encumbrances, easements, restrictions, covenants, reservations, conditions, encroachments, claims, assessments (general or special) with respect to streets, utilities, or other public improvements or any other exceptions whatsoever, including, but not limited to, the standard exceptions relating to mechanics’ and materialmen’s liens, persons in possession, unrecorded easements, encroachments, other matters of survey and the like, and taxes and assessments not shown as liens on the public records, other than Real Property Permitted Exceptions, and if either Buyer notifies the Companies of its objection to any such matters, then the Companies shall promptly undertake and complete or cause to be completed prior to the Closing Date all actions as are necessary to satisfy or eliminate any such objections to title, and shall cause an endorsement to the Title Commitment to be issued deleting or insuring against the objectionable matters.  Without limiting the foregoing, prior to the Closing, the Companies shall obtain from the applicable zoning authorities such zoning letters and other evidence of zoning compliance as may be required in order to establish that the Owned Real Property and Affiliate-Owned Real Property are in compliance with all applicable zoning Laws.  Notwithstanding anything to the contrary in this Agreement, in no event shall the failure of the Owned Real Property or the Affiliate-Owned Real Property to comply with applicable zoning Laws be deemed a Real Property Permitted Exception hereunder.

(d)   At or prior to the Closing, the applicable owner of each of the Owned Real Property and the Affiliate-Owned Real Property shall furnish to Buyers and the Title Company a customary owner’s affidavit as to mechanics’ and materialmen’s liens and persons in possession with respect to each property required by the Title Company as a condition to its deletion of the standard exceptions relating to such liens and possession from the title policy.  Such affidavit shall also provide that the applicable owner of the real property does not know of any defect, security interest, lien, encumbrance, easement, restriction, covenants, reservation, condition, claim, encroachment, tax or assessment (general or special), other than as shown on the Title Commitment for such property.  At or prior to the Closing, the applicable owner of each property shall deliver any other affidavits and indemnities required in connection with the issuance of any endorsement to the title policies which Buyers desire to obtain including, without limitation, creditors’ rights endorsements.  At the Closing, the applicable owner of each property shall deliver such affidavits, waivers and estoppels relating to brokers’ liens as may be required by the Title Company in order to issue the title policies free and clear of any brokers’ liens or claims or rights relating thereto.  All costs, fees, and premiums of each Title Commitment, the title policies issued pursuant thereto, and any endorsements obtained by Buyers, including the costs of title examination and title abstracts or certificates, shall be borne solely by the applicable Buyer.

(e)   Prior to the Closing, Buyers intend (but shall have no obligation) to obtain a survey and a metes and bounds description of each of the Owned Real Property and the Affiliate-Owned Real Property, prepared by a registered surveyor licensed in the state where the property is located, containing the certifications and the minimum standard detail requirements for land surveys as adopted by the ALTA/ACSM, and shall show and contain, without limiting the generality of the foregoing requirements, all sanitary sewer, storm sewer, and surface drainage, water, electric power, and natural gas lines, facilities, and connections, the location of any buildings, improvements, roads, highways, streets, water courses, easements, rights-of way, encroachments, and whether the property is within a special flood hazard area.  Each survey shall be certified to the applicable Buyer (and if requested by such Buyer, Buyer’s designee), Buyers’ lender, the Title Company, and such other persons as Buyers may request, and shall be in such form and with respect to such matters as Buyers may request.  Each survey shall be acceptable to, and shall contain such other matters required by, the Title Company for purposes of removing from the title policies to be issued in accordance with Section 5.06(c) hereof, the standard exceptions relating to matters of survey, unrecorded easements, encroachments, and the like.  The applicable property owner shall cause its record ownership of each parcel to reflect the legal descriptions so prepared.  All costs of the surveys and all costs of causing the new descriptions to be made of record shall be borne solely by the applicable Buyer.

Section 5.07         Affiliate-Owned Personal Property.  All leases relating to any Affiliate-Owned Personal Property, including, but not limited to, that certain Equipment Lease dated April 1, 2003 between MNM Leasing (f/k/a 3M Leasing Company, LLC) and Zartic (collectively, the “Related Party Personal Property Leases”) shall be terminated prior to the Closing with the effect that at the Effective Time, Zartic Buyer shall own all of the Affiliate-Owned Personal Property free and clear of all Liens.  Sellers shall cause all contracts, agreements and arrangements described on Schedule 3.19 to be terminated at or prior to Closing.

Section 5.08         JEM Sales Metal Building; Removal of Certain Assets.  (a)  JEM Sales shall be permitted to continue to use the JEM Sales Metal Building for a period commencing on the Closing Date and ending one hundred twenty (120) days thereafter (the “License Expiration Date”), on and subject to the following terms and conditions:

(i)                                     JEM Sales shall use the JEM Sales Metal Building only for such purposes as they were used immediately prior to the date of this Agreement.  In its use and occupancy of the JEM Sales Metal Building, JEM Sales shall not commit or permit to be committed any act or omission that violates any applicable Law.

(ii)                                  JEM Sales shall indemnify and save harmless Zartic Buyer (or the designee purchasing the West Rome Plant Property which includes the JEM Sales Metal Building) from and against any and all claims, liabilities, damages, or losses, and any expenses incidental to the defense of same, resulting from injury or death of any person or damage to property occurring on or about the JEM Sales Metal Building or in any manner in conjunction with the use and occupancy of such building, unless the injury, death, or damage was sustained as a result of the negligence or willful misconduct of Zartic Buyer (or the designee).

(iii)                               JEM Sales shall carry and maintain commercial general liability insurance on the JEM Sales Metal Building throughout the period of its occupancy thereof, with Zartic Buyer (or the designee purchasing the West Rome Plant Property which includes the JEM Sales Metal Building) and any lender named as additional insureds and with limits of not less than $2,000,000 for personal injury or death arising out of any one occurrence and not less than $2,000,000 for damage to property arising out of any one occurrence.  On or prior to the Closing Date, JEM Sales shall furnish Zartic Buyer (or the designee) with copies of the policy or a certificate evidencing that the insurance is in full force and effect and stating the terms of the insurance.

(iv)                              By not later than the License Expiration Date, JEM Sales shall vacate the JEM Sales Metal Building and surrender the same clean and in the same or better condition as received.

(v)                                 Any improvements or additions made to the JEM Sales Metal Building shall be and become the sole property of Zartic Buyer (or the designee purchasing the West Rome Plant Property which includes the JEM Sales Metal Building) as of the Closing Date without any compensation to JEM Sales therefor.

(b)           For a period of one hundred twenty (120) days following the Closing, Sellers shall provide Zartic Buyer with reasonable access to the property located at 2101 Rockmart Highway, Rome, Georgia to allow Zartic Buyer to remove any of the Purchased Assets that are located on such property.

Section 5.09         Supplemental Disclosure.  Following the execution of this Agreement and prior to the Closing, Sellers by written notice to Buyers shall have the right to provide supplements or amendments to any Schedule to this Agreement with respect to any events or occurrences which may first arise after the date of this Agreement and which, if existing or occuring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that if any such events or occurrences (individually or in the aggregate) have a Material Adverse Effect, then Buyers shall have the right to terminate this Agreement in accordance with Section 9.01.

Section 5.10         Customer Interviews.  Following the execution of this Agreement, Buyers shall complete telephone interviews of the Zartic customers set forth on Schedule 5.10 in such manner as agreed upon by Buyers and Sellers.  If based on the results of such interviews, Buyers determine that there would be a Material Adverse Effect, Buyers shall notify Sellers thereof in writing and shall have the right to terminate this Agreement within five (5) business days after the date of this Agreement in accordance with Section 9.01.

Section 5.11         Personal Guarantees and Pledged Collateral.  At the Closing, Buyers shall take such actions as are reasonably necessary to release the personal guarantees of Sellers and Beneficiaries in favor of (a) TIN Inc. (d/b/a Temple-Inland) with respect to a Supply

Agreement, dated August 19, 2005, and (b) letters of credit relating to a surety bond payable to the USDA, Food and Nutrition Service and issued by International Fidelity Insurance Company pursuant to a National Master Processing Agreement, and to release any collateral securiting such letters of credit.

ARTICLE 6.
CONDITIONS TO THE CLOSING

Section 6.01         Conditions to the Obligations of Buyers.  The obligations of Buyers to effect the transactions at the Closing contemplated by this Agreement shall be subject to the fulfillment (or waiver by Buyers) at or prior to the Closing of all of the following conditions:

(a)   All agreements and covenants required by this Agreement to be complied with or performed or fulfilled by any Seller or any Beneficiary at or prior to the Closing shall have been complied with, performed or fulfilled in all material respects.

(b)   All of the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects (other than any such representation or warranty which is qualified by materiality, Material Adverse Effect or the like, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing as if made at and as of such time, except to the extent that any such representation or warranty expressly states that it is made as of a specified date, in which case such representation or warranty shall continue as of the Closing to be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or the like, true and correct in all respects) as of such specified date.

(c)   Except as disclosed in the Schedules, which may be updated as of the Closing Date in accordance with Section 5.09 and delivered to Buyers at the Closing, there shall have been no change in the financial condition results of operations, business, properties, or prospects of either Company since September 30, 2006 that (when aggregated with all such changes): (i) has or will have a Material Adverse Effect; or (ii) would have a material adverse effect on the ability of any Seller to consummate the transactions contemplated by this Agreement.

(d)   No action, suit, or proceeding by any Governmental Entity shall be pending, and neither Buyer shall have received any notice of any intention of any Governmental Entity to institute any action, suit, or proceeding, which:  (i) challenges or seeks to restrain or prohibit the purchase or sale of any of the Purchased Assets, the Affiliate-Owned Real Property, the Affiliate-Owned Personal Property or any of the other transactions contemplated by this Agreement or seeks to obtain from either Buyer, any damages in connection with the purchase and sale of the Purchased Assets, the Affiliate-Owned Real Property, or the Affiliate-Owned Personal Property, (ii) seeks to prohibit or limit the ownership or operation by either Buyer of either Business, or to compel either of them to dispose of or hold separate, any material portion of their respective businesses or assets as a result of the purchase and sale of the Purchased Assets, the Affiliate-Owned Real Property, the Affiliate-Owned Personal Property, or any of the other transactions contemplated by this Agreement, (iii) seeks to impose limitations on the ability of either Buyer to acquire or hold, or exercise full rights of ownership of, the Purchased Assets, the Affiliate-Owned Real Property, or the Affiliate-Owned Personal Property, or (iv) seeks to prohibit either Buyer from effectively controlling in any material respect the Businesses, the Purchased Assets, the Affiliate-Owned Real Property, or the Affiliate-Owned Personal Property.

(e)   There shall not be in effect any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary injunction, permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Purchased Assets, any Affiliate-Owned Real Property, or any Affiliate-Owned Personal Property.

(f)    Any waiting period (and any extension thereof) under the HSR Act which is applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.

(g)   All other required filings and registrations with, and notifications to, all Governmental Entities, if any, required for the consummation of the transactions contemplated by this Agreement shall have been made, and all waivers, approvals, consents, Permits, if any, shall have been received and shall be in full force and effect.

(h)   Sellers shall have obtained the consents set forth on Schedule 6.01(h).

(i)    Buyers shall have obtained financing for the consummation of the transactions contemplated by this Agreement on the terms of the Financing Commitment Letter.

(j)    Jeffrey Mauer and Pierre Foods, Inc., the sole member of Zartic Buyer, shall have entered into an employment agreement, substantially in the form attached hereto as Exhibit D, pursuant to which Jeffrey Mauer shall become an employee of Pierre Foods, Inc. as of the Effective Time (the “Jeffrey Mauer Employment Agreement”).

(k)   Buyers shall have completed the customer interviews in accordance with Section 5.10 and shall not have exercised its right to terminate this Agreement in accordance with such Section.

(l)    By not later than the Closing Date, each Buyer shall have satisfied itself that neither the surveys prepared pursuant to Section 5.06(e), nor the Title Commitments show that any property covered thereby is subject to any easements, rights-of-way, encroachments, overhangs or evidence of other matters whether or not of record which an accurate survey and inspection of the property would disclose, other than Real Property Permitted Exceptions.

(m)  By not later than the Closing Date, each Buyer shall have satisfied itself that the surveys prepared pursuant to Section 5.06(e) are acceptable to the Title Company for purposes of removing from the title policy to be issued with respect to the applicable property in accordance with Section 5.06(c) hereof, the standard exceptions relating to matters of survey, unrecorded easements, encroachments and other survey matters and the like.

Section 6.02         Conditions to the Obligations of the Sellers.  The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by James Mauer) at or prior to the Closing of the following conditions:

(a)           All agreements, covenants and obligations required by this Agreement to be complied with, performed or fulfilled by Buyers at or prior to the Closing shall have been complied with or performed in all material respects.

(b)           All of the representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects (other than any such representation or warranty which is qualified by materiality, Material Adverse Effect or the like, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing as if made at and as of such time, except to the extent that any such representation or warranty expressly states that it is made as of a specified date, in which case such representation or warranty shall continue as of the Closing to be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or the like, true and correct in all respects) as of such specified date.

(c)           No action, suit or proceeding by any Governmental Entity shall be pending, and no Seller shall have received any notice of any intention of any Governmental Entity to institute any action, suit or proceeding, which challenges or seeks to restrain or prohibit the purchase and sale of any of the Purchased Assets, the Affiliate-Owned Real Property, the Affiliate-Owned Personal Property or any of the transactions contemplated by this Agreement or seeks to obtain from any Seller any damages in connection with the purchase and sale of the Purchased Assets, the Affiliate-Owned Real Property, or the Affiliate-Owned Personal Property.

(d)           There shall not be in effect any statute, rule, regulations, executive order, decree, temporary restraining order, preliminary injunction, permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Purchased Assets, the Affiliate-Owned Real Property, or the Affiliate-Owned Personal Property.

(e)           Any waiting period (and any extension thereof) under the HSR Act which is applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.

(f)            All other required filings and registrations with, and notifications to, all Governmental Entities, if any, required for the consummation of the transactions contemplated by this Agreement shall have been made, and all waivers, approvals, consents, licenses, permits and authorizations of all Governmental Entities, if any, shall have been received and shall be in full force and effect.

(g)           Sellers and Beneficiaries shall have obtained releases from the personal guarantees and pledged collateral described in Section 5.11 or evidence that such personal guarantees and pledged collateral will be released promptly following the Closing.

(h)           For purposes of qualifying for exemption from sales or use tax liability in connection with the transaction contemplated by this Agreement, each Buyer, as applicable, shall have: (i) registered with and obtained sales and use tax registration numbers from the Georgia and Alabama Departments of Revenue; (ii) with respect to any Alabama vehicular assets to be acquired hereunder, presented the applicable Seller with a properly completed Alabama Form ST: EX-1 Out-of-State Use Certificate for such vehicular assets; (iii) with respect to Alabama inventory to be acquired hereunder, presented the applicable Seller with a document showing the name, address, and Alabama sales tax account number of such Buyer, identifying the Alabama inventory being acquired and stating that such Buyer is acquiring such inventory for subsequent resale; and (iv) with respect to Georgia inventory to be acquired hereunder, presented the applicable Seller with a fully-executed Georgia Form ST-5 bearing such Buyer’s Georgia Sales Tax Registration Number and checking the “resale” box; provided, however that the applicable Seller shall provide reasonable cooperation, as may be requested by either Buyer, to facilitate Buyer’s compliance with the requirements of (i) through (iv).

ARTICLE 7.
CLOSING

Section 7.01         Time and Place.  The Closing shall take place at the offices of Womble, Carlyle, Sandridge & Rice, PLLC, One Atlantic Center, Suite 3500, 1201 West Peachtree Street, Atlanta, Georgia 30309, as soon as practicable after satisfaction or waiver of all of the conditions contained in Article 6 or at such other time as Buyers and Sellers mutually may agree (the date of the Closing being referred to herein as the “Closing Date”).

Section 7.02         Timing and Effectiveness of Actions.  At the Closing, the actions described in this Article 7 shall be taken.  All actions shall be deemed to have occurred simultaneously and as of 12:01 a.m. on the Closing Date (the “Effective Time”), and the effectiveness of any action taken at the Closing shall, unless otherwise agreed to by Buyers and Sellers, be conditioned upon the taking of all other action required by this Article 7.

Section 7.03         Zartic and Zar Tran Deliveries.  At the Closing, Zartic and Zar Tran shall deliver the following:

(a)           Such bills of sale, assignments and other documents of transfer (including, without limitation, appropriate assignments of the certificates of title to motor vehicles and trailers included in the Purchased Assets and assignments, in a form acceptable to Buyers, of all registered Proprietary Rights) as may be necessary to effectively vest in Buyers good and defensible title to all of the Purchased Assets, free and clear of all Liens.

(b)           A certificate duly executed by the President or Vice President of each of the Companies and dated as of the Closing Date stating that, to such person’s knowledge, the conditions to the obligations of Buyers set forth in Section 6.01 have been satisfied.

(c)           Evidence of cancellation of all agreements and arrangements, including leases, between either Company and any other Seller or any Affiliate of any other Seller.

(d)           Evidence reasonably satisfactory to Buyers of the receipt of the consents and approvals, if any, listed on Schedule 3.04.

(e)           A warranty deed for each of the Owned Real Property in accordance with Section 5.06(b).

(f)            An owner’s policy of title insurance for each of the Owned Real Property issued pursuant to the Title Commitments as described in Section 5.06(c), together with such endorsements to such policies as Buyers shall desire to obtain, insuring the applicable Buyer’s (or its designee’s) title to each such property, free and clear of all defects, security interests, liens, encumbrances, easements, restrictions, covenants, encroachments, claims, assessments or installments of assessments (general and special) with respect to streets, utilities or other public improvements, and other exceptions whatsoever, including, but not limited to, the standard exceptions referred to in Section 5.06(c), other than the Real Property Permitted Exceptions.

(g)           A payoff letter or letters executed by each Company’s lender(s) indicating the amount to be paid in order for such lender(s) to release their Liens on the Purchased Assets at the Closing.

(h)           Releases and termination statements from any third party having a security interest in any of the Purchased Assets.

(i)            An executed certificate of amendment to each Company’s Articles of Incorporation showing that such Company will change its name to a name which does not include the word Zartic, Zar Tran, or any derivation thereof, in accordance with Section 8.10.

(j)            Copies of the resolution(s) of the shareholders and Board of Directors of each Company authorizing the name change in accordance with Section 8.10, this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of such Company.

(k)           A copy of the Articles of Incorporation of each Company certified by the Secretary of State of Georgia and a copy of the bylaws of each Company, certified by such Company’s Secretary or Assistant Secretary.

(l)            Evidence satisfactory to Buyers of the good standing of each Company in the State of Georgia and in the jurisdictions in which each Company is qualified to do business as a foreign corporation.

(m)          Such other certificates, documents and instruments as Buyers reasonably may request in connection with the transactions contemplated by this Agreement.

Section 7.04         James Mauer and Jeffrey Mauer Deliveries.  At the Closing, in addition to the deliveries set forth in Section 7.03, James Mauer or Jeffrey Mauer, as applicable, shall deliver the following:

(a)           Such bills of sale, assignments and other documents of transfer (including, without limitation, appropriate assignments of the certificates of title to motor vehicles and trailers included in the MNM Assets, if any, and assignments, in a form acceptable to Buyers, of all registered Proprietary Rights) as may be necessary to effectively vest in Zartic Buyer good and defensible title to all of the MNM Assets and the Warfighter Foods Assumed Contracts, free and clear of all Liens, and evidence satisfactory to Buyers of the termination of all Related Party Personal Property Leases.

(b)           A warranty deed for each of the Corporate Office Property and the West Rome Plant Property in accordance with Section 5.06(b).

(c)           An owner’s policy of title insurance for each of the Corporate Office Property and the West Rome Plant Property issued pursuant to the Title Commitments as described in Section 5.06(c), together with such endorsements to such policies as Buyers shall desire to obtain, insuring Zartic Buyer’s (or its designee’s) title to each such property, free and clear of all defects, security interests, liens, encumbrances, easements, restrictions, covenants, encroachments, claims, assessments or installments of assessments (general and special) with respect to streets, utilities or other public improvements, and other exceptions whatsoever, including, but not limited to, the standard exceptions referred to in Section 5.06(c), other than the Real Property Permitted Exceptions.

(d)           Such other certificates, documents and instruments as Buyers reasonably may request in connection with the transactions contemplated by this Agreement.

Section 7.05         JEM Sales Deliveries.  At the Closing, JEM Sales shall deliver the following:

(a)           Such bills of sale, assignments and other documents of transfer (including, without limitation, appropriate assignments of the certificates of title to motor vehicles and trailers included in the JEM Sales Lab Equipment, if any, and assignments, in a form acceptable to Buyers, of all registered Proprietary Rights) as may be necessary to effectively vest in Zartic Buyer good and defensible title to all of the JEM Sales Lab Equipment, free and clear of all Liens.

(b)           Evidence satisfactory to Buyer of the good standing of JEM Sales in the State of Georgia.

(c)           A warranty deed for the JEM Sales Property in accordance with Section 5.06(b).

(d)           A payoff letter or letters executed by JEM Sales’ lender(s) indicating the amount to be paid in order for such lender(s) to release their Liens on the JEM Sales Property and JEM Lab Equipment at the Closing.

(e)           Releases and termination statements from any third party having a security interest in the JEM Sales Property or the JEM Sales Lab Equipment.

(f)            An owner’s policy of title insurance for the JEM Sales Property, issued pursuant to the Title Commitments as described in Section 5.06(c), together with such endorsements to such policies as Buyers shall desire to obtain, insuring Zartic Buyer’s (or its designee’s) title to each such property, free and clear of all defects, security interests, liens, encumbrances, easements, restrictions, covenants, encroachments, claims, assessments or installments of assessments (general and special) with respect to streets, utilities or other public improvements, and other exceptions whatsoever, including, but not limited to, the standard exceptions referred to in Section 5.06(c), other than the Real Property Permitted Exceptions.

(g)           A copy of the Articles of Incorporation of JEM Sales certified by the Secretary of State of the State of Georgia and a copy of the bylaws of JEM Sales, certified by the Secretary or Assistant Secretary of JEM Sales.

(h)           Copies of the resolution(s) of the Board of Directors of JEM Sales authorizing this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of JEM Sales.

(i)            Such other certificates, documents and instruments as Buyers reasonably may request in connection with the transactions contemplated by this Agreement.

Section 7.06         Buyers Deliveries.  At the Closing, the applicable Buyer shall deliver the following:

(a)           The Cash Purchase Price payable as provided in Section 2.03.

(b)           An assumption agreement executed by Zartic Buyer pursuant to which Zartic Buyer shall assume and agree to satisfy and discharge the Zartic Assumed Liabilities and the Warfighter Foods Assumed Contracts.

(c)           An assumption agreement executed by Zar Tran Buyer pursuant to which Zar Tran Buyer shall assume and agree to satisfy and discharge the Zar Tran Assumed Liabilities.

(d)           The Noncompetition Payment (as defined in the Noncompetition Agreement).

(e)           A certificate signed by the President or a Vice President of each Buyer and dated as of the Closing Date stating that, to his or her knowledge, the conditions to the obligations of Sellers set forth in Section 6.02 have been satisfied.

(f)            Copies of the resolution(s) of the sole member of each Buyer authorizing this Agreement and the transactions contemplated hereby, certified by an officer of such Buyer.

(g)           Such other certificates, documents, and instruments as Sellers reasonably may require in connection with the transactions contemplated by this Agreement.

Section 7.07         Mutual Deliveries.  At the Closing, the following additional deliveries will be made:

(a)           Zartic Buyer, Zartic, and the Escrow Agent shall execute and deliver the Escrow Agreement.

(b)           Pierre Foods, Inc. and James Mauer shall execute and deliver the Noncompetition Agreement.

(c)           Zartic Buyer and James Mauer shall execute and deliver the Consulting Agreement.

(d)           Pierre Foods, Inc. and Jeffrey Mauer shall execute and deliver the Jeffrey Mauer Employment Agreement.

Section 7.08         Other Actions to be Taken at the Closing.  At the Closing, Sellers shall deliver to Buyers all Records, if any, in the possession of any Seller or any of their respective Affiliates.

ARTICLE 8.
ADDITIONAL COVENANTS

Section 8.01         Payment of Taxes.  Following the Closing, each Seller shall file in a timely manner all requisite federal, state, local, and governmental income, payroll, excise, sales, personal property, real estate, and franchise or other Tax Returns required to be filed by such Seller and such Seller shall pay in a timely manner all Taxes due in accordance with such returns.  In addition, each Seller shall pay in a timely manner all such Taxes which would not require the filing of returns and which are required to be paid by it or by any person from whom it may have an obligation to collect the same.

Section 8.02         Pro-rations.  All real property, personal property and similar Taxes and general and special assessments, if any, with respect to the Businesses, the Purchased Assets, the Affiliate-Owned Real Property, and the Affiliate-Owned Personal Property shall be prorated as of the Effective Time.  In addition, to the extent that, following the Closing, either Buyer or any Seller pays any utility charges or other similar expenses in connection with the Businesses that relate in part to the operation of the Business or either of them by any Seller prior to the Closing and in part to the operation of the Businesses or either of them by either Buyer after the Closing and which have not been accounted for on a Final Working Capital Statement, the parties shall use good faith efforts to prorate such expenses between them as of the Closing Date.

Section 8.03         Expenses; Sales and Other Transfer Taxes.  Each party will pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that all transfer, documentary, sales, use, registration, and similar Taxes (including without limitation all applicable real estate transfer or gains Taxes and penalties, interest, and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne and paid by Sellers.

Section 8.04         Employee Matters.

(a)           Transferred Employees.  Except as otherwise provided herein, prior to the Effective Time and on the Closing Date, Zartic, JEM Sales, and Zar Tran shall terminate all of their respective employees and pay all accrued but unpaid wages, vacation pay, sick pay, holiday pay, severance pay, and any amounts due to such employees (including claims for health and medical benefits, short and long-term disability, accident insurance and workers’ compensation filed, or which arose prior to and including the Closing Date), to any insurers for premiums for benefits covered by insurance, to any state fund or self-insured fund, or any Employee Plans as a result of the employment of such persons up to and including the Closing Date other than accrued wages and accrued vacation that are reflected on the Final Working Capital for such Company and any severance pay under the Assumed Employee Agreements.  Commencing on the Closing Date, Zartic Buyer and Zar Tran Buyer shall offer employment to a sufficient number of employees of Zartic and Zar Tran who are actively at work on the Closing Date necessary to avoid WARN Act liability (the “Potential Transferred Employees”).  Potential Transferred Employees of Zartic and Zar Tran who accept such offer are, as of the time they first perform services for Zartic Buyer and Zar Tran Buyer, respectively, referred to herein as the “Transferred Employees.”  After the Closing Date, the Transferred Employees will participate in Zartic Buyer’s and Zar Tran Buyer’s benefit plans for which they are eligible.  Except as provided herein, Zartic Buyer and Zar Tran Buyer shall have no obligation of any kind to offer employment or otherwise with respect to any employee of Zartic, JEM Sales or Zar Tran, respectively.  For these purposes “actively at work” means: (i) any employee who has averaged a minimum of thirty (30) hours per week in a permanent position in the last three (3) months prior to the Closing Date; (ii) any employee absent on the Closing Date due to the FMLA or similar Law; (iii) any employee absent on the Closing Date due to maternity leave under the applicable Company’s maternity or short-term disability leave policies; (iv) any employee absent on the Closing Date due to military duty; (v) any employee absent on the Closing Date due to jury duty; and (vi) any employee absent on the Closing Date due to vacation, personal day, or scheduled day off consistent with the applicable Company’s employment policies.  On the Closing Date, Zartic and Zar Tran shall provide to Zartic Buyer and Zar Tran Buyer, respectively, all documents (including, without limitation, Forms I-9 and supporting documents) with respect to its Transferred Employees necessary to enable compliance with statutory requirements as provided by 8 Code of Federal Regulations § 274a.2(b)(1)(viii)(A)(7)(ii).

(b)           WARN Act.  If during the ninety (90) days following the Closing, either Buyer takes any action, or series of actions, with respect to the Transferred Employees, which action or series of actions constitute, individually or in the aggregate, a “Plant Closing” or “Mass Layoff” under the WARN Act or any similar state provision, such Buyer shall be liable for all WARN Act obligations and WARN Act liabilities in connection with such action(s).  Buyers will indemnify, defend, and hold Sellers harmless from and against any Damages that may at any time be incurred by, or asserted against, any Seller, directly or indirectly, arising out of Sellers’ failure to give notice, or engage in any other conduct required by, the WARN Act in connection with the transactions contemplated by this Agreement.

(c)           COBRA Coverage.  All of the former employees of Zartic, Zar Tran, and JEM Sales who are entitled to, or receiving, COBRA Coverage as of the date of this Agreement and listed on Schedule 3.13 and all of the employees of Zartic, Zar Tran, and JEM Sales who will be entitled to COBRA Coverage as a result of the transactions contemplated by this Agreement are referred to herein, collectively, as the “COBRA Covered Employees”.  The COBRA Covered Employees who are receiving COBRA Coverage as of the date of this Agreement are indicated on Schedule 3.13.  Upon Closing, Buyers shall be solely responsible for providing, and shall assume the obligation to provide, COBRA Coverage with respect to the COBRA Covered Employees as required by COBRA and other applicable Laws; provided, however, Zartic shall indemnify Buyers against any costs other than COBRA premiums incurred by Buyers (excluding those resulting directly from Buyers’ gross negligence) in maintaining such coverage for any COBRA Covered Employees other than any Transferred Employees.  Buyers shall be solely responsible for offering and providing COBRA Coverage with respect to any JEM Sales employee or Transferred Employee (or other “qualified beneficiary”) who becomes covered by a group health plan sponsored or contributed to by Buyers and who experiences a “qualifying event” following the Closing Date while covered under such group health plan.  For the purposes hereof, “qualified beneficiary,” “group health plan,” “qualifying event,” and “successor employer” shall have the meaning ascribed thereto in Section 4980B of the Code and the regulations promulgated thereunder.

(d)           Assumption of Zartic 401(k) Plan.  Notwithstanding anything herein to the contrary, Zartic Buyer agrees to assume the sponsorship of the Zartic 401(k) Plan effective as of the Closing Date.  Subject to the terms of the Zartic 401(k) Plan, Zartic Buyer shall assume, on and as of the Closing Date, the obligation to pay, discharge, perform, observe, and fulfill all liabilities and obligations of Zartic and all other employer-parties to the Zartic 401(k) Plan from and after the Closing Date; provided, however, Zartic Buyer shall not assume or be responsible for any liability, expense or obligation arising from the sponsorship, administration or operation (including the failure to properly administer, operate or maintain) of the Zartic 401(k) Plan by Zartic or any other employer-parties to the Zartic 401(k) Plan, on or before the Closing Date.

(e)           Transfer of Zartic Welfare Benefit Plan.  Zartic and Zartic Buyer shall take all actions necessary to assign to Zartic Buyer, with such assignment to be effective at the Effective Time, the Blue Cross Blue Shield Group Health Policy and such other insurance policies maintained by Zartic under the Zartic, Inc. Welfare Benefit Plan as may be requested by Zartic Buyer.

(f)            JEM Sales Employees.  Zartic Buyer intends to offer employment to the following employees of JEM Sales: John Glenn, Marcia Marteddu, Sherry Powell, and Jill Green, and JEM Sales shall use its best efforts to cause such employees to accept employment with Zartic Buyer as of the Effective Time.

Section 8.05         Collection of Receivables.  After the Closing, Buyers shall use commercially reasonable efforts to collect the Receivables in the usual and ordinary course of business, and Sellers shall use their commercially reasonable efforts to assist Buyers in collecting the Receivables.  Sellers shall promptly deliver to Buyers any payments with respect to the Receivables which either Seller receives after the Closing.

Section 8.06         Financing.  Notwithstanding anything to the contrary under Section 6.01(i), Buyers shall use their best efforts to obtain financing for the consummation of the transactions contemplated by this Agreement on the terms of the Financing Commitment Letter.

Section 8.07         Post-Closing Access.  After the Closing, Sellers shall provide Buyers and their respective representatives, with reasonable access during normal business hours to the books and records of Sellers, which are not included in the Records, for the purpose of enabling Buyers to prepare their respective financial statements and Tax Returns and to perform any other acts reasonably related to the purchase of the Purchased Assets, the Affiliate-Owned Real Property, the Affiliate-Owned Personal Property and the Warfighter Foods Assumed Contracts by Buyers (or their designees).  After the Closing, Buyers shall provide Sellers with reasonable access during normal business hours to any Records for the purpose of enabling Sellers to prepare their respective Tax Returns and to perform any other acts reasonably related to the sale of the Purchased Assets, the Affiliate-Owned Real Property, the Affiliate-Owned Personal Property, and the Warfighter Foods Assumed Contracts to Buyers (or their designees).

Section 8.08         Noncompetition and Nonsolicitation.

(a)           During the five (5) year period commencing on the Closing Date, no Seller or Beneficiary shall, and no Seller or Beneficiary shall permit any of his, her, or its Affiliates to, directly or indirectly (whether as a principal, proprietor, consultant, partner, lender, licensor, or holder of debt or equity securities or otherwise), engage, assist, or have any interest in any Entity (other than a publicly-held corporation of which they collectively hold less than 1% of the voting power) which is a Competitive Business in any part of the United States.  For purposes of this Agreement, “Competitive Business” means (i) manufacturing, marketing, selling, or distributing products that are the same or similar to products manufactured, marketed, sold, or distributed by Zartic immediately prior to the Closing or at any time in the six (6) year period immediately preceding the Closing, including, but not limited to, raw, partially cooked, or fully cooked beef, pork, poultry, vegetarian, or other protein or processed food products; and (ii) marketing or selling transportation services, logistic services, and truck brokerage or any other services sold or offered for sale by Zar Tran immediately prior to the Closing or at any time in the six (6) years prior to the Closing; provided, however that “Competitive Business” shall not include any restaurant or other similar establishment that serves prepared food directly to consumers on a retail basis in the State of Georgia.

(b)           During the five (5) year period commencing on the Closing Date, no Seller or Beneficiary shall, and no Seller or Beneficiary shall permit any of his, her, or its Affiliates to, directly or indirectly, solicit, induce, or influence any employee of either Buyer to leave the employment of such Buyer.

(c)           It is the intention of the parties that the provisions of this Section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, to the extent that the restrictions on competition hereunder are adjudicated to be invalid or unenforceable in any such jurisdiction, the court making such determination shall have the power to limit, construe, or reduce the duration, scope, activity and/or area of such provision to the extent necessary to render such provision enforceable to the maximum reasonable extent permitted by applicable law, such limited form to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

(d)           Any failure by any Seller or Beneficiary or any of his, her, or its Affiliates to comply with the terms of this Section 8.08 may cause irreparable damages to Buyers.  Accordingly, in the event of a breach of any provision of this Section 8.08, Buyers shall have the immediate right to secure an order enjoining such breach, without posting bond, in addition to any of the other remedies which may be available at law or in equity.

Section 8.09         Confidentiality.

(a)           During the ten (10) year period commencing on the Closing Date, no Seller or Beneficiary shall, and no Seller or Beneficiary shall permit any of his, her, or its Affiliates to,

disclose or furnish to any person any Confidential Information (as hereinafter defined) or otherwise use any such Confidential Information for his, her, or its own benefit or the direct or indirect benefit of any person other than the Buyers.  Notwithstanding the foregoing, however, the requirements of this Section shall not apply to information which: (i) is or becomes generally available to the public other than as a result of a disclosure by any Seller or Beneficiary or any of his, her or its Affiliates; or (ii) becomes available to any Seller or Beneficiary or any of his, her, or its Affiliates on a non-confidential basis from a source other than Buyers which is not known by any Seller or Beneficiary or any his, her, or its Affiliates to be under a confidentiality obligation to Buyers.  No Seller or Beneficiary or any of his, her, or its Affiliates may respond to a lawful and valid subpoena or other legal process but shall give Buyers the earliest possible notice thereof and shall, as much as in advance of the return date as possible, make available to Buyers and their counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

(b)           For purposes of this Agreement, “Confidential Information” means any information, data, or other materials of either Business which: (i) is proprietary or confidential to such Business or otherwise was or is designated by either Business or Buyer as “Confidential Information”; (ii) is not generally available to the general public; and (iii) is acquired by, disclosed to, or known by any Seller or Beneficiary or any Affiliate of any Seller or Beneficiary as a result of or through its relationship with either Company or any other Seller.  “Confidential Information” includes, without limitation: (i) information concerning actual and potential customers; (ii) sales information, marketing and product development plans, marketing techniques, pricing policies, and market forecasts; (iii) information with respect to development, improvements, inventions, ideas, processes, procedures, discoveries, concepts, designs, drawings, specifications, data and “know-how”; (iv) financial information; (v) product or service information (including, without limitation, product design and specifications, product development plans, product strategies and product delivery systems); (vi) information which, if used or disclosed, could adversely affect either Buyer or either Business, or give a competitor an advantage over a party without access to the information; and (vii) information of a type described in the foregoing clauses (i) through (vi) which either Buyer obtained from another party who treats the information as proprietary or designates it as confidential information or which is designed with a legend indicating that it is confidential or proprietary (whether or not owned or developed by either Buyer).

(c)           Any failure by any Seller or Beneficiary or any of his, her, or its Affiliates to comply with the terms of this Section 8.09 may cause irreparable damages to Buyers.  Accordingly, in the event of a breach of any provision of this Section 8.09, Buyers shall have the immediate right to secure an order enjoining such breach, without posting bond, in addition to any of the other remedies which may be available at law or in equity.  It is the intention of Buyers, Sellers and Beneficiaries that the provisions of this Section 8.09 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, to the extent that the restrictions hereunder are adjudicated to be invalid or unenforceable in any jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration or scope of such provisions to the extent necessary to render such provisions enforceable to the maximum extent permitted by applicable law, such limited form to apply only with respect to the enforceability of this Section in the particular jurisdiction in which such adjudication is made.

Section 8.10         Company Names.

On and after the Closing Date, no Seller, Beneficiary or any Affiliate of any Seller or Beneficiary shall have any right, title or interest in any trade names, trademarks, identifying logos or service marks employing the word “Zartic” or “Zar Tran” or any variation of either of them (the “Names”) or any other trademarks, service marks, product line names, trade dress or other Proprietary Rights included in the Zartic Purchased Assets or the Zar Tran Purchased Assets or is confusingly similar thereto.  No Seller or Beneficiary or any of their respective Affiliates shall make any use of the Names from and after the Closing Date.  Each Company shall provide to Buyers at the Closing, a certified copy of the board and shareholder resolutions effectuating a name change as well as a fully executed amendment to its Articles of Incorporation (or equivalent document).  Buyers shall be authorized to file each such amendment on each Company’s behalf following the Closing.

Section 8.11         Interim Financial Reports.  Within twenty-one (21) days after the end of each month prior to the Closing Date, each Company shall furnish Buyers with a copy of the monthly financial reports for such Company for each such month.

Section 8.12         Publicity.  No party to this Agreement shall make, directly or indirectly, any public announcement with respect to this Agreement or the transactions contemplated by this Agreement, except that: (i) a party may make any announcement required by Law (including requirements of stock exchanges and other similar regulatory bodies), provided the party shall give the other parties prior notice of its intention to make any such announcement and the timing and contents of such announcement; (ii) Buyers and their respective representatives may disclose information concerning the Sellers in connection with Buyers’ financing activities and in connection with obtaining title insurance for the Owned Real Property or the Affiliate-Owned Real Property, and (iii) Sellers and Buyers shall agree on all announcements to any employees, customers, or vendors of either Business.

ARTICLE 9.
TERMINATION

Section 9.01         Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time:

(a)           By mutual written consent of Buyers and Sellers.

(b)           By either Buyer, on the one hand, or any Seller, on the other hand, if the transactions contemplated by this Agreement have not been consummated on or before December 31, 2006 (or such later date as Buyers and Sellers may agree to in writing) (the “Termination Date”), except that the right to terminate this Agreement under this Section 9.01(b) shall not be available to Buyers or Sellers if the failure of Buyers, on the one hand, or Sellers, on the other hand, respectively, to perform any material obligation, or to fulfill any material condition within the control of such party, under this Agreement has been the proximate cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before that date.

(c)           By Buyers, if any event or events (including, without limitation, any material breach by any Seller of any representation, warranty, covenant, or agreement in this Agreement which is not cured as soon as reasonably practicable after written notice thereof is given to Sellers and, in any event, prior to the Closing) occur which render one or more of the conditions to the obligations of Buyers set forth in Section 6.01 impossible of satisfaction at or prior to the Closing and such condition or conditions is not waived by Buyers.

(d)           By Sellers, if any event or events (including, without limitation, any material breach by Buyers of any representation, warranty, covenant, or agreement in this Agreement which is not cured as soon as reasonably practicable after written notice thereof is given to Buyers and, in any event, prior to the Closing) occur which render one or more of the conditions to the obligations of the Sellers as set forth in Section 6.02 impossible of satisfaction at or prior to the Closing and such condition or conditions is not waived by Sellers.

(e)           By Buyers upon written notice to Sellers pursuant to Section 5.09 or Section 5.10.

(f)            If this Agreement is terminated by either Buyers or Sellers pursuant to this Section 9.01, such termination shall become effective at such time as the terminating party or parties gives written notice of the termination to the other party or parties.

Section 9.02         Effect of Termination.  In the event this Agreement is terminated pursuant to Section 9.01, the provisions of this Agreement immediately shall become void and of no further force and effect (except that the provisions of the Confidentiality Agreement shall survive such termination and shall be binding on all the parties hereto pursuant to its terms), and there shall be no liability of Sellers, Beneficiaries, or Buyers other than with respect to any willful breach by such party or parties of any representation, warranty or obligation under this Agreement on the part of such party or parties which occurred and was not cured prior to such termination.

ARTICLE 10.
INDEMNIFICATION

Section 10.01       Survival of Representations and Warranties.  Except as hereinafter set forth, all representations and warranties made by any party to this Agreement or pursuant hereto shall survive the Closing and shall expire and terminate three years (3) following the Closing Date.  Notwithstanding the foregoing,

(a)           The representations and warranties made in Sections 3.01 (Organization), 3.02 (Authority; Execution and Delivery; Enforceability), 3.03 (Capitalization; Ownership; Subsidiaries), 3.26 (Certain Fees and Liabilities), 4.01 (Corporate Organization), 4.02 (Authority; Execution and Delivery; Enforceability), and 4.04 (Certain Fees and Liabilities) shall not expire.

(b)           The representations and warranties made in Section 3.08 (Taxes) shall expire 90 days after the expiration of the period during which any tax deficiency may be asserted for any period prior to the Effective Time.

(c)           The representations and warranties made in Sections 3.09 (Employee Plans) and 3.18 (Environmental Matters) shall expire upon expiration of the applicable statutes of limitations for any suits, claims, or actions that could be brought by any party against any member of the Buyer Group relating to the facts, conditions, or circumstances addressed in such representations and warranties.

Section 10.02       Indemnification by Sellers and Beneficiaries and Buyers.

(a)           Subject to the terms and conditions of this Article 10, after the Closing, Sellers and Beneficiaries (as to Beneficiaries, only to the extent Beneficiaries have received any direct payments under this Agreement or indirect payments under this Agreement in form of distributions from either of the 1994 Trust or the 2003 Trust), jointly and severally, indemnify, defend, and hold Buyers and each of their respective Affiliates, directors, officers, and employees and the successors and assigns of any of them (collectively, the “Buyer Group”) harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, fines, penalties, costs, and expenses (including, without limitation, reasonable fees and expenses of counsel) (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred by any member of the Buyer Group, directly or indirectly, by reason of or resulting from:

(i)                                     any misrepresentation or inaccuracy of any representation or warranty made by any Seller in or pursuant to this Agreement;

(ii)                                  any breach by any Seller or Beneficiary of any covenant, agreement, or obligation of contained in or made pursuant to this Agreement;

(iii)                               all Taxes of any Seller, except to the extent such Taxes are prorated to Buyers pursuant to Section 8.02;

(iv)                              any defective or nonstandard Food or other product manufactured, processed, or sold by either Company on or before the Closing;

(v)                                 any Hazardous Substance Released on or before the Closing Date on, under, or to the Owned Real Property, the Affiliate-Owned Real Property, or any other real property currently or previously owned or leased by either Company or JEM Sales or used in either Business, or any other environmental conditions existing on or before the Closing Date arising out of or in connection with such real property;

(vi)                              any Hazardous Substance at any property that was generated, stored, used, disposed of, treated, handled, or shipped by any Seller on or before the Closing Date;

(vii)                           any violation of Environmental Laws on or before the Closing Date or on or before the Closing Date and continuing after the Closing Date by any Seller;

(viii)                        any legal or accounting fees or expenses incurred by any Seller or any Beneficiary prior to the Closing Date in connection with the transactions contemplated by this Agreement and not either paid on or before the Effective Time or reflected as a Current Liability on either Final Working Capital Statement;

(ix)                                any fees or expenses owing to Fidus Partners, LLC relating to this Agreement or the transactions contemplated hereby;

(x)                                   the ownership of either Company, Warfighter Foods, the Purchased Assets, any of the Affiliate-Owned Real Property, or any of the Affiliate-Owned Personal Property;

(xi)                                any liability or obligations relating to the Zar Tran USTs as set forth in Section 10.02(g);

(xii)                             any liability or obligation relating to the employment or termination of employment by JEM Sales of any of its employees;

(xiii)                          any liability or obligation arising from or relating to the Excluded Executive Agreements;

(xiv)                         any liability or obligation arising from Buyers providing COBRA Coverage to the COBRA Covered Employees pursuant to Section 8.04(c); or

(xv)                            any liability or obligation arising from or relating to the Warfighter Assumed Contracts.

(b)           Indemnification by Buyers.  Subject to the terms and conditions of this Article 10, after the Closing, Buyers shall, jointly and severally, indemnify, defend, and hold Sellers and Beneficiaries and each of their respective Affiliates, directors, officers, and employees and the successors and assigns of any of them (the “Seller Group”) harmless from and against all Damages asserted against, resulting to, imposed upon, or incurred by any member of the Seller Group, directly or indirectly, by reason of or resulting from:

(i)                                     any misrepresentation or inaccuracy of any representation or warranty made by either Buyer in or pursuant to this Agreement;

(ii)                                  the Assumed Liabilities;

(iii)                               any violation of the WARN Act contemplated by Section 8.04(b); or

(iv)                              any breach by either Buyer of any covenant, agreement, or obligation of such Buyer contained in or made pursuant to this

Agreement (all of the foregoing, collectively with the claims set forth in Section 10.02(a), hereinafter are referred to as “Claims”).

(c)           Procedures Applicable to Third-Party Claims.  The obligations and liabilities of Sellers and Beneficiaries, on the one hand, and Buyers, on the other, to indemnify the other under Section 10.02(a) or (b) with respect to Claims asserted by a person other than a member of the Buyer Group or a member of the Seller Group shall be subject to the following terms and conditions:

(i)            Right of Indemnifying Party to Assume the Defense of Claim.  The party to be indemnified (the “Indemnified Party”) shall give the other party or parties (the “Indemnifying Party”) prompt notice of any such Claim and, subject to the provisions of Section 10.02(c)(v), the Indemnifying Party, at its sole cost and expense, shall have the right, upon written notice to the Indemnified Party that it is assuming defense of the Claim, to assume the defense of the Claim if in such written notice Indemnifying Party acknowledges that the Claim is covered by the indemnification obligations of Indemnifying Party under this Article 10.  If the Indemnifying Party assumes the defense of the Claim, it shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of the Claim and shall defend or settle the same.

(ii)           Conduct of the Defense.  The contest of the Claim may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party, as may be appropriate.  Such contest shall be conducted diligently by the Indemnifying Party.  The Indemnifying Party shall keep the Indemnified Party fully informed with respect to the Claim and the contest thereof; however, if the Indemnified Party joins in any such contest, the Indemnifying Party shall have full authority, in consultation with the Indemnified Party, to determine all action to be taken with respect thereto.  Notwithstanding the foregoing, however, the Indemnifying Party may consent to a settlement or compromise of, or the entry of any judgment arising from, the Claim without the prior written consent of the Indemnified Party if, and only if, the proposed settlement, compromise, or judgment:  (A) does not contain an admission of guilt or wrongdoing on the part of the Indemnified Party; and (B) does not provide for any remedy or sanction against the Indemnified Party other than the payment of money which the Indemnifying Party agrees and is able to pay.

(iii)          Cooperation in Defense.  If requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books and records, in contesting any Claim which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim or any cross-complaint against any person, but the Indemnifying Party shall reimburse the Indemnified Party for reasonable out-of-pocket costs incurred by the Indemnified Party in so cooperating.  The Indemnifying Party shall use its best efforts to afford the Indemnified Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the Indemnified Party or conferences with representatives of or counsel for such persons.

(iv)          Failure of Indemnifying Party to Assume Defense.  If the Indemnifying Party does not assume the defense of the Claim in accordance with Section 10.02(c)(i) within twenty (20) days after the receipt of notice thereof, the Indemnified Party may defend against the Claim in such reasonable manner as it may deem appropriate, and the expense of such defense shall constitute direct Damages.  The Indemnifying Party shall have the right to have its counsel attend and observe all administrative and judicial meetings, conferences, hearings, and other proceedings in connection with such defense and to be provided with copies of, or reasonable access to, all pleadings, notices, and other filings in connection with such defense.

(v)           Compliance with Procedures.  Notwithstanding the terms of this Article 10, the Indemnified Party shall not be entitled to indemnification pursuant to this Article 10 unless the Indemnified Party delivers any notice required under Section 10.02(c)(i) (and in the case of a Claim with respect to the misrepresentation or inaccuracy of a representation and warranty, prior to the expiration of that representation and warranty in accordance with Section 10.01); provided, however, that the failure to comply with the foregoing requirement shall constitute a defense to the indemnity obligations of the Indemnifying Party hereunder only to the extent that the Indemnifying Party suffers actual prejudice as the result of such failure to comply.

(d)           Limitations.  Notwithstanding anything herein to the contrary, after the Closing,

(i)            Sellers and Beneficiaries shall not be liable for indemnification under Section 10.02(a) until the aggregate amount of Damages otherwise due to the Buyer Group exceeds on a cumulative basis One Hundred Fifty Thousand U.S. Dollars ($150,000) (the “Deductible”), in which event Sellers and Beneficiaries shall only be obligated to pay the amount payable in excess of the amount of the Deductible; provided, however, that the Deductible shall not apply to (A) Claims made pursuant to Subsections 10.02(a)(i) for a breach of any representation or warranty set forth in Sections 3.01 (Organization), 3.02 (Authority; Execution and Delivery; Enforceability), 3.03 (Capitalization; Ownership; Subsidiaries), or 3.26 (Certain Fees and Liabilities), (B) Claims made pursuant to Subsection 10.02(a)(ii), (iii), (viii), (ix), (xi), (xii), (xiii), or (xiv), or (C) fraud.

(ii)           No amount shall be payable by Sellers or Beneficiaries under Section 10.02(a) for any Claim unless and until all Damages with respect to such Claim exceed Ten Thousand U.S. Dollars ($10,000) (the “Per Claim Threshold”), and such amounts for any Claim that do not exceed the Per Claim Threshold shall not be applied against the Deductible; provided, however, that the Per Claim Threshold shall not apply to (A) Claims made pursuant to Subsections 10.02(a)(i) for a breach of any representation or warranty set forth in Sections 3.01 (Organization), 3.02 (Authority; Execution and Delivery; Enforceability), 3.03 (Capitalization; Ownership; Subsidiaries), or 3.26 (Certain Fees and Liabilities), (B) Claims made pursuant to Subsection 10.02(a)(ii), (iii), (viii), (ix), (xi), (xii), (xiii), or (xiv), or (C) fraud.

(iii)          Neither Sellers or Beneficiaries, on the one hand, nor Buyers, on the other hand, shall be liable to the other under Section 10.02(a) or Section 10.02(b), respectively, for aggregate Damages which are in excess of Five Million U.S. Dollars ($5,000,000) (the “Cap”), provided that the Cap limitation shall not apply to (A) Claims made pursuant to Subsections 10.02(a)(i) for a breach of any representation or warranty set forth in Sections 3.01 (Organization), 3.02 (Authority; Execution and Delivery; Enforceability), 3.03 (Capitalization; Ownership; Subsidiaries), or 3.26 (Certain Fees and Liabilities), (B) Claims made pursuant to Subsection 10.02(a)(ii), (iii), (viii), (ix), (xi), (xii), (xiii), or (xiv), (C) Claims made pursuant to Subsections 10.02(b)(ii) or (iii), or (D) fraud; and provided further, that on the fifth (5th) anniversary date of the Closing, the Cap and liability with respect to items subject to the Cap shall be reduced to zero.

(iv)          Notwithstanding anything herein to the contrary, neither Sellers or Beneficiaries, on the one hand,  nor Buyers, on the other hand, shall be liable for indemnification under Section 10.02(a) or 10.02(b) for:  (A) with respect to any third-party claim or lawsuit asserted against any member of the Buyer Group or the Seller Group, any indirect, consequential, or punitive damages, lost profits, or other such damages unless included in a final award (settlement or otherwise) against such member of the Buyer Group or the Seller Group in connection with such third-party lawsuit or claim; and (B) with respect to any Damages incurred by a member of the Buyer Group or the Seller Group not involving a third-party claim or lawsuit, any indirect or consequential damages, except to the extent of a proven monetary loss suffered by such member of the Buyer Group or the Seller Group.

(e)           General Escrow Amount.  The General Escrow Amount shall be a non-exclusive source of funds from which the indemnification obligations of Sellers and Beneficiaries may be satisfied.  Buyers (or any member of the Buyer Group) may give to the Escrow Agent a copy of any notice of a Claim for indemnification which Buyers (or any member of the Buyer Group) gives to Sellers and Beneficiaries under this Article 10 during the term of the escrow established pursuant to the Escrow Agreement.

(f)            Severance Escrow Amount.  The Severance Escrow Amount shall be paid in accordance with the procedures and provisions set forth on Schedule 10.02(f).

(g)           Environmental Matters.  Without limiting the generality of Sellers’ and Beneficiaries’ indemnity obligation under Section 10.02(a), Sellers and Beneficiaries (as to Beneficiaries, only to the extent Beneficiaries have received any direct payments under this Agreement or indirect payments under this Agreement in form of distributions from either of the 1994 Trust or the 2003 Trust) shall be liable for the items set forth below subject to the terms and conditions set forth herein:

(i)             Following the Closing, Buyers shall promptly engage Lamb & Associates (or a different firm acceptable to Sellers in their reasonable discretion) to conduct an audit (at Buyers’ expense) of the Risk Management Plans/Process Safety Management Plans (“RMP/PSM Plans”) at the West Rome Plant Property plant and the Cedartown, Georgia plant, which is included in the Zartic Purchased Assets (together, the “Zartic Plants”).  Lamb & Associates shall prepare a report identifying specific actions recommended to bring the RMP/PSM Plans and the equipment at the Zartic Plants as they generally are operated at Closing into compliance with Environmental Laws.  The report must specify the applicable regulatory requirement for each recommended action.  Buyers (and their consultants and contractors) shall promptly implement the identified actions at the expense of Sellers and Beneficiaries in accordance with paragraph (iv) below.  The costs for such actions (and any fines or penalties imposed on Buyers until such plants achieve compliance) shall be subject to the Per Claim Threshold, the Deductible, and the Cap.

(ii)            Following the Closing, Buyers shall promptly engage (at Buyers’ expense) an environmental consulting firm acceptable to Sellers in their reasonable discretion to conduct an audit (including, without limitation, emissions testing if necessary) of the air emission units at the Zartic Plants.  The consulting firm shall prepare a report

identifying actions (including, without limitation, obtaining air permits and the installation of control equipment), if any,   recommended  to bring the air emission units at such plants as they generally are operated at Closing into compliance with Environmental Laws.  At an appropriate time (and after obtaining permission from Buyers and Sellers), the consulting firm may be directed to  consult with the Georgia Environmental Protection Division’s Air Protection Branch concerning the consultant’s findings and recommendations for the purpose of obtaining concurrence from the Georgia Environmental Protection Division regarding the recommended action necessary to achieve compliance.  Following agreement between Buyers and Sellers with concurrence from the Georgia Environmental Protection Division, if such concurrence is determined to be necessary, regarding the actions that are required to be implemented, Buyers (and their consultants and contractors) shall promptly implement the identified actions at the expense of Sellers and Beneficiaries in accordance with paragraph (iv) below.  The costs for such actions (and any fines or penalties imposed on Buyers (or either of them) until the Zartic Plants achieve compliance) shall be subject to the Per Claim Threshold, the Deductible, and the Cap.

(iii)                                 Prior to the date of this Agreement, Buyers engaged Shaw Environmental, an environmental consulting firm, to conduct Phase II soil and groundwater sampling of the two underground storage tanks (“USTs”) at the Zar Tran Depot & Maintenance Facility in Cedartown, Georgia, which is included in the Purchased Assets.  If such Phase II sampling indicates a Release from such USTs, Sellers shall promptly respond to the Release, as required by Environmental Laws and if necessary repair or replace the USTs and, at the conclusion of the corrective action process, Sellers shall take all action necessary to obtain a no further action determination from the Georgia Environmental Protection Division; provided, however, that Sellers shall not be required to do anything that would not be permissible under applicable Law.  Buyers shall grant access to Sellers at reasonable times to allow Sellers to complete the required actions.  Sellers will seek reimbursement for all costs associated with responding to the Release from the Georgia GUST Trust Fund.  To the extent the Georgia GUST Trust Fund does not provide coverage for responding to the Release as required under applicable Environmental Laws and if the repair or replacement of the USTs (or any of them) is necessary, Sellers shall be responsible for and shall pay all costs and expenses on a first dollar basis without regard to the Per Claim Threshold, the Deductible, or the Cap.  It is the expectation and agreement of Sellers and Buyers that all such costs and expenses shall be promptly paid by Sellers outside of the General Escrow Amount; provided, however, Sellers shall not be responsible for any costs or expenses incurred by Buyers in monitoring, evaluating, or supervising any actions taken by Sellers pursuant to this paragraph.

(iv)                                As between Buyers and Sellers, the Lead Party (as defined below) shall control, promptly conduct, and direct the environmental work required pursuant to Section 10.02(g)(i)-(iii) and it is the intent of both Buyers and Sellers that such work will meet applicable standards of Environmental Laws but not go beyond compliance.  The “Lead Party” for activities under Section 10.02(g)(i) and (ii) shall be Buyers, and for activities under Section 10.02(g)(iii) shall be Sellers.  The Lead Party shall diligently pursue the environmental work and cooperate and coordinate with the other party, allowing the other party at least the following opportunities to participate in the environmental work at the other party’s expense:

(A)                           the Lead Party shall provide the other party with reasonable, prompt access to all technical data, information, and opinions, including preliminary data and draft reports, draft plans, schedules, cost estimates, and alternatives generated by the Lead Party and any technical consultant hired by the Lead Party to perform or assist in performing the environmental work;

(B)                             the Lead Party shall provide the other party with reasonable prior notice of any sampling and testing activities and the opportunity to split samples;

(C)                             the Lead Party shall provide the other party the opportunity to comment on all documents at least five (5) business days before they are submitted to any Governmental Entity;

(D)                            the Lead Party shall provide the other party with reasonable prior notification of and equal opportunity to participate in all negotiations and other communications whether written or oral with any Governmental Entity regarding the environmental work;

(E)                                  the Lead Party shall provide the other party with a copy of any work plan or proposal at least five (5) business days before it is submitted to any Governmental Entity or otherwise implemented; provided Buyers and Sellers shall agree on the appropriate work plan before submitting it to any Governmental Entity or implementing the plan and, if the parties cannot so agree, they shall resolve such disagreement as set forth below;

(F)                                  the other party may submit additional information to any Governmental Entity regarding such environmental work as it deems appropriate, provided the other party provides the Lead Party with the opportunity to review and comment on the additional information prior to its submission;

(G)                                 in the event Sellers are the Lead Party, they shall schedule, arrange, and conduct all activities under this Section in a way that avoids unreasonable interference with Buyers’ operations on, access to and use of the affected property; and

(H)                            Buyers and Sellers shall use their best efforts to maintain the confidentiality of all analysis, work reports, and other information connected with the environmental work hereunder.

(v)                                   Within 30 days of receipt by the other party of a proposed plan of environmental work from the Lead Party, the other party shall either agree to such plan or dispute such plan, and in the event of a dispute shall propose an alternative plan.  If the other party proposes an alternative plan, the Lead Party must within 30 days of receipt of such plan either agree to the plan or propose mediation of the dispute.  Mediation shall be conducted by a mediator selected by Buyers and Sellers from a list of approved environmental lawyers prepared by the parties.  If Buyers and Sellers are unable to agree within 30 days of  notice of mediation on the mediator, the mediator shall be chosen randomly from the list of approved environmental lawyers.  If the mediation is not successful, the dispute shall be submitted to binding arbitration before an arbitrator chosen in the same manner as the mediator.  The arbitrator shall select a proposed plan of environmental work or shall determine that no actions are necessary and the arbitrator’s decision shall be binding on the parties.  Both the mediator and the arbitrator shall base their recommendations or decisions, as the case may be, on what is required by applicable Environmental Laws.  Sellers and Beneficiaries remain liable under Section 10.02(a) for fines and penalties imposed on Buyer relating to violations of Environmental Laws notwithstanding the aribtrator’s decision.

(vi)                                Each Seller and Beneficiary appoints Jeffrey Mauer as his, her, or its agent and attorney-in-fact with full power and authority in the name of, and for and on behalf of, such Seller or Beneficiary in connection with the planning and implementation of the work under this Section 10.02(g), without limiting the generality of the foregoing, Jeffrey Mauer is hereby granted the power and authority by each Seller and Beneficiary to make decisions and act on such Seller’s and Beneficiary’s behalf with respect to any actions to be taken or dispute to be resolved under this Section 10.02(g).  A decision, act, consent, or instruction of Jeffrey Mauer, in his capacity as attorney-in-fact of each Seller and Beneficiary, shall be final, binding, and conclusive on each Seller and Beneficiary.  The authority conferred under this Section 10.02(g) is an agency coupled with an interest and, to the extent permitted by applicable Laws, all authority conferred hereby is irrevocable and not subject to termination by the undersigned or by operation of law, whether by the death or incapacity of any of the Sellers and Beneficiaries, or the occurrence of any other event.  Buyers acknowledge that Jeffrey Mauer will be employed by Pierre Foods, Inc. after the Closing, and hereby waive any conflict of interest which may arise in connection with the representation of Sellers and Beneficiaries under this Section 10.02(g).

(h)           Joint and Several Liability.  The obligations of Sellers and Beneficiaries (as to Beneficiaries, only to the extent Beneficiaries have received any direct payments under this Agreement or indirect payments under this Agreement in form of distributions from either of the 1994 Trust or the 2003 Trust) under this Article 10 are joint and several, and Buyers (and any member of the Buyer Group) shall not be required to proceed against all Sellers and Beneficiaries with respect to any Claim, but may proceed against any Seller or Beneficiary individually for the full amount of the Claim without proceeding against or naming any of the other Sellers or Beneficiaries.

(i)            Mitigation.  Buyers shall take all commercially reasonable steps to mitigate all indemnifiable Claims upon and after becoming aware of any event that could reasonably be expected to give rise to any Claim that is indemnifiable hereunder.

(j)            Insurance.  Each Indemnified Party shall take all commercially reasonable steps to seek recovery for Damages under applicable insurance policies to the extent that the Claim underlying such Damages is an insurable claim.  Notwithstanding anything herein to the contrary, no Indemnifying Party shall be liable for indemnification under Section 10.02(a) or Section 10.02(b) for any Damages actually paid to any Indemnified Party under his, her, or its insurance policies.

(k)           Exclusive Remedy.  Buyers, Sellers and Beneficiaries hereby acknowledge and agree that, from and after the Closing Date, their sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement, with the exception of claims for common law fraud shall be pursuant to the indemnification provisions set forth in this Agreement.

(l)            Adjustment to Purchase Price.  Amounts paid with respect to indemnification pursuant to this Article 10 shall be treated as an adjustment to the Purchase Price and appropriate adjustments shall be made to the allocation which was made pursuant to Section 2.08.

ARTICLE 11.
MISCELLANEOUS

Section 11.01       Waiver.  Either Buyers, on the one hand, or Sellers and Beneficiaries, on the other hand, may, by written notice to the other:  (a) extend the time for performance of any of the obligations or other actions of such other party(ies) under this Agreement, (b) waive any inaccuracies in the representations or warranties of such other party(ies) contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of such other party(ies) contained in this Agreement, or (d) waive or modify performance of any of the obligations of such other party(ies) under this Agreement.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions, or agreements contained in this Agreement.  The waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 11.02       Entire Agreement; Amendment.  This Agreement, including the exhibits, Schedules, and documents referred to herein (which exhibits, Schedules, and documents are incorporated herein by this reference), and, through the Closing, the Confidentiality Agreement, shall constitute the complete and entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous oral and written negotiations and commitments and any other writings with respect to such subject matter.  This Agreement can be modified or amended only by a writing duly executed by Sellers, Beneficiaries and Buyers.

Section 11.03       Further Assurances.  From time to time, as and when requested by any party hereto, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 11.04       Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, as applicable to agreements executed and entirely performed in such state.

Section 11.05       Interpretation.  The headings contained in this Agreement are for convenience of reference only and shall in no way affect the meaning or interpretation of this Agreement.  Unless the context of this Agreement expressly otherwise indicates, any singular term in this Agreement will include the plural, and any plural term will include the singular.

Section 11.06       Notices.  All notices, requests, demands, and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given:  (i) when delivered personally, (ii) when transmitted by facsimile transmission, if the sending facsimile machine receives and prints a confirmation of receipt by the receiving facsimile machine, (iii) three business days after deposit in the United States mail, certified with proper postage prepaid and return receipt requested, or (iv) the next business day, if sent by a recognized commercial carrier (unless the records of the delivery service indicates otherwise), addressed as follows:

If to Zartic Buyer or Zar Tran Buyer:

c/o Pierre Foods, Inc.

9990 Princeton Road

Cincinnati, OH  45246

Attn:  Joseph W. Meyers

Fax:  (513) 682-1330

With a required copy to:

Thompson Hine LLP

2000 Courthouse Plaza N.E.

Dayton, Ohio 45401-8801

Attn:  Linn S. Harson

Fax:  (937) 443-6635

If to any Seller or Beneficiary:

James E. Mauer

111 Sequoia Drive

Rome, Georgia  30161

Fax:  (706) 291-4313

With a required copy to:

Womble Carlyle Sandridge & Rice, PLLC

One Atlantic Center

Suite 3500

1201 West Peachtree Street

Atlanta, Georgia  30309

Attn:  G. Donald Johnson

Fax:  (404) 870-4878

Any party or other recipient may from time to time change its address and telecopy number for purposes of this Agreement by giving notice of such change as provided herein.

Section 11.07       Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.  A manual signature of a party to this Agreement transmitted to the other party (or counsel to the other party) by telecopy shall be deemed for all purposes to be an original signature.

Section 11.08       Parties in Interest; Assignment.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyers (or either of them) may assign all or any part their respective rights hereunder to any successor to substantially all of the business or assets of Buyers (or either of them).

Section 11.09       Severability.  If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as, and only so long as, the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon any determination that any provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

Section 11.10       No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 11.11       No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give any person, other than the parties hereto and their successors and permitted assigns, any legal or equitable rights hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first written above.

PIERRE NEWCO I, LLC

By	/s/ Joseph W. Meyers
Name: Joseph W. Meyers
Title: Vice President, Finance

PIERRE NEWCO II, LLC

By	/s/ Joseph W. Meyers
Name: Joseph W. Meyers
Title: Vice President, Finance

ZARTIC, INC.

By	/s/ Jeffrey J. Mauer
Name: Jeffrey J. Mauer
Title: President

ZAR TRAN, INC.

By	/s/ Jeffrey J. Mauer
Name: Jeffrey J. Mauer
Title: President

JEM SALES, INC.

By	/s/ Christopher W. Mauer
Name: Christopher W. Mauer
Title: President

MNM LEASING COMPANY, LLC

By	/s/ Jeffrey J. Mauer
Name: Jeffrey J. Mauer
Title: Manager

/s/ James E. Mauer
JAMES E. MAUER

/s/ Jeffrey J. Mauer
JEFFREY J. MAUER

/s/ Christopher W. Mauer
CHRISTOPHER W. MAUER

/s/ Tamara L. Mauer
TAMARA L. MAUER

EXHIBIT A

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is entered into as of the        day of                      , 2006, by and between JAMES E. MAUER (“Mr. Mauer”) and PIERRE NEWCO I, LLC, an Ohio limited liability company (“Buyer”), under the following circumstances:

A.            Contemporaneously with the execution of this Agreement, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) dated November     , 2006, among Buyer, a wholly-owned subsidiary of Pierre, Inc. (“Pierre”), Pierre Newco II, LLC, an Ohio limited liability company and wholly-owned subsidiary of Pierre (“Pierre Newco II” and collectively with Pierre Newco I, Pierre and their respective subsidiaries, the “Pierre Group”), Zartic, Inc., a Georgia corporation (“Zartic”), Zar Tran, Inc., a Georgia corporation (“Zar Tran” and, together with Zartic, the “Companies”), JEM Sales, Inc., MNM Leasing Company, LLC, Mr. Mauer, Jeffrey J. Mauer, Christopher W. Mauer, and Tamara L. Mauer, Pierre Newco I and Pierre Newco II are purchasing substantially all of the assets and businesses of the Companies.

B.            Mr. Mauer owns all of the voting capital stock and has served as Chairman of each of the Companies.  As such, he is familiar with the businesses of the Companies.

C.            Buyer desires to engage Mr. Mauer as a consultant, and Mr. Mauer desires to accept such engagement.

D.            The execution of this Agreement is a condition to the obligations of Buyer and Pierre Newco II to complete the transactions set forth in the Purchase Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.             Engagement as Consultant.  During the Term (as hereinafter defined) and subject to the provisions of this Agreement, Buyer hereby engages Mr. Mauer as a consultant, and Mr. Mauer accepts such engagement and agrees to render services to Buyer as described herein.

2.             Consulting Services.  (a)  The consulting services to be rendered by Mr. Mauer pursuant to this Agreement (“Consulting Services”) consist of the following:

(i)  Advice and assistance in transitioning to Buyer or any other member of the Pierre Group the businesses of the Companies, and

(ii)  Making available to Buyer the full enjoyment of the goodwill associated with the Companies.

(b)           Mr. Mauer shall devote to the performance of the Consulting Services such time, effort and attention as may from time to time be requested by Buyer and reasonably necessary for the performance of such services upon reasonable advance notice to Mr. Mauer taking into account other commitments and arrangements he may have made.

3.             Compensation.  (a)  In consideration of Mr. Mauer’s performance of the Consulting Services, Buyer agrees to pay Mr. Mauer $150,000 per year during the Term, payable in equal monthly installments on the first day of each calendar month during the Term.

(b)           Mr. Mauer shall be reimbursed for all items of travel and entertainment and miscellaneous expenses reasonably incurred by him on behalf of Buyer in connection with his performance of the Consulting Services as approved by the President and Chief Executive Officer of Buyer (or any designee of the President and Chief Executive Office).  Reimbursement for such expenses will be pursuant to, and limited by, Buyer’s policies concerning reimbursement of business expenses, a copy of which will be provided to Mr. Mauer.

(c)           Mr. Mauer shall be covered at the Buyer’s cost under Buyer’s group health insurance plan that is in effect as of the date of this Agreement through the expiration of the current term of the insurance policy relating to such health insurance plan (which is expected to be on or about April 1, 2007) and the Buyer will thereafter provide and pay the premiums for COBRA coverage for Mr. Mauer for the maximum continuation period allowable under COBRA.

4.             Term and Termination.  (a)  The period of the effectiveness of Mr. Mauer’s engagement as consultant is referred to herein as the “Term.”  The Term shall commence upon the execution of this Agreement and shall continue for a period of three (3) years with two (2) one-year renewal periods exercisable by Buyer in its sole discretion.  If Buyer chooses not to exercise its option to renew the Term in accordance with the preceding sentence, it shall give written notice to Mr. Mauer at least ninety (90) prior to the expiration of the then current Term.

(b)           Either party may terminate the Term immediately upon notice to the other party in the event a material breach of this Agreement by the other party is not cured within five (5) days following notice of the breach.

(c)           Buyer may terminate the Term without cause upon written notice to Mr. Mauer; provided, however, that in such event, Buyer shall pay Mr. Mauer the compensation set forth in Section 3(a) through the initial 3-year period of the Term and shall provide the health insurance, including COBRA coverage, set forth in Section 3(c).

(d)           The Term shall automatically terminate upon the death or disability of Mr. Mauer.  Mr. Mauer will be considered “disabled” if, as a result of incapacity due to physical or mental illness or injury, he is unable to perform the material Consulting Services for a period of ninety (90) consecutive days, even after reasonable accommodations for such disability or incapacity are provided by Buyer or, if providing such accommodations would be unreasonable, as determined by the President and Chief Executive Officer of Buyer in his reasonable good faith

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judgment.  Mr. Mauer shall cooperate in all respects with Buyer if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialist selected by Buyer and authorizing such medical doctor or health care specialist to discuss Mr. Mauer’s condition with Buyer).   In the event the Term is terminated in accordance with this paragraph, Buyer shall pay Mr. Mauer the compensation set forth in Section 3(a) through the date of death or determination of such disability and in the event of disability, Buyer shall provide the health insurance set forth in Section 3(c) if such insurance policy has not expired at the time of such determination.

(e)           Expiration or termination of the Term shall not affect the provisions of this Agreement that are intended to survive such expiration or termination, including without limitation Sections 5, 6, 7, and 8.

5.             Return of Buyer’s Property.  Upon expiration or termination of the Term, however occurring, Mr. Mauer shall return to Buyer (a) all Confidential Information (as defined in Section 6), (b) all other records, notes, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to, received by, or compiled by Mr. Mauer by or on behalf of any member of the Pierre Group, or to which Mr. Mauer otherwise had access to or possession of while engaged as a consultant of Buyer that pertain to the business of any member of the Pierre Group, whether in paper, electronic or other form, and (c) all keys, credit cards, vehicles, and other property of any member of the Pierre Group.  Mr. Mauer shall not retain or cause or allow to be retained any copies of the foregoing.  Mr. Mauer hereby agrees that all of the foregoing items are and shall remain the property of Buyer and shall be subject at all times to Buyer’s discretion and control.

6.             Covenant Not to Disclose Confidential Information.  Mr. Mauer has had and will continue to have access to proprietary and confidential information and trade secrets of the Companies, and will have access to proprietary and confidential information and trade secrets of the Pierre Group, including, but not limited to, (a) information concerning actual and potential customers, (b) sales information, marketing and product development plans, marketing techniques, pricing policies and market forecasts, (c) information with respect to development, improvements, inventions, ideas, processes, procedures, discoveries, concepts, designs, drawings, specifications, data and “know-how,” (d) financial information, (e) product and service information (including, without limitation, product design and specifications, product development plans, product strategies and product delivery systems), (f) information which, if used or disclosed, could adversely affect any member of the Pierre Group or any of their respective businesses, or give a competitor without access to the information an advantage over any member of the Pierre Group, (g) and other similar matters that are kept confidential by any member of the Pierre Group or were kept confidential by either Company, and (h) information of a type described in the foregoing clause (a) through (g) which either Company or any member of the Pierre Group obtained from another party who treats the information as proprietary or designates it as confidential information or which is designed with a legend indicating that it is confidential or proprietary (whether or not owned or developed by either Company or any member of the Pierre Group) (any and all such information being referred to herein as

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“Confidential Information”).  Mr. Mauer agrees that Confidential Information constitutes valuable, special and unique property of the Pierre Group, and that the use of Confidential Information by Mr. Mauer other than in furtherance of the businesses of the Pierre Group will materially damage the Pierre Group.  Accordingly, Mr. Mauer agrees that he (individually or in concert with others) during or after the Term:

(a)           Shall not, directly or indirectly, use any Confidential Information for any purpose other than to benefit the Pierre Group, except with the prior written consent of Buyer or as required by law;

(b)           Shall not, directly or indirectly, divulge, publish or otherwise reveal or allow to be revealed any Confidential Information to any individual or entity except with the prior written consent of Buyer or as required by law;

(c)           Shall refrain from any action or conduct that might reasonably or foreseeably be expected to compromise the confidential or proprietary nature of any Confidential Information; and

(d)           Shall have no rights to apply for, or to obtain any patent, copyright or other form of intellectual property protection regarding, any Confidential Information.

This restriction shall not apply to any Confidential Information that (i) is or becomes generally available to the public other than as a result of a disclosure by Mr. Mauer, or (ii) becomes available to Mr. Mauer on a non-confidential basis from a source other than a member of the Pierre Group which is not known by Mr. Mauer to be under a confidentiality obligation to a member of the Pierre Group.  Mr. Mauer may respond to a lawful and valid subpoena or other legal process but shall give Buyer the earliest possible notice thereof and shall, as much as in advance of the return date as possible, make available to Buyer and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

7.             Indemnification.  Mr. Mauer shall indemnify and hold the Pierre Group (and each member thereof) harmless from and against all liability caused by any act or failure to act by Mr. Mauer or anyone acting under his direction or control in the performance of the Consulting Services under this Agreement.

8.             Injunctive Relief.  Mr. Mauer acknowledges and agrees that his compliance with the provisions of Sections 5 and 6 is necessary to protect the business, goodwill and other proprietary interests of the Pierre Group and that a breach of such provisions will result in irreparable and continuing damage to the Pierre Group for which there will be no adequate remedy at law.  Mr. Mauer agrees that in the event of any breach of such provisions, Buyer (or any member of the Pierre Group) shall be entitled to injunctive relief, without the necessity of proof of actual damages and without any obligation to post a bond, reimbursement of all reasonable attorneys’ fees and other expenses of litigation (including, without limitation, attorneys’ fees incurred in connection with any appeal), and such other and further relief as may

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be proper.  In the event Buyer (or any member of the Pierre Group) seeks injunctive relief, the prevailing party shall be entitled to its or his attorneys’ fees, costs and expenses of litigation (including without limitation attorneys’ fees incurred in connection with any appeal).  This provision shall not in any way diminish the right of Buyer (or any member of the Pierre Group) to claim and recover damages in addition to injunctive relief.

9.             Relationship of the Parties.  The relationship of Mr. Mauer with and to Buyer and all other members of the Pierre Group under or in connection with this Agreement is that of an independent contractor.  Mr. Mauer is in no respect the agent or legal representative of Buyer or any other member of the Pierre Group and is without right or authority, express or implied, to create or assume in any manner any obligation of any kind on behalf of Buyer or any other member of the Pierre Group.  Mr. Mauer acknowledges and agrees that he shall be solely responsible for, shall pay and shall indemnify the Pierre Group (and each member thereof) against, all self-employment taxes, income taxes, and any and all other taxes or sums due to federal, state or local governments because of the relationship created by this Agreement or in respect of compensation paid pursuant to this Agreement.

10.           Notices.  All notices, requests, demands and other communications pursuant to this Agreement shall be in writing, shall be deemed to have been effectively given:  (i) when delivered personally, (ii) when transmitted by facsimile transmission, if the sending facsimile machine receives and prints a confirmation of receipt by the receiving facsimile machine, (iii) three business days after deposit in the United States mail, certified with proper postage prepaid and return receipt requested, or (iv) the next business day, if sent by a recognized commercial carrier (unless the records of the delivery service indicates otherwise), addressed as follows:

If to Buyer:

Pierre Newco I, LLC

9990 Princeton Road

Cincinnati, OH  45246

Attn:  Joseph W. Meyers

Fax:  (513) 682-1330

With a required copy to:

Thompson Hine LLP

2000 Courthouse Plaza N.E.

Dayton, Ohio 45401-8801

Attn:  Linn S. Harson

Fax:  (937) 443-6635

If to Mr. Mauer:

James E. Mauer

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Fax:

With a required copy to:

Womble Carlyle Sandridge & Rice, PLLC

One Atlantic Center

Suite 3500

1201 West Peachtree Street

Atlanta, Georgia  30309

Attn:  G. Donald Johnson

Fax:  (404) 870-4878

Either party or other recipient may from time to time change its address and telecopy number for purposes of this Agreement by giving notice of such change as provided herein.

11.           Waiver; Severability.  The failure of either party to insist in any one or more instances upon performance of any of the provisions of this Agreement or to take advantage of any of its or his rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, and the same shall continue and remain in full force and effect.  No single or partial exercise by either party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.   Any provision of this Agreement prohibited by applicable law or by court decree shall be ineffective to the extent of such prohibition without in any way invalidating or affecting the remaining provisions of this Agreement.

12.           Assignment.  None of Mr. Mauer’s rights hereunder may be transferred or assigned by Mr. Mauer, and none of the obligations or duties imposed on Mr. Mauer hereunder are delegable, without the consent in writing of Buyer.  Buyer may assign its rights (including without limitation the right to enforce Sections 5, 6, 7, and 8) and delegate its duties under this Agreement to any person or entity succeeding to all or substantially all of the business and assets (whether by operation of law or otherwise) of any member of the Pierre Group.  Any transfer, assignment, or delegation in violation of this Section shall be void.

13.           Entire Agreement.  This Agreement contains the complete and entire agreement between the parties relating to the subject matter hereof and cannot be amended in any manner except by amendment in writing duly signed by the parties.

14.           Governing Law.  This Agreement shall be construed according to and the legal relations between the parties governed by the laws of the State of Ohio without reference to the conflicts of law provisions thereof.

15.           Survival.  Sections 5, 6, 7, and 8 of this Agreement, and any other Section of this Agreement that by its nature is intended to survive beyond the termination or expiration of this Agreement, shall survive termination (for any reason) or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first indicated above.

PIERRE NEWCO I, LLC

By
JAMES E. MAUER		Joseph W. Meyers
Vice President, Finance

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EXHIBIT B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT is entered into as of the          day of                         , 2006, by and among PIERRE NEWCO I, LLC, an Ohio limited liability company (“Buyer”), ZARTIC, INC., a Georgia corporation (“Zartic”), and SUNTRUST BANK (“Escrow Agent”), under the following circumstances:

A.            Buyer, Pierre Newco II, LLC, an Ohio limited liability company, Zartic, Zar Tran, Inc., a Georgia corporation, JEM Sales, Inc., a Georgia corporation, MNM Leasing Company, LLC, a Georgia limited liability company, James E. Mauer, Jeffrey J. Mauer, Christopher W. Mauer, and Tamara L. Mauer, are parties to that certain Asset Purchase Agreement dated as of November 3, 2006, pursuant to which Buyer is purchasing, among other things, substantially all of the assets of Zartic (the “Purchase Agreement”);

B.            Contemporaneous with the execution of this Agreement, the parties to the Purchase Agreement are closing the transactions contemplated by the Purchase Agreement;

C.            Pursuant to the terms of the Purchase Agreement, a portion of the consideration payable by Buyer to Zartic is required to be escrowed for the purposes and upon the terms set forth hereinafter; and

D.            Buyer and Zartic desire to appoint the Escrow Agent as the agent for such escrow arrangement, and the Escrow Agent is agreeable to acting as such.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.             Definitions.  All capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Purchase Agreement.

2.             Appointment of the Escrow Agent.  Buyer and Zartic hereby appoint the Escrow Agent to act as escrow agent in accordance with the terms hereof, and the Escrow Agent hereby accepts such appointment.

3.             General Escrow Amount.  On the date hereof, Buyer shall deliver $5,000,000 (the “General Escrow Amount”), in immediately available funds, to the Escrow Agent, as escrow agent.  The General Escrow Amount shall be held by the Escrow Agent in an escrow subaccount (the “General Escrow Subaccount”) and shall at all times be invested in certificates of deposit, short term obligations of the United States government, or overnight money market funds, as specified in accordance with the joint written instructions of Buyer and Zartic from time to time received by the Escrow Agent.  If no such instructions have been received, the Escrow Agent shall invest all amounts then held in the General Escrow Subaccount in an STI Classic Money Market Fund.  The interest or other income earned as a result of any such investment shall be paid periodically to Zartic by Escrow Agent and shall not become part of the General Escrow Amount.  The Escrow Agent shall have no liability for any loss resulting from investments made in accordance with the provisions of this Escrow Agreement.  On or before the execution and delivery of this Escrow Agreement, each of the Buyer and Zartic shall provide to the Escrow Agent a completed Form W-9 or Form W-8, whichever is appropriate.  Notwithstanding anything to the contrary herein provided, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Escrow Agreement or any income earned thereon.

4.             Payment of the General Escrow Amount.

(a)           The Escrow Agent shall deliver the General Escrow Amount only in accordance with the terms and conditions set forth herein.

(b)           The Escrow Agent shall pay the General Escrow Amount, or a portion of the General Escrow Amount, in immediately available funds, in accordance with the following:

(i)            at any time, pursuant to joint written instructions signed by Buyer and Zartic;

(ii)           to Buyer on the thirty-first (31st) business day after Escrow Agent’s receipt of a written notice from Buyer (with copies delivered by Buyer on the same day and in the same manner to Zartic) stating that Buyer is entitled to payment of all or a portion of the General Escrow Amount to satisfy Claims of Buyer for indemnification pursuant to Article 10 of the Purchase Agreement and specifying Buyer’s good faith estimate of the amount of such Claims (a “Claim Notice”) provided the Escrow Agent does not receive written notification from Zartic objecting to Buyer’s Claim (an “Objection Notice”) within thirty (30) business days after the Escrow Agent’s receipt of the Claim Notice;

(iii)          in the event Buyer shall have delivered a Claim Notice pursuant to Section 4(b)(ii) above and Zartic shall have timely delivered an Objection Notice as provided in Section 4(b)(ii) above, the Escrow Agent shall not pay the General Escrow Amount claimed to be owed to Buyer to any party until the dispute between the parties has been resolved pursuant to either Section 4(b)(i) above or Section 12 of this Escrow Agreement;

(iv)          on                         , 2008 [insert date eighteen months after Closing], the Escrow Agent shall pay to Zartic by wire transfer of immediately available funds, the amount of the General Escrow Amount, if any, in excess of $2,500,000 after deducting: (x) all amounts paid on or before such date pursuant to Claim Notices, and (y) all amounts claimed in all Claim Notices pending and unresolved on such date, which amount with respect to each such unresolved

Claim Notice shall be paid upon the resolution thereof in accordance with this Escrow Agreement;

(v)           on                             , 2008 [insert date 3 years after Closing], the Escrow Agent shall pay to Zartic the entire remaining General Escrow Amount by wire transfer of immediately available funds, less the aggregate amount claimed in all Claim Notices pending and unresolved on such date, which amount with respect to each such unresolved Claim Notice shall be paid upon the resolution thereof in accordance with this Escrow Agreement.

(c)           The party or parties entitled to receive any portion of the General Escrow Amount pursuant to Section 4(b) shall provide written instructions to the Escrow Agent for the disbursement of the General Escrow Amount or a portion thereof.

5.             Severance Escrow Amount.  On the date hereof, Buyer shall deliver $490,849 (the “Severance Escrow Amount”), in immediately available funds, to the Escrow Agent, as escrow agent.  The Severance Escrow Amount shall be held by the Escrow Agent in an escrow subaccount (the “Severance Escrow Subaccount”) and shall be invested, reinvested and otherwise maintained in the same manner as the General Escrow Amount.

6.             Payment of the Severance Escrow Amount.  The Escrow Agent shall hold the Severance Escrow Amount in escrow for the benefit of Buyer and Zartic until such time as Buyer notifies the Escrow Agent in writing to release the Severance Escrow Amount in accordance with Section 10.02(f) of the Purchase Agreement (the “Severance Notice”).  Within seven (7) days after the Escrow Agent receives the Severance Notice, the Escrow Agent shall distribute the Severance Escrow Amount in accordance with such Notice.

7.             Termination of Escrow.  Once the entire General Escrow Amount and Severance  Escrow Amount have been paid pursuant to this Escrow Agreement, this escrow and the Escrow Agent’s duties hereunder shall automatically terminate.

8.             Escrow Fees and Expenses.  The fees and expenses of the Escrow Agent shall be paid by Buyer.  The Escrow Agent’s fees and reimbursement of expenses shall be paid in accordance with Schedule A to this Agreement, which is incorporated herein by reference and made a part hereof.

9.             Resignation of the Escrow Agent.  The Escrow Agent may resign as such at any time by giving not less than thirty (30) days prior written notice thereof to Buyer and Zartic, but, subject to the provisions set forth below, shall continue to serve until its successor, appointed by agreement of Buyer and Zartic, accepts appointment as a successor escrow agent.  If a successor escrow agent has not been appointed or has not accepted such appointment sixty (60) days after such notice of resignation has been given, the Escrow Agent may tender into the custody of any court of competent jurisdiction all funds and other property then held by it hereunder and shall thereupon be relieved of all further duties and obligations under this Escrow Agreement.  Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.  The terms and conditions of this Escrow Agreement will remain unimpaired by the resignation of an Escrow Agent or the appointment of a successor escrow agent.  Following the appointment of a successor escrow agent, such person shall for all intents and purposes of this Escrow Agreement be an “Escrow Agent” hereunder.  The obligations of Buyer and Zartic to the Escrow Agent and the rights of the Escrow Agent under Sections 8 and 10 hereof shall survive termination of this Agreement or the resignation or removal of the Escrow Agent.  In the event that the Escrow Agent submits a notice of resignation, its only duty, until a successor escrow agent shall have been appointed and shall have accepted such appointment, shall be to hold, invest and dispose of the General Escrow Subaccount and the Severance Escrow Subaccount in accordance with this Escrow Agreement, but without regard to any notices, requests, instructions, demands or the like received by it from the other parties hereto after such notice shall have been given, unless the same is a direction from the Buyer and Zartic that the General Escrow  Amount and the Severance Escrow Amount be paid or delivered in their entirety out of the General Escrow Subaccount and the Severance Escrow Subaccount.

10.           Liability of the Escrow Agent; Indemnification.  The Escrow Agent assumes no responsibility or liability to Buyer or Zartic or to any other persons, other than to deal with the General Escrow Amount and the Severance Escrow Amount held and received by it pursuant to the terms of this Escrow Agreement.  The Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection herewith, except for actions or omissions to act that constitute gross negligence or willful misconduct.  Buyer and Zartic shall, jointly and severally, indemnify and hold the Escrow Agent and each of its affiliates, directors, agents and employees harmless from and against all claims, liabilities, losses and expenses of any nature whatsoever (including reasonable out-of-pocket and legal fees of outside counsel and related expenses) incurred directly or indirectly in connection with this Escrow Agreement or the Escrow Agent’s service as escrow agent hereunder; provided, however, that the Escrow Agent shall not be entitled to be indemnified with respect to matters resulting from the proven gross negligence or willful misconduct of the Escrow Agent.

11.           Responsibilities and Rights of the Escrow Agent.

(a)           The Escrow Agent undertakes to perform only such duties as are expressly set forth herein.  The Escrow Agent shall have no implied duties or obligations under the terms of this Escrow Agreement or otherwise.  The Escrow Agent shall not be charged with or be deemed to have any knowledge or notice of any notice, fact or circumstance not specifically set forth in this Escrow Agreement or furnished to the Escrow Agent in notices provided to the Escrow Agent in writing and strictly in accordance with the notice provisions of this Escrow Agreement.  The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent by any party to this Escrow Agreement.  The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any funds held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.  The Escrow Agent may consult with counsel and shall be fully protected with respect to any action taken in good faith in accordance with the advice of such counsel.

(b)           The Escrow Agent is hereby authorized to comply with any judicial order or legal process which stays, enjoins, directs or otherwise affects the transfer or delivery of the General Escrow Amount or the Severance Escrow Amount to any party hereto and shall incur no liability for any delay or loss which may occur as a result of such compliance.

(c)           The Escrow Agent shall have no duty or responsibility with regard to any loss resulting from the investment, reinvestment, sale or liquidation of the General Escrow Amount or the Severance Escrow Amount in accordance with the terms of this Escrow Agreement.

(d)           Except as otherwise expressly provided herein, the Escrow Agent is authorized to execute instructions and take other actions pursuant to this Escrow Agreement as it deems reasonable and necessary.  The Escrow Agent shall not have any liability under this Escrow Agreement for any loss or expense other than those occasioned by its own gross negligence or willful misconduct and in any event its liability shall be limited to direct damages and shall not include any special or consequential damages.  All collection and receipt of funds or securities and all payment and delivery of funds or securities under this Escrow Agreement shall be made by the Escrow Agent as agent, at the risk of the other parties hereto with respect to their actions or omissions and those of any person other than the Escrow Agent.  In no event shall the Escrow Agent be responsible or liable for any loss due to forces beyond its reasonable control, including, but not limited to, acts of God, flood, fire, nuclear fusion, fission or radiation, war (declared or undeclared), terrorism, insurrection, revolution, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Escrow Agreement, inability to obtain equipment or communications facilities, or the failure of equipment or interruption of communications facilities, and other causes whether or not of the same class or kind as specifically named above.  In the event that the Escrow Agent is unable to substantially perform for any of the reasons described in the immediately preceding sentence, it shall so notify the other parties hereto as soon as reasonably practicable.

(e)           The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney, or other paper or document that the Escrow Agent in good faith reasonably believe to be genuine and what it purports to be.  The Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this Escrow Agreement may arise or any other agreement between Buyer and Zartic, including but not limited, the Purchase Agreement.  Where directions or instructions from more than one of the undersigned are required, such directions or instructions may be given by separate instructions of similar tenor.  Any of the undersigned may act hereunder through an agent or attorney-in-fact, provided satisfactory written evidence of authority is first furnished to the Escrow Agent.

12.           Disputes.  (a)  As to the parties hereto other than the Escrow Agent, in the event of any disagreement between any of the parties to this Escrow Agreement, or between them or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the escrow, the parties shall seek in good faith to resolve in writing any such disagreements.  If any such disagreement is not so resolved within thirty (30)

days, at the end of such 30-day period, the disagreement shall be referred to the American Arbitration Association to be settled by arbitration conducted before a single arbitrator in [Neutral Location]  (or such other location as the parties may agree) in accordance with the Commercial Arbitration Rules of the American Arbitration Association.   Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof.  The fees and expenses of the arbitrator shall be apportioned between the parties by the arbitrator with the findings and results of the arbitration.  Any award shall be a conclusive determination of the disputed matter; shall be final and binding upon the parties and shall not be contested by the parties.  The arbitrator making any such award shall be instructed to give prompt notice of his or her findings and the results of arbitration to the Escrow Agent.

(b)  In the event that the Escrow Agent in good faith shall be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any action hereunder, so long as such disagreement continues or such doubt exists, and in any event, the Escrow Agent shall not be liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons; provided, however, that the Escrow Agent shall be under no obligation to commence or defend such proceedings.  The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.  In the event of any dispute or disagreement as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the election of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all money and property held under this Escrow Agreement and may take such other legal action as may be appropriate or necessary, in the opinion of the Escrow Agent.  Upon such tender, the parties hereto agree that the Escrow Agent shall be discharged from all further duties under this Escrow Agreement; provided, however, that the filing of any such legal proceeding shall not deprive the Escrow Agent of its compensation hereunder earned prior to such filing and discharge of the Escrow Agent of its duties hereunder.

13.           Successors and Assigns.  This Escrow Agreement shall be binding upon the parties and their respective successors, heirs and assigns; provided, however, that neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto.

14.           Notices. All notices, requests, demands and other communications pursuant to this Escrow Agreement shall be in writing, shall be deemed to have been effectively given:  (i) when delivered personally, (ii) when transmitted by facsimile transmission, if the sending facsimile machine receives and prints a confirmation of receipt by the receiving facsimile machine, (iii) three business days after deposit in the United States mail, certified with proper postage prepaid and return receipt requested, or (iv) the next business day, if sent by a recognized commercial carrier (unless the records of the delivery service indicates otherwise), addressed as follows; provided, however, that notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be deemed to have received any notice hereunder prior to its actual receipt thereof:

Notices to Buyer shall be addressed to:

Pierre Newco I, LLC

c/o Pierre Foods, Inc.

9990 Princeton Road

Cincinnati, Ohio  45246

Attention: Joseph W. Meyers

Telephone No.:  (513) 874-8741

Facsimile No.: (513) 682-1330

  with a required copy to:                    Thompson Hine LLP

2000 Courthouse Plaza, N.E.

Dayton, Ohio 45201-8801

Attention:  Linn S. Harson

Telephone No.:  (937) 443-6842

Facsimile No.:  (937) 443-6635

Notices to Zartic shall be addressed to:

Zartic, Inc.

Telephone No.:

Facsimile No.:

  with a required copy to:                    Womble Carlyle Sandridge & Rice, PLLC

One Atlantic Center

Suite 3500

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention:  G. Donald Johnson

Telephone No.: (404) 888-7456

Facsimile No.:  (404) 870-4878

Notices to the Escrow Agent shall be addressed to:

SunTrust Bank

Corporate Agency Services

25 Park Place, 24th Floor

Atlanta, Georgia  30303-2900

Attention:  Olga G. Warren, Group Vice President

Telephone No.:  (404) 588-7262

Facsimile No.:  (404) 588-7335

Any party or other recipient may from time to time change its address and facsimile number for purposes of this Escrow Agreement by giving notice of such change as provided herein.

15.           Amendment and Modification.  This Escrow Agreement may be amended, modified or supplemented only by written agreement of each of the parties hereto.

16.           Governing Law; Counterparts.  This Escrow Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, as applicable to agreements executed and entirely performed in such State.  This Escrow Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.  A manual signature of a party to this Escrow Agreement transmitted to the other party (or counsel to the other party) by telecopy shall be deemed for all purposes to be an original signature.

17.           Entire Agreement.  The terms and conditions set forth herein and as to the parties other than the Escrow Agent, in the Purchase Agreement, constitute the sole and exclusive agreement of Buyer, Zartic, and the Escrow Agent relating to the subject hereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Escrow Agreement has been signed by or on behalf of each of the parties hereto as of the day first above written.

“Buyer”

PIERRE NEWCO I, LLC
EIN:

By
Joseph W. Meyers
Vice President, Finance

“Zartic”

ZARTIC, INC.
EIN:

By
Name:
Title:

“Escrow Agent”

SUNTRUST BANK

By
Name:
Title:

SCHEDULE A

SUNTRUST BANK, AS ESCROW AGENT

SCHEDULE OF FEES

The annual fee of $2,500.00 for administering this Escrow Agent is payable in advance at the time of the closing and thereafter, until termination of the escrow and the appropriate parties shall be invoiced each year on the anniversary date of the closing of the Escrow Agreement.  A one-time invoice of $500.00 legal review is payable in advance at the time of the closing.

Out of pocket expenses such as, but not limited to postage, courier, overnight mail, insurance, money wire transfer, long distance telephone charges, facsimile, stationery, travel, legal or accounting, etc. will be billed at cost.

These fees do not include extraordinary services which will be priced according to time and scope of duties.  The fees shall be deemed earned in full upon receipt by the Escrow Agent, and no portion shall be refundable for any reason, including without limitation, termination of the Escrow Agreement.

It is acknowledged that the schedule of fees shown above is acceptable for the services mutually agreed upon and the undersigned authorizes SunTrust Bank to perform said services.

Note:  This fee schedule is based on the assumption that the escrowed funds will be invested in SunTrust’s AAA rated money market cash sweep account, an STI Classic Money Market Fund.

EXHIBIT C

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT is entered into as of the       day of                                       , 2006, by and between JAMES E. MAUER (“Mr. Mauer”) and PIERRE FOODS, INC., a North Carolina corporation (“Pierre”), under the following circumstances:

A.            Contemporaneously with the execution of this Agreement, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) dated November 3, 2006, among Pierre Newco I, LLC, an Ohio limited liability company and wholly-owned subsidiary of Pierre, (“Pierre Newco I”), Pierre Newco II, LLC, an Ohio limited liability company and wholly-owned subsidiary of Pierre (“Pierre Newco II” and collectively with Pierre Newco I, Pierre and their respective subsidiaries, the “Pierre Group”), Zartic, Inc., a Georgia corporation (“Zartic”), Zar Tran, Inc., a Georgia corporation (“Zar Tran” and, together with Zartic, the “Companies”), JEM Sales, Inc., MNM Leasing Company, LLC, Mr. Mauer, Jeffrey J. Mauer, Christopher W. Mauer, and Tamara L. Mauer, Pierre Newco I and Pierre Newco II are purchasing substantially all of the assets and businesses of the Companies.

B.            Mr. Mauer owns all of the voting capital stock and has served as Chairman of each of the Companies.  As such, he is familiar with the businesses of the Companies.

C.            As a material inducement to Pierre Newco I and Pierre Newco II to enter into the Purchase Agreement and to preserve the value of the assets and business being purchased by Pierre Newco I and Pierre Newco II pursuant to the Purchase Agreement (including, without limitation, the goodwill associated with such assets), Mr. Mauer has agreed to enter into this Agreement.

D.  The execution of this Agreement is a condition to the obligations of Pierre Newco I and Pierre Newco II to complete the transactions set forth in the Purchase Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

Section 1.  Covenant Not to Compete; Covenant Not to Solicit.

(a)  For a period of five (5) years following the date of this Agreement (the “Noncompetition Period”), Mr. Mauer shall not nor shall he permit any person, corporation, partnership, limited liability company or other business entity owned or controlled by him (“Affiliated Entities”) to, directly or indirectly, either as a principal, agent, proprietor, consultant, co-packer, advisor, partner, lender, licensor or holder of debt or equity securities or otherwise), engage in, assist or have any interest in, any person, firm, corporation or other business entity (other than a publicly-held corporation of which he and all Affiliated Entities collectively hold less than 1% of the voting power) which is a Competitive Business (as hereinafter defined) in any part of the United States.  For purposes of this Agreement, “Competitive Business” means (i) manufacturing, marketing, selling, or distributing products that are the same or similar to products manufactured, marketed, sold, or distributed by Zartic immediately prior to the closing of the transactions contemplated by the Purchase Agreement or at any time in the six (6) year period immediately preceding such closing, including, but not limited to, raw, partially cooked, or fully cooked beef, pork, poultry, vegetarian, or other protein or processed food products; and (ii) marketing or selling transportation services, logistic services, and truck brokerage or any other services sold or offered for sale by Zar Tran immediately prior to the closing of the transactions contemplated by the Purchase Agreement or at any time in the six (6) years prior to such closing; provided, however that “Competitive Business” shall not include any restaurant or other similar establishment that serves prepared food directly to consumers on a retail basis in the State of Georgia.

(b)  During the Noncompetition Period, Mr. Mauer shall not, nor shall he permit any Affiliated Entity to, directly or indirectly, solicit, induce or influence any employee of any member of the Pierre Group to leave the employment of any member of the Pierre Group.

(c)  Mr. Mauer has carefully read and considered the provisions of this Agreement in consultation with attorneys of his choice and agrees that the restrictions set forth herein are fair and reasonably required for the protection of the Pierre Group and are legally binding and enforceable and the enforcement thereof will not impair Mr. Mauer’s ability to earn a livelihood.  It is the intention of the parties that the provisions of this Section 1 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, to the extent that the restrictions on competition hereunder are adjudicated to be invalid or unenforceable in any jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provisions to the extent necessary to render such provisions enforceable to the maximum extent permitted by applicable law, such limited form to apply only with respect to the enforceability of this Section in the particular jurisdiction in which such adjudication is made.

Section 2.  Payment.  In consideration of Mr. Mauer’s covenants herein, Pierre agrees to pay Mr. Mauer $1,000,000 (the “Noncompetition Payment”).  The Noncompetition Payment shall be made upon execution of this Agreement by both parties and the closing of the transactions contemplated by the Purchase Agreement.

Section 3.  Injunctive Relief.  Mr. Mauer acknowledges and agrees that his compliance with the provisions of Section 1 hereof is necessary to protect the business, goodwill and other proprietary interests of the Pierre Group and that a breach of such provisions will result in irreparable and continuing damage to the Pierre Group for which there will be no adequate remedy at law.  Mr. Mauer agrees that in the event of any breach of such provisions, Pierre (or any member of the Pierre Group) shall be entitled to injunctive relief, without the necessity of proof of actual damages and without any obligation to post a bond, reimbursement of all reasonable attorneys’ fees and other expenses of litigation (including, without limitation, attorneys’ fees incurred in connection with any appeal), and such other and further relief as may be proper.  In the event Pierre (or any member of the Pierre Group) seeks injunctive relief, the

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prevailing party shall be entitled to its or his attorneys’ fees, costs and expenses of litigation (including without limitation attorneys’ fees incurred in connection with any appeal).  This provision shall not in any way diminish the right of Pierre (or any member of the Pierre Group) to claim and recover damages in addition to injunctive relief.

Section 4.  Notices.  All notices, requests, demands and other communications pursuant to this Agreement shall be in writing, shall be deemed to have been effectively given:  (i) when delivered personally, (ii) when transmitted by facsimile transmission, if the sending facsimile machine receives and prints a confirmation of receipt by the receiving facsimile machine, (iii) three business days after deposit in the United States mail, registered or certified and with proper postage prepaid, or (iv) the next business day, if sent by a recognized commercial carrier (unless the records of the delivery service indicates otherwise), addressed as follows:

If to Pierre:

Pierre Foods, Inc.

9990 Princeton Road

Cincinnati, OH 45246

Attn:  Joseph W. Meyers

Fax:  (513) 682-1330

With a required copy to:

With a required copy to:

Thompson Hine LLP

2000 Courthouse Plaza N.E.

Dayton, Ohio 45401-8801

Attn:  Linn S. Harson

Fax:  (937) 443-6635

If to Mr. Mauer:

James E. Mauer

Fax:

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With a required copy to:

Womble Carlyle Sandridge & Rice, PLLC

One Atlantic Center

Suite 3500

1201 West Peachtree Street

Atlanta, Georgia 30309

Attn:  G. Donald Johnson

Fax:  (404) 870-4878

Either party or other recipient may from time to time change its address and telecopy number for purposes of this Agreement by giving notice of such change as provided herein.

Section 5.  Waiver; Severability.  The failure of either party to insist in any one or more instances upon performance of any of the provisions of this Agreement or to take advantage of any of its or his rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, and the same shall continue and remain in full force and effect.  No single or partial exercise by either party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.   Any provision of this Agreement prohibited by applicable law or by court decree shall be ineffective to the extent of such prohibition without in any way invalidating or affecting the remaining provisions of this Agreement.

Section 6.  Assignment.  None of Mr. Mauer’s rights hereunder may be transferred or assigned by Mr. Mauer, and none of the obligations or duties imposed on Mr. Mauer hereunder are delegable, without the consent in writing of Pierre.  Pierre may assign its rights (including without limitation the right to enforce Section 1) and delegate its duties under this Agreement to any person or entity succeeding to all or substantially all of the business and assets (whether by operation of law or otherwise) of any member of the Pierre Group.  Any transfer, assignment, or delegation in violation of this Section shall be void.

Section 7.  Entire Agreement.  This Agreement contains the complete and entire agreement between the parties relating to the subject matter hereof and cannot be amended in any manner except by amendment in writing duly signed by the parties.

Section 8.  Governing Law.  This Agreement shall be construed according to and the legal relations between the parties governed by the laws of the State of Ohio without reference to the conflicts of law provisions thereof.

Section 9.  Survival.  Section 3 and any other section of this Agreement that by its nature is intended to survive beyond the expiration of the Noncompetition Period, shall survive such expiration.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first indicated above.

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PIERRE FOODS, INC.

By
Joseph W. Meyers
Vice President, Finance

JAMES E. MAUER

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EXHIBIT D

PIERRE FOODS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the       day of                        , 2006 between PIERRE FOODS, INC., a North Carolina corporation (the “Company”), and JEFFREY J. MAUER (“Employee”), under the following circumstances:

A.  Employee is president of Zartic, Inc., a Georgia corporation (“Zartic”), and Zar Tran, Inc., a Georgia corporation (“Zar Tran”).  Zartic is engaged in the business of manufacturing and selling packaged foods products, and Zar Tran is engaged in the business of shipping packaged food products.

B.  Pursuant to an Asset Purchase Agreement dated November 3, 2006 (the “Purchase Agreement”), the Company is purchasing substantially all of the assets of Zartic and Zar Tran and certain assets of affiliated companies.

C.  The Company desires to employ Employee, and Employee is willing to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree as follows:

1.  Employment.  The Company hereby employs Employee, and Employee hereby accepts employment by the Company, on a full-time basis as                                     , with duties and responsibilities consistent with Employee’s position.  Employee shall report to, and shall be subject to the direction of, the Company’s President and Chief Executive Officer (or such other executive of the Company as the President and Chief Executive Officer of the Company from time to time may designate), and shall have such duties and responsibilities as may be assigned to him from time to time by such person.  While employed by the Company pursuant to this Agreement, Employee shall devote all of his business time and effort to the performance of his duties hereunder.

2.  Term.  Employee’s employment under this Agreement shall commence on the date hereof and shall continue for a period of one year from such date (the “Initial Term”), and shall be automatically renewed thereafter for successive one year terms (each a “Renewal Term”) unless either party gives to the other written notice no fewer than sixty (60) days prior to the expiration of the then-current Initial Term or Renewal Term that such party does not wish to extend Employee’s employment for a successive one-year term.  The Initial Term and any Renewal Term, if any, shall be referred to herein as the “Term”.

3.  Compensation.

(a)  Base Salary.  Employee shall receive as compensation for his services under this Agreement an annual base salary of Two Hundred Twenty-Five Thousand Dollars ($225,000) pro-rated for periods of less than twelve (12) months, or as increased from time to time by the President and Chief Executive Officer of the Company.  Such base salary shall be paid in bi-weekly installments in accordance with the payroll schedule followed by the Company (less applicable withholding and other deductions).  Base salary shall be reviewed and adjusted, but not decreased, by the Company at least annually.

(b)  Bonus.  In addition to any other compensation or consideration payable to Employee hereunder, commencing the fourth quarter of the Company’s fiscal year 2007, Employee shall be entitled to participate in the Company’s bonus plan for employees, in accordance with the terms and conditions of such plan and the financial performance targets thereunder, which are generally expressed as an EBITDA target.  For the remainder of the Company’s fiscal year ending March 3, 2007, Employee’s bonus plan is as set forth on Exhibit A to this Agreement. The bonus plan and related financial performance targets shall be reviewed annually by the Employee, President and Chief Executive Officer.

4.  Other Benefits.  Employee shall be entitled to receive other benefits, as follows:

(a)  Automobile.  The Company shall provide Employee with an automobile for his use, and the associated expenses, maintenance, repairs and fuel.

(b)  Vacation.  Employee shall be entitled to that amount of vacation per year as Employee has been accustomed to receiving in the recent past; provided, however, that in no event shall Employee’s vacation exceed two (2) weeks for the remainder of calendar year 2006, and thereafter, five (5) weeks in any calendar year.  Employee shall not be entitled to any compensation for unused vacation time.

(c)  Expenses.  The Company shall reimburse Employee for all reasonable travel expenses and other out-of-pocket expenses incurred by Employee in performing services requested by the Company in accordance with normal Company policies.

(d)  Other Benefit Plans.  Employee shall be entitled to participate in all of the Company’s employee benefit plans for which Vice Presidents of the Company are generally eligible, including without limitation, medical, dental, life, and accidental death and dismemberment insurance.  Employee shall also be entitled to participate in the 401(k) savings plan covering employees of the Company, subject to the terms of such plan governing participation therein.

5.  Termination.  Employee’s employment under this Agreement shall terminate prior to the expiration of the Term in the following manner:

(a)  By Death or Disability.  Immediately upon the death of Employee during the Term, or, at the option of the Company, in the event of Employee’s disability, upon thirty (30) days notice to Employee.  Employee will be considered “disabled” if, as a result of incapacity due to physical or mental illness or injury, Employee is unable to perform the material duties of his position on a full time basis for a period of two (2) consecutive months, even after reasonable accommodations for such disability or incapacity are provided by the Company or, if providing such accommodations would be unreasonable, as determined by the President and Chief Executive Officer of the Company in his reasonable good faith judgment.  Employee shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialist selected by the Company and authorizing such medical doctor or health care specialist to discuss Employee’s condition with the Company).

(b)  For Cause.  For “Cause” immediately upon written notice by the Company to Employee.

(i)  “Cause” shall mean, with respect to Employee, one or more of the following:  (A) the commission of a felony or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers; (B) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its subsidiaries substantial public disgrace or disrepute or substantial economic harm; (C) substantial and repeated willful failure to perform duties consistent with this Agreement, as reasonably directed by the President and Chief Executive Officer (or such other executive of the Company as the President and Chief Executive Officer of the Company from time to time may designate) which is not cured to the President and Chief Executive Officer’s reasonable satisfaction within fifteen (15) days after written notice thereof to Employee; provided that the failure shall not be related to poor job performance or the overall underperformance of the Company and provided further, that the Company shall be required to provide only one such notice to Employee in any twelve month period and the second occurrence in any twelve-month period of any failure under this subsection (C) shall be cause for immediate termination of Employee’s employment without notice and an opportunity to cure; (D) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries to the material disadvantage or detriment of the Company or any of its subsidiaries; (E) willful breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its subsidiaries; or (F) any other willful misconduct with respect to the Company or any of its subsidiaries which is not cured to the President and Chief Executive Officer’s reasonable satisfaction within fifteen (15) days after written notice thereof to Employee.

(ii)  For purposes of this Section 5(b), no act, or failure to act, on Employee’s part shall be considered “willful” unless unilaterally done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company and its subsidiaries.

(c)  Without Cause. At any time after commencement of employment, either the Company may, without Cause, or Employee may, terminate Employee’s employment,

effective upon at least thirty (30) days’ prior written notice from the Company to Employee or Employee to the Company, as the case may be.

(d) Resignation for Good Reason.  By Employee upon thirty (30) days written notice to the Company of the resignation of Employee for Good Reason (as hereinafter defined).  For purposes of this Agreement, “Good Reason” shall mean:

(i)            Without his express written consent, the assignment to Employee of any duties materially inconsistent with his positions, duties, responsibilities and status with the Company as described in Section 1 hereof, or a material change in his reporting responsibilities or title, or any removal of Employee from any such position, except in connection with the termination of his employment for Cause or as a result of his death or disability or by Employee other than for Good Reason; or

(ii)           A material breach of this Agreement by the Company which is not cured to Employee’s reasonable satisfaction within fifteen (15) days after written notice thereof to the Company.

6.  Occurrences Upon Termination.  Upon termination of Employee’s employment prior to the expiration of the Term in accordance with Section 5 hereof, Employee shall be subject to the following:

(a)  Cessation of Salary and Benefits.  All obligations of the Company to provide Employee with compensation and benefits as provided herein shall discontinue at the termination date of Employee’s employment, except as otherwise required herein or by law.

(b)  Payment of Bonus.  Bonus payments, if any, shall be made in accordance with the terms and conditions of the Company’s bonus plan in effect for Employee at the time of such termination

(c)  Surrender of Company Property.  Promptly upon termination of Employee’s employment prior to the expiration of the Term, Employee or Employee’s personal representative shall return to the Company (i) all Confidential Information (as hereinafter defined); (ii) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company or any of its subsidiaries that pertain to the business of the Company and its subsidiaries, whether in paper, electronic or other form; and (iii) all keys, credit cards, vehicles, and other property of the Company and its subsidiaries.  Employee shall not retain or cause or allow to be retained any copies of the foregoing.  Employee hereby agrees that all of the foregoing are and shall remain the property of the Company and its subsidiaries and shall be subject at all times to its discretion and control.

(d)  Benefits.  With respect to any benefit plans or programs in which Employee is participating at the time of termination of his employment, Employee’s rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by Employee and the Company which may then be in effect.

(e)  Termination Without Cause; Death/Disability; Resignation for Good Reason; or Nonrenewal.  During the initial Term or any Renewal Term, if Employee’s employment is terminated by the Company without Cause, if Employee’s employment is terminated by reason of death or disability, if Employee voluntarily terminates his employment with the Company for Good Reason, or if the Company elects not to renew Employee’s employment pursuant to Section 2, the Company shall continue to pay Employee or his estate as special severance payments hereunder Employee’s then current base salary as provided in Section 3(a) payable in regular installments over a period of one (1) year after termination in accordance with the normal payroll practices of the Company, but if and only if, Employee or, in the event of Employee’s death or disability, his executor or other personal representative, has executed and delivered to the Company a general release (“Release”) in form and substance reasonably satisfactory to the Company, and the Release has become effective, and only so long as Employee has not revoked or breached the provisions of the Release or breached the provisions of Section 7 or Section 8 hereof.  In addition, notwithstanding Section 6(d) hereof, the Company shall maintain in full force and effect for the continued welfare benefit of Employee and, where applicable, Employee’s dependents to the extent such dependents were receiving such benefits prior to the termination of Employee’s employment, for the term of this one-year period after such termination, subject to the limitations described immediately above, all employee welfare benefit plans and programs or arrangements in which Employee was entitled to participate immediately prior to the termination, provided that his continued participation is possible under the general terms and provisions of such plans, programs or arrangements.

7.  Covenant Not to Disclose Confidential Information.  As a result of Employee’s employment by the Company, Employee has and will become acquainted with confidential and proprietary information of the Company and its subsidiaries, in whatever form, whether oral, written, or electronic including, but not limited to, manner of operation, manufacturing processes and know-how, plant design, customer names and representatives, customer files, customer lists, customer specifications and requirements, product recipes, product pricing, special customer matters, sales methods and techniques, merchandising concepts and plans, business plans, sources of supply and vendors, terms and conditions of business relationships with vendors, agents and brokers, promotional materials and information, financial matters, mergers, acquisitions, personnel matters and confidential processes, designs, formulas, ideas, plans, devices and materials and other similar matters that are kept confidential by the Company (any and all such information being referred to herein as “Confidential Information”).  The parties agree that the use of Confidential Information by Employee other than in furtherance of the business of the Company and its subsidiaries will seriously damage the business of the Company and its subsidiaries.  Accordingly, Employee agrees that he (individually or in concert with others) during or after the Term:

(a)  Shall not, directly or indirectly, use any Confidential Information for any purpose other than to benefit the Company and its subsidiaries, except with the prior written consent of the Company or as required by law;

(b)  Shall not, directly or indirectly, divulge, publish or otherwise reveal or allow to be revealed any Confidential Information to any individual or entity except with the prior written consent of the Company or as required by law;

(c)  Shall refrain from any action or conduct that might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of any Confidential Information; and

(d)  Shall have no rights to apply for, or to obtain any patent, copyright or other form of intellectual property protection regarding, any Confidential Information.

This restriction shall not apply to any Confidential Information that (i) becomes known generally to the public through no fault of Employee; (ii) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (iii) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (ii) and (iii), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate confidential treatment of the applicable Confidential Information.

8.  Covenant Not to Compete.

(a)  During the later to expire of the Term and five (5) years after the closing of the asset purchase under the Purchase Agreement, Employee shall not and shall not permit any of affiliates to, directly or indirectly (whether as a principal, proprietor, consultant, partner, lender, licensor, or holder of debt or equity securities or otherwise), engage, assist, or have any interest in any person, firm, corporation or other business entity (other than a publicly-held corporation of which they collectively hold less than 1% of the voting power) which is a Competitive Business in any part of the United States.  For purposes of this Agreement, “Competitive Business” means (i) manufacturing, marketing, selling, or distributing products that are the same or similar to products manufactured, marketed, sold, or distributed by the Company or Zartic, Inc. immediately prior to the closing of the transactions contemplated by the Purchase Agreement or at any time in the six (6) year period immediately preceding such closing, including, but not limited to, raw, partially cooked, or fully cooked beef, pork, poultry, vegetarian, or other protein or processed food products; and (ii) marketing or selling transportation services, logistic services, and truck brokerage or any other services sold or offered for sale by Zar Tran, Inc. immediately prior to the closing of the transactions contemplated by the Purchase Agreement or at any time in the six (6) years prior to such closing; provided, however that “Competitive Business” shall not include any restaurant or other similar establishment that serves prepared food directly to consumers on a retail basis in the State of Georgia.

(b)  During the later to expire of the Term and five (5) years after the closing of the asset purchase under the Purchase Agreement, Employee shall not, nor shall he permit any of his affiliates to, directly or indirectly, solicit, induce or influence any employee of the Company or any of its subsidiaries to leave the employment of the Company or such subsidiary.

(c)  Employee has carefully read and considered the provisions of this Agreement in consultation with attorneys of his choice and agrees that the restrictions set forth herein are fair and reasonably required for the protection of the Company and its subsidiaries and are legally binding and enforceable and the enforcement thereof will not impair Employee’s ability to earn a livelihood.  It is the intention of the parties that the provisions of this Section 8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, to the extent that the restrictions on competition hereunder are adjudicated to be invalid or unenforceable in any jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provisions to the extent necessary to render such provisions enforceable to the maximum extent permitted by applicable law, such limited form to apply only with respect to the enforceability of this Section in the particular jurisdiction in which such adjudication is made.

(d)  Any failure by Employee or any of his affiliates to comply with the terms of this Section 8 may cause irreparable damages to the Company or its subsidiaries.  Accordingly, in the event of a breach of any provision of this Section 8, the Company shall have the immediate right to secure an order enjoining such breach, without posting bond, in addition to any of the other remedies which may be available at law or in equity.

9.  Notices.  Any notice under this Agreement shall be deemed sufficiently given if in writing and either personally delivered or sent by registered, certified, or first class mail, postage prepaid, addressed to the party at the address set forth below, or at such other address as the party subsequently may designate by notice given in accordance with this section:

If to Employee, to:              Jeffrey J. Mauer

                                            [insert]

With a required copy to:     Womble Carlyle Sandridge & Rice, PLLC

      1201 West Peachtree Street

      One Atlantic Center

      Suite 3500

      Atlanta, GA 30309

      Attn:  G. Donald Johnson, Esq.

      Fax: (404) 870-4878

If to the Company, to:	Pierre Foods, Inc.
9990 Princeton Road
Cincinnati, OH 45246
Attn: Joseph W. Meyers
Fax: (513) 682-1330

With a required copy to:	Thompson Hine LLP
2000 Courthouse Plaza N.E.
Dayton, Ohio 45401-8801
Attn: Linn S. Harson, Esq.
Fax: (937) 443-6635

10.  Amendment; Waiver.  No modification, amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by both of the parties hereto.  A waiver of any provision of this Agreement shall be effective only in the specific instance and for the particular purpose for which it was given.  No failure to exercise, and no delay in exercising, any right or power under this Agreement shall operate as a waiver of such right or power.

11.  Assignment.  Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.  Any assignment in violation of this provision shall be void.

12.  Confidentiality; Covenant Not to Disparage.  Each party covenants and agrees with the other not to disclose the existence of the terms of this Agreement to any person at any time for any purpose, except that (a) either party may make such disclosures confidentially to such party’s lawyers and accountants in connection with the rendition of their professional services or as otherwise required by law; and (b) the Company may make such disclosures as it deems to be required by applicable securities laws.  Each party covenants and agrees with the other not to disparage the reputation of the other.

13.  Withholding.  All payments made under this Agreement shall be reduced by (a) the amount of any income, unemployment, withholding, social security or other taxes which the Company may be required to deduct by applicable law, and (b) any amounts authorized by Employee to be withheld.

14.  Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to Employee’s employment by the Company and supersedes all prior agreements and understandings, oral or written, with respect to such employment.

15.  Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, as applicable to agreements executed and entirely performed in such state.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

PIERRE FOODS, INC.

By
Joseph W. Meyers
Vice President, Finance

JEFFREY J. MAUER

SCHEDULE I

EXHIBIT A

Effective Date:
Employee Signature:
Manager Signature:

PIERRE FOODS, INC.

FISCAL 2007 EXECUTIVE INCENTIVE COMPENSATION PLAN

VICE PRESDENTS
100% INTERNAL BUDGET PLAN
UNLIMITED POTENTIAL

PARTICIPANT:	JEFF MAUER

INTERNAL BUDGET TARGET:	100% of Salary Paid
MAXIMUM BONUS:	Unlimited
DRIVER:	Pierre Company Earnings Before Interest, Taxes, Depreciation and Amortization (Company EBITDA)

Executive Incentive Compensation Plan Summary

The Fiscal 2007 Executive Incentive Compensation Plan is a performance based annual plan with quarterly partial interim bonus payments.  This Summary is issued subject to the terms and conditions of the Plan, a copy of which is attached hereto and made a part hereof.

To be eligible for the annual bonus, the employee must be employed by Pierre through the completion of Fiscal 2007.  Employees hired during the fiscal year are eligible for bonus beginning the first full quarter they are employed by the Company.  Payments are not made to employees for quarters of partial employment.

The internal budget target and maximum bonus is based on the above percentages applied to the annual salary effective at the beginning of the fiscal year, or March 5, 2006.

Bonus will be paid as follows:

Quarterly partial interim payments are based on period-to-date actual Company EBITDA plus remainder of the year projected Company EBITDA.  Quarterly interim payments are prorated based on the number of fiscal quarters completed and are paid at 75% of the quarterly estimated bonus.  The remainder calculated under the annual plan will be paid following the audit and filing of the Company’s annual financial statements with the SEC.

See attached Schedule I for payment schedule.